Exhibit 2.2

EXECUTION VERSION

SHARE PURCHASE AGREEMENT

by and among

PPL ENERGY HOLDINGS, LLC,

PPL CORPORATION

(solely with respect to Section 4.10 and Section 6.14)

and

NATIONAL GRID USA

Dated as of March 17, 2021

i

ANNEXES

Annex A	Defined Terms
Annex B	Knowledge of Pluto
Annex C	Knowledge of Newquay

EXHIBITS

Exhibit A	Transition Services Agreement

SCHEDULES

Schedule 2.2	Rover Applicable Accounting Principles

v

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT is entered into as of March 17, 2021, by and among PPL Energy Holdings, LLC, a Delaware limited liability company (“Pluto”), National Grid USA, a Delaware corporation (“Newquay,” and together with Pluto, the “Parties”) and, solely with respect to Section 4.10 and Section 6.14, PPL Corporation, a Pennsylvania corporation (“Pluto Topco”). Capitalized terms herein have their respective meanings set forth in Annex A hereto.

RECITALS

WHEREAS, Newquay owns 100% of the outstanding shares of common stock, par value $50.00 per share, in The Narragansett Electric Company, a Rhode Island corporation (“Rover” and such equity interests, the “Rover Equity Interest”);

WHEREAS, upon the terms and subject to the conditions set forth herein, Newquay desires to sell to Pluto, and Pluto desires to purchase from Newquay, 100% of the Rover Equity Interest;

WHEREAS, in furtherance of the foregoing and upon the terms and subject to the conditions set forth herein, Newquay shall sell to Pluto, and Pluto shall purchase from Newquay, the Rover Equity Interest in exchange for the consideration provided for herein; and

WHEREAS, Pluto and Newquay (or one or more of their respective wholly owned Subsidiaries) shall enter into the Transition Services Agreement as of the Closing.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:

ARTICLE I

SALE AND PURCHASE

Section 1.1 Sale and Purchase. Upon the terms and subject to the conditions of this Agreement, at the Closing, Newquay shall sell, assign, transfer and convey to Pluto, and Pluto shall purchase, acquire and accept from Newquay, all of the Rover Equity Interest, free and clear of all Liens (other than Permitted Equity Liens).

Section 1.2 Purchase Price. Subject to adjustment pursuant to Section 3.2, upon the terms and subject to the conditions of this Agreement, at the Closing Pluto shall pay to Newquay a payment, in cash by wire transfer of same day immediately available funds, in the amount of (i) $3,770,000,000, plus (ii) the Rover Adjustment Amount (which Rover Adjustment Amount, for the avoidance of doubt, may be positive or negative) as calculated using the Rover Estimated Closing Statement (and amounts calculated therefrom).

ARTICLE II

THE CLOSING

Section 2.1 Closing. The closing of the transactions provided for in this Agreement with respect to the sale and purchase of the Rover Equity Interest (the “Closing”) shall take place (a) at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 1440 New York Avenue N.W., Washington, DC 20005 (or remotely via the electronic exchange of executed documents) at 9:00 a.m., New York City time, on the fifth (5th) Business Day following the date on which the last of the conditions required to be satisfied or waived pursuant to Article VII is either satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver thereof), or (b) at such other place, time or date as the Parties shall agree upon in writing. The date on which the Closing is to occur is referred to herein as the “Closing Date.” The Closing shall be deemed to occur and be effective at 12:01 a.m., New York City time, on the Closing Date (the “Effective Time”).

Section 2.2 Estimated Closing Statements.

(a) (i) Newquay shall prepare, or cause to be prepared, and deliver, or cause to be delivered, to Pluto at least four (4) Business Days prior to the Closing Date, a statement (the “Rover Estimated Closing Statement”) prepared in accordance with Section 2.2(a)(ii) setting forth the estimated amounts of (A) Rover Closing Net Indebtedness, (B) Rover Closing Net Working Capital and (C) the Rover Adjustment Amount, determined as of the anticipated Effective Time (without giving effect to the transactions contemplated hereby) (the “Rover Adjustment Items”).

(ii) Newquay shall, in good faith and at Newquay’s expense, prepare, or cause to be prepared, the Rover Estimated Closing Statement on a basis consistent with the Rover Applicable Accounting Principles. Newquay shall give, and shall use its reasonable best efforts to cause its Representatives to give, Pluto and its Representatives reasonable access to such books, records and personnel of Rover (including the work papers of Newquay and its accountants relating to the preparation of the Rover Estimated Closing Statement and such calculations based thereon) as may be necessary to enable Pluto and its Representatives to review the Rover Estimated Closing Statement and such calculations based thereon prior to the Closing.

(b) Prior to the Closing, Newquay and Pluto in good faith shall seek to resolve any differences that they may have with respect to the computation of any of the items in the Rover Estimated Closing Statement, and such statement shall be updated accordingly prior to the Closing; provided that to the extent the Parties are unable to resolve such differences prior to the Closing, the amounts reflected in the Rover Estimated Closing Statement with respect to any such disputed item shall be used for purposes of calculating the Rover Adjustment Amount for purposes of the Closing.

Section 2.3 Pluto Deliveries at Closing. At the Closing, Pluto shall deliver, or cause to be delivered, to Newquay:

(a) a duly executed counterpart to the Transition Services Agreement on behalf of Pluto;

(b) the officer’s certificate required pursuant to Section 7.2(c);

(c) properly executed and mutually agreed upon Forms 8023;

(d) copies (or other evidence) of all valid approvals or authorizations of, filings or registrations with, or notifications to, all Governmental Authorities required to be obtained, filed or made by Pluto in satisfaction of Section 7.1(b); and

(e) all such additional instruments, documents and certificates provided for by this Agreement or as may reasonably be requested by Newquay in order to consummate the Transactions.

Section 2.4 Newquay Deliveries at Closing. At the Closing, Newquay shall deliver, or cause to be delivered, to Pluto:

(a) stock certificates (or similar evidence) representing the Rover Equity Interest, duly endorsed in blank or with stock powers executed in proper form for transfer, and with any required stock transfer stamps affixed thereto;

(b) a duly executed counterpart to the Transition Services Agreement on behalf of Newquay;

(c) the resignations, in a form reasonably satisfactory to Pluto, of the officers and directors of Rover designated by Pluto in writing at least four (4) Business Days prior to the Closing Date;

(d) the officer’s certificate required pursuant to Section 7.3(d);

(e) a complete and duly executed IRS Form W-9 from Newquay;

(f) properly executed and mutually agreed upon Forms 8023;

(g) copies (or other evidence) of all valid approvals or authorizations of, filings or registrations with, or notifications to, all Governmental Authorities required to be obtained, filed or made by Newquay in satisfaction of Section 7.1(b); and

(h) all such additional instruments, documents and certificates provided for by this Agreement or as may reasonably be requested by Pluto in order to consummate the Transactions.

Section 2.5 Proceedings at Closing. All proceedings to be taken, and all documents to be executed and delivered by the Parties, at the Closing shall be deemed to have been taken and executed simultaneously, and, except as permitted hereunder, no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

Section 2.6 Withholding Rights. Notwithstanding any other provision in this Agreement to the contrary, each of Newquay and Pluto (and its respective Affiliates or agents) shall be entitled to deduct and withhold from all amounts payable pursuant to this Agreement such amounts as are required to be deducted and withheld under the Code or any other provision of applicable Requirement of Law; provided, however, that if Newquay or Pluto or anyone acting on its respective behalf believes that any withholding is required with respect to any amounts payable under this Agreement, such Person shall, at least five (5) Business Days prior to the Closing Date or, if different, the date such payment will be made, provide the applicable payee with written notice of the intention to withhold and the opportunity for such payee to provide any statement, form or other documentation that would reduce or eliminate the requirement to withhold. Each of Newquay and Pluto (and its respective Affiliates) shall reasonably cooperate with the other party to reduce and mitigate any withholding Taxes under applicable Requirement of Law. To the extent that amounts are so deducted and withheld pursuant to this Section 2.6, such amounts (i) shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made and (ii) shall be timely remitted to the appropriate Governmental Authority. For the avoidance of doubt, this Section 2.6 shall not apply to Transfer Taxes. Each Party acknowledges and agrees that as of the date of this Agreement, such Party does not believe that any deduction or withholding of any amounts payable pursuant to this Agreement is required.

ARTICLE III

POST-CLOSING ADJUSTMENTS

Section 3.1 Rover Final Closing Statement.

(a) (i) Not later than ninety (90) days after the Closing Date or such other time as is mutually agreed by the Parties, Newquay shall prepare, or cause to be prepared, and deliver, or cause to be delivered, to Pluto a written statement setting forth a calculation in reasonable detail of the Rover Adjustment Items (the “Rover Final Closing Statement”), determined as of the Effective Time (and without giving effect to the transactions contemplated hereby). The Rover Final Closing Statement shall be prepared on a basis consistent with the Rover Applicable Accounting Principles.

(ii) From and after the Closing, in connection with the preparation and delivery of the Rover Final Closing Statement and related calculations as set forth therein and during the period of any dispute contemplated by this Section 3.1, Newquay shall, and shall cause its Representatives to, and Pluto shall, and shall cause Rover and its respective Representatives to, (A) provide the other Party and its Representatives with reasonable access to the relevant books and records, facilities and employees and (B) cooperate in good faith with the other Party and its Representatives, including by providing on a timely basis all information reasonably necessary in or reasonably related to the preparation of the Rover Final Closing Statement and calculations as set forth therein.

(b) Within 45 days following its receipt of the Rover Final Closing Statement, Pluto shall deliver to Newquay either (i) its agreement as to the calculation of the Rover Adjustment Items as set forth therein or (ii) a written dispute notice, specifying in reasonable detail the nature of its dispute of the calculation of the Rover Adjustment Items as set forth therein; provided that Pluto may dispute the calculation of the Rover Adjustment Items as set forth in the Rover Final Closing Statement only on the basis that such calculation was not made in accordance with the Rover Applicable Accounting Principles, or on the basis of arithmetic error. During the 30 days after the delivery of a dispute notice to Newquay, Newquay and Pluto shall attempt in good faith to resolve any such dispute and finally determine the amounts, as applicable, of the Rover Adjustment Items as set forth in the Rover Final Closing Statement. If at the end of such 30-day period, Newquay and Pluto have failed to reach agreement with respect to such dispute, the matter shall be submitted to KPMG, or, if such firm is unwilling to act, such other internationally recognized accounting firm that is not the principal independent auditor for either Pluto or Newquay and is otherwise neutral and impartial and mutually agreed upon by Pluto and Newquay, provided, however, that if Pluto and Newquay are unable to select such other accounting firm within 45 days after delivery of a dispute notice to Newquay, either Party may request the American Arbitration Association to appoint, within 20 Business Days from the date of such request, an independent accounting firm meeting the requirements set forth above. The accounting firm so selected shall be referred to herein as the “Accountant.” The Accountant, as an expert and not as an arbitrator, shall resolve the disputed portions of the calculation of the Rover Adjustment Items as set forth in the Rover Final Closing Statement in accordance with the terms and conditions of this Agreement. In making such determination, the Accountant may only consider those items and amounts as to which Newquay and Pluto have disagreed within the time periods and on the terms specified above and must resolve the matter in accordance with the terms and provisions of this Agreement; provided that the determination of the Accountant will neither be more favorable to Newquay than reflected in the Rover Final Closing Statement nor more favorable to Pluto than reflected in Pluto’s dispute notice. The Accountant shall deliver to Pluto and Newquay, as promptly as practicable after its appointment (and in no event later than 60 days), a written report setting forth the resolution of each disputed matter and its determination of the amounts of the Rover Adjustment Items as set forth in the Rover Final Closing Statement as determined in accordance with the terms of this Agreement. Such report shall be final and binding upon the Parties to the fullest extent permitted under Requirements of Law and may be enforced in any court having jurisdiction. Each of Newquay and Pluto shall bear all the fees and costs incurred by it in connection with the Accountant’s resolution of any disputed items pursuant to this Section 3.1(b), except that all fees and expenses relating to the foregoing work by the Accountant shall be borne by Newquay and Pluto in inverse proportion as they may prevail on the matters resolved by the Accountant, which proportionate allocation will also be determined by the Accountant and be included in the Accountant’s written report.

(c) Each Party shall make available to the other Party its (and shall use its reasonable best efforts to cause its accountants to make available their) work papers, schedules and other supporting data as may reasonably be requested by such Party to enable such Party to verify the calculations of the Rover Adjustment Items as set forth in the Rover Final Closing Statement, subject to customary confidentiality and indemnity agreements.

Section 3.2 Post-Closing Payment. On the second Business Day after the later of (x) the date Newquay and Pluto agree to the calculations of the Rover Adjustment Items as set forth in the Rover Final Closing Statement and the Rover Adjustment Amount and (y) if Newquay and Pluto are unable to agree on such calculations of the Rover Adjustment Items or the Rover Adjustment Amount, the date that Newquay and Pluto receive notice from the Accountant of the final determination of the amount(s) being so disputed,

(a) in the event that the Rover Adjustment Amount as calculated using the Rover Final Closing Statement (and amounts calculated therefrom) is greater than the Rover Adjustment Amount as calculated using the Rover Estimated Closing Statement (and amounts calculated therefrom), Pluto shall pay, or cause to be paid, in cash by wire transfer of same day immediately available funds to Newquay an amount equal to such excess; and

(b) in the event that the Rover Adjustment Amount as calculated using the Rover Final Closing Statement (and amounts calculated therefrom) is less than the Rover Adjustment Amount as calculated using the Rover Estimated Closing Statement (and amounts calculated therefrom), Newquay shall pay, or cause to be paid, in cash by wire transfer of same day immediately available funds to Pluto an amount equal to such difference.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PLUTO AND PLUTO TOPCO

Each of Pluto and, solely with respect to Section 4.10, Pluto Topco, hereby represents and warrants to Newquay as of the date hereof and as of the Closing that:

Section 4.1 Organization and Good Standing. Pluto is a legal entity duly organized, validly existing and in good standing under the Requirements of Law of its jurisdiction of organization and has all requisite power and authority to own, operate and lease its assets and to carry on its business as currently conducted. Pluto is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, operation or leasing of its assets or the conduct of its business as currently conducted requires such qualification, except for those jurisdictions where the failure to be so qualified or to be in good standing, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Pluto’s ability to perform its obligations under this Agreement or to consummate the Transactions. Pluto has made available to Newquay true and complete copies of the Charter Documents of Pluto.

Section 4.2 Authorization; Binding Obligations. Each of Pluto and each of its Subsidiaries that is party to the Transition Services Agreement has all necessary power and authority to make, execute and deliver this Agreement and the Transition Services Agreement, as applicable, and to perform all of its obligations to be performed by it under this Agreement and the Transition Services Agreement, as applicable. The making, execution, delivery and performance by Pluto and each of its applicable Subsidiaries of this Agreement and the Transition Services Agreement and the consummation by them of the Transactions have been duly and validly authorized by all necessary corporate action on the part of Pluto and each such Subsidiary. This Agreement has been, and, as of the Closing Date, the Transition Services Agreement will be, duly and validly executed and delivered by Pluto and each such Subsidiary, as the case may be, and assuming the due authorization, execution and delivery by Newquay and each of its applicable Subsidiaries that is a party thereto, this Agreement constitutes, and, as of the Closing Date, the Transition Services Agreement will constitute, the valid, legal and binding obligation of Pluto and each of its applicable Subsidiaries that is a party thereto, enforceable against it in accordance with its terms, except (i) as the enforceability hereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Requirements of Law, now or hereafter in effect, relating to or affecting the rights of creditors generally and (ii) the availability of specific remedies (including specific performance and injunctive or other forms of equitable relief) may be limited by legal and equitable principles of general applicability (clauses (i) and (ii), the “Enforceability Exceptions”).

Section 4.3 No Conflicts. The execution and delivery of this Agreement by Pluto does not, and the performance by Pluto of its obligations hereunder, the execution and delivery of the Transition Services Agreement by Pluto and each of its applicable Subsidiaries that is party thereto, the performance by Pluto and each such Subsidiary of its obligations thereunder, and the consummation of the Transactions will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any Person any right of payment or reimbursement, termination, revocation, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of Pluto or any applicable Subsidiary under, any of the terms, conditions or provisions of (a) the Charter Documents of Pluto or such Subsidiary, (b) subject to the taking of the actions described in Section 4.4 by Pluto, any Requirements of Law applicable to Pluto or any such Subsidiary or any of their respective assets or properties, or (c) any Contract, Permit or other instrument to which Pluto or any such Subsidiary is a party or by which it or any of their respective assets or properties is bound, excluding from the foregoing clauses (b) and (c) such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Pluto’s or such Subsidiaries’ ability to perform their obligations under this Agreement or the Transition Services Agreement or to consummate the Transactions.

Section 4.4 Pluto Required Statutory Approvals. Except for (a) compliance with, and filings under, the HSR Act and the rules and regulations thereunder, (b) FERC authorization under Section 203 of the Federal Power Act and (c) Rhode Island Division of Public Utilities and Carriers (the “Rhode Island Division”) authorization under Chapter 39-3 of the Rhode Island General Laws (the “Rhode Island Approval”) (the items set forth above in clauses (a) through (c) collectively, the “ Pluto Required Statutory Approvals”), or to the extent required under the Communications Act of 1934 (the “Communications Act”), or applicable rules and regulations promulgated thereunder (together with the Communications Act, the “Communications Laws”), no notification, filing or registration, consent, approval, declaration, Permit or authorization to, by or from any Governmental Authority is necessary or required in connection with the execution and delivery of this Agreement or the Transition Services Agreement by Pluto or each applicable Subsidiary that is party thereto, the performance by Pluto or such Subsidiaries of their respective obligations hereunder or thereunder or the consummation of the Transactions by Pluto or such Subsidiaries, other than such items that the failure to make or obtain, as the case may be, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Pluto’s or such Subsidiaries’ ability to perform their obligations under this Agreement or the Transition Services Agreement or to consummate the Transactions.

Section 4.5 No Pluto Shareowner Vote. No vote or other action of the shareowners of Pluto Topco is required pursuant to any Requirement of Law, the Charter Documents of Pluto Topco or otherwise in order for Pluto to consummate the Transactions.

Section 4.6 Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Pluto, except J.P. Morgan Securities LLC whose fees and expenses will be the sole responsibility of Pluto.

Section 4.7 Pluto Financing. Assuming the Island Sale has been consummated, Pluto has sufficient cash, credit facilities or other financing sources available, and will have sufficient cash available at the Closing to make the cash payment contemplated by Section 1.2 and to pay all related fees and expenses, in each case in United States dollars, and otherwise to effect the Transactions. Notwithstanding anything contained in this Agreement to the contrary, Pluto expressly acknowledges that its obligations hereunder are not conditioned in any manner upon Pluto or any of its Affiliates obtaining any financing.

Section 4.8 Legal Proceedings. (a) There are no pending or, to the Knowledge of Pluto, threatened, actions, suits, arbitrations or proceedings by or before any Governmental Authority against or involving Pluto or any of its assets and properties, nor to the Knowledge of Pluto are there any Governmental Authority investigations, inquiries or audits pending or threatened against or involving Pluto or any of its assets and properties, that, in each case, individually or in the aggregate, would reasonably be expected to (i) prevent, materially impair or materially delay the consummation of the Transactions or (ii) have a material adverse effect on Pluto’s ability to perform its obligations under this Agreement or the Transition Services Agreement or to consummate the Transactions and (b) there are no judgments, injunctions, writs, orders or decrees of any Governmental Authority binding or, to the Knowledge of Pluto, threatened to be imposed upon Pluto that, individually or in the aggregate, would reasonably be expected to (i) prevent, materially impair or materially delay the consummation of the Transactions or (ii) have a material adverse effect on Pluto’s ability to perform its obligations under this Agreement or the Transition Services Agreement or to consummate the Transactions.

Section 4.9 Securities Act. The Rover Equity Interests are being acquired for investment only and not with a view to any public distribution thereof, and neither Pluto nor any Affiliate of Pluto shall offer to sell or otherwise dispose of the Rover Equity Interests so acquired by it in violation of any of the registration requirements of the United States Securities Act of 1933, as amended.

Section 4.10 Pluto Topco.

(a) Pluto Topco is a legal entity duly organized, validly existing and in good standing under the Requirements of Law of its jurisdiction of organization and has all necessary power and authority to make, execute and deliver this Agreement and to perform all of its obligations to be performed by it under this Agreement.

(b) The making, execution, delivery and performance by Pluto Topco of this Agreement and performance by Pluto Topco of its covenants and agreements under this Agreement have been duly and validly authorized by all necessary corporate action on the part of Pluto Topco. This Agreement has been duly and validly executed and delivered by Pluto Topco and constitutes the valid, legal and binding obligation of Pluto Topco, enforceable against it in accordance with its terms, subject to the Enforceability Exceptions.

(c) None of the execution, delivery and performance of this Agreement by Pluto Topco will (i) violate, conflict with or result in a breach of the Charter Documents of Pluto Topco, (ii) violate, conflict with or result in the breach of any Requirements of Law applicable to Pluto Topco or its assets or properties, or (iii) (A) require any notification, filing or registration, consent, approval, declaration, Permit or authorization to, by, with or from any Person, or (B) violate, result in any breach of or, with or without notice or lapse of time or both, constitute a default or give rise to any right of termination, cancellation, suspension, revocation, amendment, modification or acceleration of, or result in the creation or imposition of a Lien on any asset, property or business of Pluto Topco under, any Contract, Permit or other instrument or arrangement to which Pluto Topco is a party or by which Pluto Topco or its properties or assets are bound, except, in the case of the foregoing clauses (ii) and (iii), as, individually or in the aggregate, has not and would not reasonably be expected to prevent or materially impair Pluto Topco’s ability to perform its obligations under this Agreement.

Section 4.11 No Other Representations. Pluto acknowledges and agrees that, except for the representations and warranties contained in this Agreement, neither Newquay nor any of its Affiliates nor their respective Representatives, nor any other Person, makes, or shall be deemed to make, any representation or warranty to Pluto, express or implied, at law or in equity, on behalf of Newquay, and Newquay hereby excludes and disclaims any such representation or warranty, notwithstanding the delivery or disclosure to Pluto or any of its Affiliates or their respective Representatives or any other Person of any documentation or other information. In connection with Pluto’s investigation of the Rover Business, Newquay has delivered, or made available to Pluto and its Representatives, certain projections and other forecasts relating to the Rover Business and certain business plan information of the Rover Business. Pluto acknowledges that there are uncertainties inherent in attempting to make such projections and other forecasts and plans and accordingly is not relying on them, that Pluto is familiar with such uncertainties, that Pluto is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections and other forecasts and plans so furnished to them, and that Pluto and its Representatives shall have no claim against any Person with respect thereto. Accordingly, Pluto acknowledges and agrees that neither Newquay nor any of its Representatives has made any representation or warranty with respect to such projections and other forecasts and plans. Pluto represents and warrants that it has not relied upon, and is not relying upon, any representation or warranty made by Newquay or any of its Affiliates or their respective Representatives in executing, delivering and performing this Agreement or in consummating the Transactions, except for the representations and warranties contained in this Agreement. Pluto acknowledges that it has conducted to its reasonable satisfaction an independent investigation of the financial condition, liabilities, results of operations and projected operations of the Rover Business and the nature and condition of the properties, assets and businesses of Rover and, in making the determination to proceed with the Transactions, has relied on the results of its own independent investigation and the representations and warranties contained in this Agreement. Nothing in this Section 4.11 shall be deemed to disclaim or waive any claims of, or causes of action arising from, representations or warranties made by the Parties or their respective Affiliates under any other agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF NEWQUAY

Newquay hereby represents and warrants to Pluto as of the date hereof and as of the Closing that, except as set forth in the corresponding section of the Newquay Disclosure Schedule (with any disclosure in a section of the Newquay Disclosure Schedule being deemed and understood to be disclosure in each other section of the Newquay Disclosure Schedule to which the applicability of the disclosure is reasonably apparent on its face, notwithstanding reference to a specific section):

Section 5.1 Organization and Good Standing . Each of Newquay and Rover is a legal entity duly organized, validly existing and (where applicable) in good standing under the Requirements of Law of its jurisdiction of organization and has all requisite power and authority to own, operate and lease its assets and to carry on its business as currently conducted. Each of Newquay and Rover is duly qualified to do business and is in good standing (where applicable) as a foreign corporation in each jurisdiction where the ownership, operation or leasing of its assets or the conduct of its business as currently conducted requires such qualification, except for those jurisdictions where the failure to be so qualified or to be in good standing, individually or in the aggregate, would not reasonably be expected to have a Rover Material Adverse Effect or, with respect to Newquay, to have a material adverse effect on Newquay’s ability to perform its obligations under this Agreement or to consummate the Transactions. Newquay has made available to Pluto true and complete copies of the Charter Documents of Newquay and Rover.

Section 5.2 Authorization; Binding Obligations. Each of Newquay and each of its Subsidiaries that is party to the Transition Services Agreement has all necessary power and authority to make, execute and deliver this Agreement and the Transition Services Agreement, as applicable, and to perform all of the obligations to be performed by it under this Agreement and the Transition Services Agreement, as applicable. The making, execution, delivery and performance by Newquay and each of its applicable Subsidiaries of this Agreement and the Transition Services Agreement and the consummation by them of the Transactions have been duly and validly authorized by all necessary corporate action on the part of Newquay and each such Subsidiary. The board of directors of Newquay has approved the Transactions, and no other corporate proceedings on the part of Newquay or its shareholders are necessary or required to authorize the execution, delivery and performance of this Agreement by Newquay and the consummation by Newquay of the Transactions. This Agreement has been, and, as of the Closing Date, the Transition Services Agreement will be, duly and validly executed and delivered by Newquay and each such Subsidiary, as the case may be, and assuming the due authorization, execution and delivery by Pluto and each of its applicable Subsidiaries that is a party thereto, this Agreement constitutes, and, as of the Closing Date the Transition Services Agreement will constitute, the valid, legal and binding obligation of Newquay and each of its applicable Subsidiaries that is a party thereto, enforceable against them in accordance with its terms, subject to the Enforceability Exceptions. No vote or other action of the shareholders of Newquay Topco, Newquay or Rover is required pursuant to any Requirement of Law, the Charter Documents of Newquay Topco, Newquay or Rover or otherwise in order for Newquay to consummate the Transactions.

Section 5.3 No Conflicts. The execution and delivery of this Agreement by Newquay does not, and the performance by Newquay of its obligations hereunder, the execution and delivery of the Transition Services Agreement by Newquay and each of its applicable Subsidiaries that is party thereto, and the performance by Newquay and each such Subsidiary of its obligations thereunder, and the consummation of the Transactions will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any Person any right of payment or reimbursement, termination, revocation, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of Newquay or such Subsidiary under, any of the terms, conditions or provisions of (a) the respective Charter Documents of Newquay or such Subsidiary, (b) subject to the taking of the actions described in Section 5.4 by Newquay, any Requirements of Law applicable to Newquay or any such Subsidiary or any of their respective assets or properties, or (c) any Contract, Permit or other instrument to which Newquay or any such Subsidiary is a party or by which it or any of their respective assets or properties is bound, excluding from the foregoing clauses (b) and (c) such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Rover Material Adverse Effect or to have a material adverse effect on Newquay’s or such Subsidiaries’ ability to perform their obligations under this Agreement or the Transition Services Agreement or to consummate the Transactions.

Section 5.4 Newquay Required Statutory Approvals. Except for (a) compliance with, and filings under, the HSR Act and the rules and regulations thereunder, (b) FERC authorization under Section 203 of the Federal Power Act, (c) Rhode Island Approval and (d) Massachusetts Department of Public Utilities authorization under Chapter 164, Section 96 of the Massachusetts General Laws (the “Massachusetts Approval”) (the items set forth above in clauses (a) through (d) collectively, the “Newquay Required Statutory Approvals”, and together with the Pluto Required Statutory Approvals, the “Required Statutory Approvals”), or to the extent required under the Communications Laws, no notification, filing or registration, consent, approval, declaration, Permit or authorization to, by or from any Governmental Authority is necessary or required in connection with the execution and delivery of this Agreement or the Transition Services Agreement by Newquay or each applicable Subsidiary that is party thereto, the performance by Newquay or such Subsidiaries of their obligations hereunder or thereunder or the consummation of the Transactions by Newquay or such Subsidiaries, other than such items that the failure to make or obtain, as the case may be, individually or in the aggregate, would not reasonably be expected to (i) prevent, materially impair or materially delay the consummation of the Transactions, (ii) have a Rover Material Adverse Effect or (iii) have a material adverse effect on Newquay’s or such Subsidiaries’ ability to perform their obligations under this Agreement or the Transition Services Agreement or to consummate the Transactions.

Section 5.5 Rover; Other Interests.

(a) The authorized capital stock of Rover consists of 1,132,487 shares of common stock, par value $50.00 per share (the “Rover Common Stock”), of which 1,132,487 shares are issued and outstanding, and 350,000 shares of cumulative preferred stock, par value $50.00 per share (the “Rover Preferred Stock”), of which 49,089 shares are issued and outstanding. All shares of Rover Common Stock and Rover Preferred Stock are duly authorized, validly issued, paid and non-assessable. Newquay is the legal and beneficial owner, directly or indirectly, of all of the outstanding shares of Rover Common Stock, free and clear of all liens (other than Permitted Equity Liens).

(b) Except for Equity Securities acquired after the date of this Agreement without violating any covenant or agreement set forth herein, Rover does not own, directly or indirectly, Equity Securities of any Person.

(c) There are no outstanding Contracts obligating Rover to acquire Equity Securities of any Person. Neither Newquay nor any of its Subsidiaries is a party to any Contract that obligates Newquay or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Equity Securities of Rover.

(d) There are no outstanding subscriptions, options, warrants, rights (including stock appreciation rights), preemptive rights or other Contracts, commitments, understandings or arrangements, including any right of conversion or exchange under any outstanding security, instrument or Contract, obligating Rover to (i) issue or sell any Equity Securities of Rover, (ii) grant, extend or enter into any option with respect thereto, (iii) redeem or otherwise acquire any such Equity Securities, or (iv) provide any amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Person (including any of their respective Subsidiaries).

(e) There are no voting trusts, proxies or other Contracts, commitments, understandings, restrictions or arrangements to which Newquay or any of its Affiliates is a party in favor of any Person with respect to the voting of or the right to participate in dividends or other earnings on any capital stock or other equity interests of Rover.

(f) Assuming that the Consents set forth in Section 5.4 are duly obtained and any applicable waiting periods have expired or terminated, upon consummation of the Transactions (including the execution and delivery of the documents to be delivered at the Closing), at the Closing, Pluto (or one or more of its wholly owned Subsidiaries) shall be vested with good and marketable title in and to the Rover Equity Interest, free and clear of all Liens (other than Permitted Equity Liens).

Section 5.6 Absence of Certain Changes.

(a) Since December 31, 2020 through the date of this Agreement, (i) Rover has conducted its businesses in the ordinary course of business in all material respects and (ii) there has not been any Change that, individually or in the aggregate, has had or would reasonably be expected to have a Rover Material Adverse Effect.

(b) Since December 31, 2020 through the date of this Agreement, no action has been taken with respect to Rover which, if taken after the date of this Agreement and prior to the Closing, would constitute a violation of Sections 6.1(b)(i), (ii)(A) – (C), (iii), (iv), (v), (viii), (ix) or (xiv).

Section 5.7 Undisclosed Liabilities. Rover does not have any Liabilities that would be required to be recorded or reflected on a balance sheet of Rover prepared in accordance with GAAP, other than (a) Liabilities reflected or otherwise reserved against in the Rover Financial Statements, (b) Liabilities arising in the ordinary course of business since the date of the Rover Financial Statements, (c) Liabilities incurred in accordance with this Agreement or incurred in connection with the Transactions and (d) Liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a Rover Material Adverse Effect. Rover is not a party to, and does not have any commitment to become a party to, any “off balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

Section 5.8 Financial Statements; Utility Reports; Regulatory Status.

(a) Schedule 5.8(a) of the Newquay Disclosure Schedule sets forth true and complete copies of (i) an audited income statement for Rover for the 12 months ended March 31, 2020 (the “Rover Audited Income Statement”) and an unaudited income statement for Rover for the nine months ended December 31, 2020 (the “Rover Unaudited Income Statement”) and (ii) an audited balance sheet for Rover as of March 31, 2020 (the “Rover Audited Balance Sheet” and, together with the Rover Audited Income Statement, the “Rover Audited Financial Statements”), and an unaudited balance sheet for Rover as of December 31, 2020 (the “Rover Unaudited Balance Sheet” and, together with the Rover Unaudited Income Statement, the “Rover Unaudited Financial Statements”; the Rover Audited Financial Statements and the Rover Unaudited Financial Statements together being the “Rover Financial Statements”).

(b) The Rover Financial Statements (i) have been derived from the accounting books and records of Rover, (ii) comply as to form in all material respects with the applicable accounting requirements and were prepared in accordance with GAAP (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements), and (iii) fairly present in all material respects the financial position of Rover as of the respective dates thereof and the results of operations of Rover for the respective periods then ended (except as they may expressly disclose and subject, in the case of the Rover Unaudited Financial Statements, to the absence of footnotes therein and to normal, recurring year-end adjustments). The Rover Unaudited Financial Statements (except as they may expressly disclose and subject to the absence of footnotes therein and to normal, recurring year-end adjustments) were prepared using the same techniques and accounting policies as those adopted in preparing the Rover Audited Financial Statements. Rover’s system of internal controls over financial reporting is sufficient in all material respects to provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP.

(c) All filings required to be made by Rover since January 1, 2018, under (i) the Public Utility Holding Company Act of 2005, the Federal Power Act, the Natural Gas Act of 1938, the Natural Gas Policy Act of 1978, and the Communications Act of 1934 (in each case including all regulations promulgated thereunder) or (ii) Rhode Island Requirements of Law, have been filed on a timely basis (taking into account all applicable grace periods), with FERC, the Rover Utility Regulators or any other relevant Governmental Authority, as the case may be, including all forms, statements, reports, agreements (oral or written), undertakings, and all documents, exhibits, amendments and supplements appertaining thereto, including all rates, tariffs, franchises, service agreements and related documents, and all such filings complied, as of their respective dates, with all applicable requirements of the applicable statute and the rules and regulations thereunder, except for filings the failure of which to make or the failure of which to make in compliance with all applicable Requirements of Law, individually or in the aggregate, have not had and would not reasonably be expected to have a Rover Material Adverse Effect.

(d) Schedule 5.8(d) of the Newquay Disclosure Schedule sets forth, as of the date of this Agreement, (i) all filings requesting approval to implement a change in rates or charges in regulatory proceedings by Rover or on behalf of Rover by an Affiliate of Rover pending as of the date of this Agreement before the FERC or the Rover Utility Regulators and (ii) each other material proceeding pending as of the date of this Agreement before the FERC or the Rover Utility Regulators (other than those rate filings or other proceedings of a general or industry-wide nature that also affect other entities engaged in a business similar to that of Rover). All charges that have been made for service and all related fees have been charged in accordance with the terms and conditions of valid and effective tariffs or valid and enforceable agreements for non-tariff charges and are not subject to refund, except for failures to have made such charges or charged such fees that, individually or in the aggregate, have not had and would not reasonably be expected to have a Rover Material Adverse Effect.

(e) Rover is legally entitled to provide services in all areas (i) where it currently provides service to its customers, and (ii) as identified in its respective licenses and authorizations, except for failures to be so entitled that, individually or in the aggregate, have not had and would not reasonably be expected to have a Rover Material Adverse Effect.

(f) Rover is regulated as a public utility under the Federal Power Act and under applicable Requirements of Law of the State of Rhode Island. Rover is not subject to regulation as a public utility by any state or province other than the State of Rhode Island.

Section 5.9 Legal Proceedings. There are no pending or, to the Knowledge of Newquay, threatened, actions, suits, arbitrations or proceedings by or before any Governmental Authority against or involving Rover or any of its assets and properties, nor to the Knowledge of Newquay are there any Governmental Authority investigations, inquiries or audits pending or threatened against or involving Rover or any of its assets and properties, that, in each case, (a) involves potential criminal penalties or (b) seeks injunctive relief, damages or other remedies or relief that individually or in the aggregate, have had or would reasonably be expected to have a Rover Material Adverse Effect or to have a material adverse effect on the ability of Newquay or any Subsidiary of Newquay that is party to the Transition Services Agreement to perform their obligations under this Agreement or the Transition Services Agreement or to consummate the Transactions. There are no judgments, injunctions, writs, orders or decrees of any Governmental Authority binding or, to the Knowledge of Newquay, threatened to be imposed upon (i) Rover, (ii) any other Affiliate of Newquay with respect to the Rover Business or (iii) the Rover Business, in each case, that seeks injunctive relief, damages or other remedies or relief that individually or in the aggregate, have had or would reasonably be expected to have a Rover Material Adverse Effect or to have a material adverse effect on the ability of Newquay or any Subsidiary of Newquay that is party to the Transition Services Agreement to perform their obligations under this Agreement or the Transition Services Agreement or to consummate the Transactions. There is no unsatisfied judgment (other than any such judgment subject to appeal) against Rover or any of its assets or the Rover Business, except as, individually or in the aggregate, have not had or would not reasonably be expected to have a Rover Material Adverse Effect. The provisions of this Section 5.9 do not relate to matters with respect to Environmental Claims, such matters being the subject of Section 5.15.

Section 5.10 Permits; Compliance with Law and Orders. Rover holds all permits, licenses, certificates, notices, franchises, authorizations, approvals and similar consents from Governmental Authorities (“Permits”) necessary or required for the lawful conduct of its business, except for failures to hold such Permits that, individually or in the aggregate, have not had and would not reasonably be expected to have a Rover Material Adverse Effect. Rover is, and since January 1, 2018 has been, in compliance with the terms of its Permits, except failures so to comply that, individually or in the aggregate, have not had, and would not reasonably be expected to have a Rover Material Adverse Effect. Newquay and Rover are not, and since January 1, 2018 have not been, in violation of or default under any Requirement of Law or order of any Governmental Authority, except for such violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Rover Material Adverse Effect or, with respect to Newquay, to have a material adverse effect on Newquay’s ability to perform its obligations under this Agreement or to consummate the Transactions. The provisions of this Section 5.10 do not relate to matters with respect to Environmental Permits and Environmental Laws, such matters being the subject of Section 5.15.

Section 5.11 Taxes.

(a) All income and other material Tax Returns with respect to Rover that are required to be filed by, or on behalf of, Rover have been duly and timely filed with the appropriate Governmental Authority, and all such Tax Returns are (and, except to the extent that amendments have been made with respect to a Tax Return or adjustments to items reported on a Tax Return have been made by a Governmental Authority, were when filed) true, complete and correct in all material respects.

(b) All material Taxes due and owing by Rover (whether or not shown on any Tax Return) have been fully and timely paid to the appropriate Governmental Authority.

(c) The most recent financial statements contained in the Rover Financial Statements reflect, in accordance with GAAP, an adequate reserve for all Taxes payable by Rover for all taxable periods through the date of such financial statements, and since such date, Rover has not incurred any Liability for Taxes outside the ordinary course of business.

(d) Rover (i) has timely paid, deducted, withheld and collected all material amounts required to be paid, deducted, withheld or collected by it with respect to any payment owing to, or received from, its employees, creditors, independent contractors, shareholders, customers and other third parties (and has timely paid over, or set aside in accounts for such purpose and reported, any amounts so withheld, deducted or collected to the appropriate Governmental Authority), and (ii) has otherwise complied in all material respects with all Requirements of Law relating to the payment, withholding, collection and remittance of Taxes (including information reporting Requirements of Law).

(e) There is no ongoing, pending or, to the Knowledge of Newquay, threatened audit, claim, assessment, levy, administrative or judicial proceeding with respect to any material Taxes or material Tax Return of Rover.

(f) Neither Newquay nor Rover has received written notice of any claim made by a Governmental Authority in a jurisdiction where Rover has not filed a Tax Return or paid Taxes of a particular type, that Rover is or may be subject to taxation by that jurisdiction, required to file Tax Returns in that jurisdiction or required to pay such Taxes, which claim has not been resolved.

(g) Schedule 5.11(g) of the Newquay Disclosure Schedule sets forth all state, local and non-U.S. jurisdictions in which Rover is or has been subject to Tax, and each type of Tax payable in such jurisdiction, during the three (3) most recent taxable years.

(h) No Governmental Authority has proposed, asserted or assessed any deficiency with respect to any material Taxes against Rover (and that has not been fully paid or finally settled) with respect to any taxable period for which the period of assessment or collection remains open.

(i) There are no outstanding applications, written agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against Rover, and no power of attorney has been granted by or with respect to Rover outside the ordinary course with respect to any matters relating to Taxes that is currently in force.

(j) Rover (i) as of the Closing Date, is not a party to, or bound by, nor has any obligation under, any agreement providing for the allocation, indemnification or sharing of Taxes (other than such agreements with customers, vendors, lessors or the like entered into in the ordinary course of business and that are not primarily concerning Taxes), (ii) is not as of the Closing Date, and was not during any Taxable period for which the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against Rover is open as of the Closing Date, a member of an affiliated, consolidated, combined, unitary or similar Tax group (or similar state, local or non-U.S. Tax group) (other than the group the common parent of which is National Grid North America Inc. (formerly known as National Grid Holdings Inc.)) and (iii) has no liability for the Taxes of any Person under U.S. Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Requirement of Law), or as a transferee or successor.

(k) There are no Liens for material Taxes (other than Permitted Liens) with respect to the assets owned or held by Rover.

(l) Neither Newquay nor Rover (i) has requested or received any closing agreement (as described in Section 7121 of the Code, or any predecessor provision or any analogous, comparable or similar provision of state, local or non-U.S. Requirement of Law), private letter rulings, technical advice memoranda or similar agreements or rulings related to Taxes from any Governmental Authority, or signed (or been a party to or bound by) any binding agreement relating to Taxes with any Governmental Authority (including any advance pricing agreement) that reasonably could be expected to have an impact on the Tax liability of Rover in a taxable period (or portion thereof) ending after the Closing Date, or (ii) is currently the beneficiary of any Tax holiday or other Tax reduction or incentive arrangement with any Governmental Authority.

(m) Within the past two (2) years, or otherwise as part of a plan (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated hereunder, Rover has not distributed the stock of another Person, or has had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code.

(n) Rover has not participated in any “listed transaction” within the meaning of U.S. Treasury Regulation Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Requirement of Law).

(o) Rover will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) adjustment under Section 481 of the Code (or any similar provision of state, local or non-U.S. Requirement of Law) or any other change in method of accounting occurring prior to the Closing, (ii) closing agreement described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Requirement of Law) entered into prior to the Closing, (iii) installment sale or open transaction disposition occurring prior to the Closing, (iv) use of an improper method of accounting prior to the Closing, (v) prepaid amount received, or deferred revenue accrued, prior to the Closing, or (vi) “gain recognition agreement” as described in U.S. Treasury Regulation Section 1.367(a)-8 (or any similar provision of state, local or non-U.S. Requirement of Law) executed prior to the Closing.

(p) Rover is not, and will not be, required to include any amount in income for a taxable year ending after December 31, 2017 as a result of the application of Section 965 of the Code, except with respect to payments made in subsequent taxable years under a valid election under Section 965(h)(1) of the Code or with respect to which the financial statements of Rover reflect adequate reserves in accordance with GAAP. With respect to any amounts that Rover is required to include in income as a result of the application of Section 965 of the Code (or any similar or analogous provision of state or local Requirement of Law), Rover (i) has timely made a valid election under Section 965(h)(1) of the Code (or any similar or analogous provision of state or local Requirement of Law) and (ii) has timely paid in full each installment payment that is required to be paid on or before the Closing Date pursuant to Section 965(h)(2) of the Code (or any similar or analogous provision of state or local Requirement of Law).

(q) Rover and Newquay are properly treated as members of the same United States federal income tax consolidated group.

(r) Rover has not requested, applied for, or sought or received any relief, assistance or benefit from any Governmental Authority under any COVID-19 Legislation.

(s) It is agreed and understood that no representation or warranty is made by Newquay in respect of Tax matters in any section of this Agreement other than Section 5.6 (to the extent relating specifically to Taxes), Section 5.13 and this Section 5.11.

Section 5.12 Rover Business. The Rover Business is the only business operation currently carried on by Rover. The assets of Rover are currently being operated and maintained in accordance with Good Utility Practice, except as would not, individually or in the aggregate, reasonably be expected to have a Rover Material Adverse Effect. Rover owns, leases, licenses or has contractual rights to use all of the assets necessary to conduct the Rover Business in the manner in which it is currently conducted, except as would not, individually or in the aggregate, reasonably be expected to have a Rover Material Adverse Effect. The assets of Rover, and the Rover Business Employees, when taken together with the services to be provided pursuant to the Transition Services Agreement and any services Newquay is prepared to provide pursuant to the Transition Services Agreement but Pluto declines to accept, are sufficient to enable Rover to conduct the Rover Business in all material respects in the same manner and on the same terms as currently conducted.

Section 5.13 Employee Benefit Plans.

(a) Schedule 5.13(a) of the Newquay Disclosure Schedule sets forth, as of the date of this Agreement, an accurate and complete list of each material Rover Benefit Plan and identifies each such Rover Benefit Plan that is an Assumed Benefit Plan. Newquay has made available to Pluto a copy of, for each material Rover Benefit Plan, the plan document (including all amendments thereto) and, for each material Assumed Benefit Plan, the most recent, as applicable, (i) summary plan description and any current summary of material modifications, (ii) annual report, (iii) determination letter received from the IRS and (iv) actuarial report and related financial statements related thereto for the prior three (3) years.

(b) Each Assumed Benefit Plan has been established, operated and administered in accordance with its terms and is in compliance with ERISA, the Code and all other applicable Requirements of Law and all contributions required to be made under the terms of any Assumed Benefit Plan have been timely made or, if not yet due, have been properly reflected in the Rover Financial Statements to the extent required to be reflected therein in accordance with the Rover Applicable Accounting Principles, except, in each case, for instances of non-compliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a Rover Material Adverse Effect. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Rover Material Adverse Effect, there are no pending, anticipated or, to the Knowledge of Newquay, threatened claims by or on behalf of any Assumed Benefit Plan, by any employee or beneficiary covered thereunder or otherwise involving any Assumed Benefit Plan (other than routine claims for benefits).

(c) Each of the Rover Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified and each trust maintained thereunder is exempt from taxation under Section 501(a) of the Code. Except for matters that, individually or in the aggregate, have not resulted in and would not reasonably be expected to result in a material Liability to Rover, with respect to any Assumed Benefit Plan, none of Newquay, any Newquay ERISA Affiliate nor Rover has engaged in a transaction in connection with which Rover reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Rover Material Adverse Effect, none of Newquay, any Newquay ERISA Affiliate nor Rover maintains, contributes to or sponsors (or has in the past six (6) years maintained, contributed to, or sponsored) a multiemployer plan within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA (each, a “Multiemployer Plan”), a multiple employer welfare arrangement within the meaning of Section 3(40) of ERISA or any “pension plan”, as defined in Section 3(2) of ERISA (each, a “Pension Plan”) that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code.

(e) With respect to each Pension Plan that is a Rover Benefit Plan, (i) no condition exists that presents a risk to Rover of incurring any material Liability under Title IV or Section 302 of ERISA, other than any material Liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due); (ii) the minimum funding standard under Section 430 of the Code has been satisfied in all material respects and no waiver of any minimum funding standard or any extension of any amortization period has been requested or granted; and (iii) all material contributions required to be made with respect to such Pension Plan on or prior to the Closing Date have been timely made and deposited or, if not yet due, have been properly reflected in the Rover Financial Statements to the extent required to be reflected therein in accordance with the Rover Applicable Accounting Principles.

(f) None of Newquay, any Newquay ERISA Affiliate nor Rover has made or suffered a “complete withdrawal” or a “partial withdrawal”, as such terms are respectively defined in sections 4203 and 4205 of ERISA, from a Multiemployer Plan that has resulted in or would reasonably be expected to result in a material Liability to Rover (or such material Liability resulting therefrom has been satisfied in full).

(g) None of the execution and delivery of this Agreement, the performance by any party of its obligations hereunder or the consummation of the Transactions (either alone or in conjunction with any other event, including any termination of employment on or following the Closing) will (i) entitle any Rover Business Employee, any other current individual service provider of Rover or any Rover Business Former Employee (collectively, the “Rover Personnel”) to any additional compensation or benefit, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefit or trigger any other obligation under any Assumed Benefit Plan, (iii) result in any breach or violation of, or default under, or limit Rover’s right to amend, modify or terminate, any Assumed Benefit Plan, (iv) result in any forgiveness or extension of indebtedness under or with respect to any Assumed Benefit Plan or (v) result in an entitlement of any Rover Personnel to severance pay, unemployment compensation or any other payment or benefit.

(h) No amount or benefit that could be, or has been, received (whether in cash or property or the vesting of property or the cancellation of indebtedness) by any Rover Personnel who is a “disqualified individual” within the meaning of Section 280G of the Code could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the Transactions.

(i) No Assumed Benefit Plan provides for the gross-up of any Taxes imposed by Section 409A or Section 4999 of the Code or otherwise.

(j) No Rover Benefit Plan that is a “welfare benefit plan” within the meaning of Section 3(1) of ERISA (without regard to whether it is subject to ERISA) provides benefits with respect to Rover Business Employees or Rover Business Former Employees beyond their retirement or other termination of service, other than coverage mandated by Requirement of Law or benefits the full costs of which are borne by the Rover Business Employee or Rover Business Former Employee or, respectively, his or her beneficiary.

Section 5.14 Labor Matters.

(a) Schedule 5.14(a) of the Newquay Disclosure Schedule sets forth, as of the date of this Agreement, each labor agreement, collective bargaining agreement or other labor-related agreements or arrangements with (i) any labor union, labor organization or works council to which Rover is a party to or bound by, and (ii) any other labor union, labor organization or works council representing any Rover Business Employee with respect to his or her employment with Newquay or any Affiliate of Newquay or Rover ((i) and (ii) collectively, the “Rover Labor Agreements”).

(b) Neither the announcement nor the consummation of the Transactions will require the consent of, or advance notification to, any labor union, labor organization or works councils with respect to any Rover Business Employee.

(c) Since January 1, 2018, there have not been any work stoppages, strikes, slowdowns or lockouts by or affecting any Rover Business Employee, except in each case, as, individually or in the aggregate, has not resulted in and would not reasonably be expected to result in a material Liability to Rover, and as of the date of this Agreement, there is not any material work stoppage, strike, slowdown or lockout by or affecting any Rover Business Employee and, to the Knowledge of Newquay, no such action has been threatened.

(d) Each individual employed by Rover is primarily dedicated to the operation of the Rover Business.

(e) Except for matters that, individually or in the aggregate, has not had and would not reasonably be expected to have a Rover Material Adverse Effect, Newquay, each Affiliate of Newquay and Rover are, and since January 1, 2018, have been, in compliance with all applicable Requirements of Law respecting employment and employment practices, including, without limitation, all Requirements of Law respecting terms and conditions of employment, health and safety, wages and hours, worker classification, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance, in each case with respect to the Rover Business.

(f) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Rover Material Adverse Effect, there are no pending or, to the Knowledge of Newquay, threatened labor or employment-related actions, suits, arbitrations or proceedings by or before any Governmental Authority, in each case, with respect to the Rover Business or the Rover Business Employees.

(g) Since January 1, 2018, (i) none of Newquay or Rover has been a party to a settlement agreement with a current or former officer, employee or independent contractor of Rover or the Rover Business that involves allegations relating to sexual or racial discrimination, harassment or other misconduct by a Rover Business Employee at the level of Vice President or above and (ii) to the Knowledge of Newquay no material allegations of sexual or racial discrimination, harassment or other misconduct have been made against a Rover Business Employee at a level of Vice President or above.

Section 5.15 Environmental Matters.

(a) Rover is, and has been since January 1, 2018, in compliance with all, and has not received any written notice since January 1, 2018 alleging that Rover has any Liability arising under any, applicable Environmental Laws, except where the failure to be in such compliance with or any such notice of Liability, individually or in the aggregate, has not had and would not reasonably be expected to have a Rover Material Adverse Effect.

(b) Rover has obtained all Environmental Permits necessary for the conduct of its operations as of the date of this Agreement, as applicable, and all such Environmental Permits are validly issued, in full force and effect, and Rover is, and has been since January 1, 2018, in compliance with all terms and conditions of the Environmental Permits, except where the failure to obtain or comply with such Environmental Permits, or to maintain such Permits in good standing or, where applicable, to timely file a renewal application, individually or in the aggregate, has not had and would not reasonably be expected to have a Rover Material Adverse Effect.

(c) There is no Environmental Claim pending or, to the Knowledge of Newquay, threatened against Rover, and Rover has not retained or assumed by contract or operation of law any Liability that would reasonably be expected to result in an Environmental Claim against (i) Rover or (ii) any real or personal property or operations that Rover owns, leases or manages, in whole or in part, or formerly owned, leased or managed, in whole or in part), except in each case, for such Environmental Claims that, individually or in the aggregate, have not had and would not reasonably be expected to have a Rover Material Adverse Effect.

(d) To the Knowledge of Newquay, there have not been any Releases of any Hazardous Material that would be reasonably likely to form the basis of any Environmental Claim against Rover or any Person whose liability for such Environmental Claim has been retained or assumed either contractually or by operation of law by Rover, in each case, except for such Releases that, individually or in the aggregate, have not had and would not reasonably be expected to have a Rover Material Adverse Effect.

Section 5.16 Insurance. Schedule 5.16 of the Newquay Disclosure Schedule sets forth a list of all material insurance policies carried as of the date hereof by or on behalf of Rover that directly insure the Rover Business or the assets of Rover. Rover is in material compliance with the terms and conditions of all such insurance policies. No written notice of cancellation or termination, other than pursuant to the expiration of any such insurance policy in accordance with the terms thereof, has been received with respect to any such insurance policy, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Rover Material Adverse Effect. Except for failures to maintain insurance that, individually or in the aggregate, have not had and would not reasonably be expected to have a Rover Material Adverse Effect, Rover has been continuously insured with financially responsible insurers, in each case in such amounts and with respect to such risks and losses as are customary for companies in the United States conducting the business conducted by Rover. Since January 1, 2018, neither Newquay nor Rover has been refused any material insurance with respect to the Rover Business or the assets of Rover.

Section 5.17 Material Contracts.

(a) Schedule 5.17(a) of the Newquay Disclosure Schedule sets forth a list of all Rover Material Contracts. For purposes of this Agreement, the term “Rover Material Contract” shall mean any Contract to which Rover is a party or bound by (or by which its assets are bound) as of the date hereof (other than any Plans):

(i) that (A) purports to limit in any material respect either the type of business in which Rover (including those Contracts that purport to so limit Pluto or its Subsidiaries or Joint Ventures after the Closing) or any of its Affiliates may engage or the manner or geographic area in which any of them may so engage in any business, (B) would require the disposition of any material assets or line of business of Rover (including those Contracts that so require Pluto or its Subsidiaries or Joint Ventures after the Closing) or any of its Affiliates as a result of the consummation of the Transactions, (C) is a material Contract that grants “most favored nation” or exclusivity status with respect to any third party that, following the Closing, would impose obligations upon Pluto or its Subsidiaries or Joint Ventures (including Rover), (D) prohibits or limits, in any material respect, the right of Rover (including those Contracts that so prohibit or limit Pluto or its Subsidiaries or Joint Ventures after the Closing) to make, sell or distribute any products or services, (E) relates to the development, ownership, licensing or use of any Intellectual Property that is material to the operation of Rover, (F) relates to the operation and maintenance of the information technology systems of Rover that are material to its operation and not entered into in the ordinary course of business, (G) is with a Governmental Authority (other than settlement agreements or ordinary course customer Contracts with Governmental Authorities relating to the supply of electricity or gas), (H) grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of Rover (or, after the Closing, Pluto or its Subsidiaries or Joint Ventures after the Closing) to own, operate, lease, provide or receive services, or sell, transfer, pledge, or otherwise dispose of any material amount of its assets or its business, (I) are partnership, joint venture, joint ownership or limited liability company agreements or similar Contracts (however named) involving a sharing of assets, profits, losses, costs or liabilities with a third party (other than Charter Documents of Rover), (J) is an Affiliate Agreement or (K) providing for Indebtedness of Newquay or any of its Affiliates (other than Rover) secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of Rover;

(ii) that (A) has an aggregate principal amount, or provides for an aggregate obligation, with respect to the Rover Business in excess of $5,000,000 annually or $10,000,000 over the life of the Contract (but excluding Contracts for the procurement, sale, transmission, storage or distribution of gas or electricity the obligations of which are subject to review by the FERC or Rover Utility Regulators), (B) evidences Indebtedness to a third party in excess of $10,000,000, (C) guarantees any Indebtedness of a third party, (D) contains a covenant restricting the payment of dividends, or (E) provides for interest rate swaps, interest rate hedges, currency swaps or forward currency agreements, including each collar, cap and similar hedging obligations or other financial agreements or arrangements entered into by Rover for the purpose of limiting or managing interest rate, currency or commodity risks, other than in each case any Contract with a nominal value of less than $5,000,000; or

(iii) that involves the pending acquisition from another Person or pending disposition to another Person of any asset (including any entity or business) for aggregate consideration in excess of $5,000,000, other than acquisitions and dispositions of assets in the ordinary course of business of the Rover Business.

(b) Except as to matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Rover Material Adverse Effect, (i) Rover is not in breach of or default under the terms of any Rover Material Contract, (ii) no event has occurred that (with or without notice or lapse of time or both) would result in a breach or default under any Rover Material Contracts, (iii) to the Knowledge of Newquay, no other party to a Rover Material Contract is in breach of or default under the terms of any such Rover Material Contract and (iv) each Rover Material Contract is a valid and binding obligation of Rover and, to the Knowledge of Newquay, of each other party thereto, and is in full force and effect and enforceable against Rover in accordance with its terms, subject to the Enforceability Exceptions.

(c) Newquay has made available to Pluto a true, complete and correct copy of each Rover Material Contract.

Section 5.18 Rover Real Property.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Rover Material Adverse Effect, Rover has (i) good, valid title to all real property owned in fee simple by Rover (the “Rover Owned Real Property”), (ii) valid leasehold or subleasehold title to, or licensee interests in, all real property leased, subleased, licensed or otherwise occupied by Rover (any such lease, sublease, license or other occupancy agreement, a “Rover Real Property Lease” and such real property leased, subleased, licensed or otherwise occupied, collectively, the “Rover Leased Real Property”), and (iii) valid interest to the real property easements, surface rights or other similar rights granted to or reserved for the benefit of Rover (the real property subject to such easements or rights, the “Rover Easement Real Property” and, together with the Rover Owned Real Property and the Rover Leased Real Property, the “Rover Real Property”), in each case, free and clear of all Liens, except Permitted Liens.

(b) As of the date of this Agreement, Rover is not obligated under, nor a party to, any option, right of first refusal or other Contract to sell, assign or dispose of any Rover Real Property (or any portion thereof) that, if such sale, assignment or disposition is consummated, would reasonably be expected, individually or in the aggregate, to have a Rover Material Adverse Effect.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Rover Material Adverse Effect, (i) each Rover Real Property Lease is in full force and effect and is the valid and binding obligation of Rover, enforceable against Rover in accordance with its terms, and to the Knowledge of Newquay, the other party or parties thereto, subject to the Enforceability Exceptions, (ii) no notices of default under any Rover Real Property Lease have been received by Rover that have not been resolved and (iii) to the Knowledge of Newquay, no event has occurred which, with notice, lapse of time or both, would constitute a breach or default under any Rover Real Property Lease.

(d) With respect to the Rover Real Property, Rover has not received any written notice of, nor to the Knowledge of Newquay does there exist as of the date of this Agreement, any pending or threatened condemnation (other than condemnations in connection with rights of railroad operators, municipal road improvement projects, state highway improvement projects or other public transportation projects) or similar proceedings, or any sale or other disposition of any Rover Real Property or any part thereof in lieu of condemnation that, individually or in the aggregate, would reasonably be expected to have a Rover Material Adverse Effect.

Section 5.19 Intellectual Property.

(a) Except as to matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Rover Material Adverse Effect: (i) Rover owns all right, title and interest in and to the Trademarks and either owns all right, title and interest in, or has sufficient rights to use, all other Intellectual Property, in each case used in the Rover Business as currently conducted; (ii) to the Knowledge of Newquay, the conduct of the Rover Business does not and has not since January 1, 2018 infringed or otherwise violated the Intellectual Property rights of any third party; (iii) there is no litigation, opposition, cancellation, proceeding, objection or claim pending, asserted in writing or, to the Knowledge of Newquay, threatened against Newquay, Rover or the Rover Business concerning the ownership, validity, registrability, enforceability, infringement or use of, or licensed right to use, any Intellectual Property used by Rover; (iv) to the Knowledge of Newquay, no Person is violating any Intellectual Property right that Rover owns or holds exclusively; and (v) Newquay and Rover have taken commercially reasonable measures to protect the confidentiality of all Trade Secrets that are owned, used or held by Rover.

(b) Except as to matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Rover Material Adverse Effect, to the Knowledge of Newquay: (i) Rover has implemented and maintain reasonable backup, security and disaster recovery and business continuity technology, policies and plans that are consistent with industry practices; (ii) Rover takes such industry standard measures and other measures as are required by Requirement of Law and the policies of Rover to ensure the confidentiality of customer financial and other confidential information and that protect against the loss, theft and unauthorized access or disclosure of such information; (iii) Rover has, since January 1, 2018, complied with Newquay’s and Rover’s Privacy Legal Requirements; (iv) neither Newquay nor Rover has received any written claims, notices or complaints regarding Rover’s information handling or security practices or the disclosure, retention, misuse or security of any Personal Information, or alleging a violation of any Person’s privacy, personal or confidentiality rights under any Person’s Privacy Legal Requirements, or otherwise by any Person, including any Governmental Authority; and (v) Rover’s computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology systems operate and perform in all material respects in accordance with their documentation and functional specifications, and have not materially malfunctioned or failed since January 1, 2018, and there have been no material unauthorized intrusions or material breaches of security with respect to such information technology systems.

Section 5.20 Anti-Corruption; Anti-Money Laundering.

(a) None of Rover, any of its Affiliates, their respective officers, directors or employees, nor, to the Knowledge of Newquay, any of their respective other Representatives, has since June 1, 2016, with respect to the Rover Business, directly or indirectly, made, offered, promised, authorized, accepted or agreed to accept, directly or indirectly, any gift, payment, or transfer of any money or anything else of value, including any bribe, rebate, kickback, payoff or other similar unlawful payment, or provided any benefit, to or from anyone, intending that, in consequence, a relevant function or activity should be performed improperly or to reward such improper performance, to any Government Official, (i) for the purpose of (A) influencing any act or decision of that Government Official, (B) inducing that Government Official to do or omit to do any act in violation of his lawful duty, (C) securing any improper advantage, or (D) inducing that Government Official to use his or her influence with a Governmental Authority, (1) to affect or influence any act or decision of any Governmental Authority, or (2) to assist Rover or any of its Affiliates in obtaining or retaining business with, or directing business to, any Person, or (ii) which would otherwise constitute or have the purpose or effect of public or commercial bribery, acceptance of or acquiescence in extortion, kickbacks or other unlawful or improper means of obtaining business or any improper advantage, in each case in violation in any material respect of any Requirements of Law (including any Anti-Corruption Laws).

(b) Since June 1, 2016, Rover and its Affiliates have maintained with respect to the Rover Business complete and accurate books and records with respect to payments to any Government Official and any payment to or other expenses involving agents, consultants, representatives, customers, employees and any other third parties acting on behalf of Rover, in each case, in accordance with Anti-Corruption Laws and GAAP in all material respects. Since June 1, 2016, Rover and its Affiliates have maintained with respect to the Rover Business a system of policies, procedures and internal controls reasonably designed to prevent and detect violations of, and promote compliance with, the Anti-Corruption Laws.

(c) None of Rover or any of its Affiliates has since June 1, 2016, with respect to the Rover Business either (i) (A) conducted or initiated any review, audit, or internal investigation, or (B) made a voluntary, directed, or involuntary disclosure to any Governmental Authority responsible for enforcing Anti-Corruption Laws, in each case with respect to any alleged act or omission arising under or relating to noncompliance with any Anti-Corruption Laws or Rover policy, or (ii) received any inquiry, notice, request, report or citation from any Person alleging material noncompliance with any Anti-Corruption Laws or Rover policy regarding such Laws.

(d) Each of Rover and its Affiliates is, and has been since June 1, 2016, in compliance with respect to the Rover Business in all material respects with all applicable Requirements of Law relating to anti-money laundering for all applicable jurisdictions, and maintains adequate internal controls to ensure such compliance.

Section 5.21 Affiliate Transactions. Except for Contracts (a) in respect of services and products that are to be continued or provided pursuant to the Transition Services Agreement or (b) to be terminated pursuant to Section 6.6(b) on or prior to the Closing Date, Rover is not a party to any Contract with Newquay or its Affiliates. Since March 31, 2020, the information in each Form No. 1 filed by Rover with FERC with respect to payments, charges and accruals for non-power goods or services received by Rover from, or provided by Rover to, any Affiliate of Newquay (other than Rover) has been true, complete and correct in all material respects (except as may be indicated therein). Since March 31, 2020, all payments, charges and accruals for non-power goods and services received by Rover from, or provided by Rover to, any Affiliate of Newquay (other than Rover) were made in compliance in all material respects with Requirements of Law and the cost allocation methodologies set forth on Schedule 5.21 of the Newquay Disclosure Schedule.

Section 5.22 Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Newquay or Rover, except Barclays Bank PLC, Goldman Sachs International, and Robey Warshaw LLP, whose fees and expenses will be the sole responsibility of Newquay.

Section 5.23 No Other Representations. Newquay acknowledges and agrees that, except for the representations and warranties contained in this Agreement, neither Pluto nor any of its Affiliates nor their respective Representatives, nor any other Person, makes, or shall be deemed to make, any representation or warranty to Newquay, express or implied, at law or in equity, on behalf of Pluto, and Pluto hereby excludes and disclaims any such representation or warranty, notwithstanding the delivery or disclosure to Newquay or any of its Affiliates or their respective Representatives or any other Person of any documentation or other information. Nothing in this Section 5.23 shall be deemed to disclaim or waive any claims of, or causes of action arising from, representations or warranties made by the Parties or their respective Affiliates under any other agreement.

ARTICLE VI

COVENANTS

Section 6.1 Conduct of Rover Business.

(a) Except (i) as expressly contemplated by this Agreement, (ii) as may be required by applicable Requirement of Law, (iii) for matters set forth in Schedule 6.1(a) of the Newquay Disclosure Schedule or (iv) with the prior written consent of Pluto (which consent shall not be unreasonably withheld, delayed or conditioned), from and after the date hereof and prior to the Closing Date, Newquay hereby covenants and agrees that it will, and will cause its Affiliates to, use reasonable best efforts to (A) carry on the Rover Business in all material respects in the ordinary course of business and (B) keep the Rover Business and operations intact and preserve its material Permits, rights, franchises, goodwill and relations with its clients, customers, landlords, suppliers, any Governmental Authority and others with whom it does business or interacts.

(b) Without limiting the provisions of Section 6.1(a), Newquay hereby covenants and agrees that, except (i) as expressly contemplated by this Agreement, (ii) as may be required by applicable Requirement of Law, (iii) as set forth in Schedule 6.1(b) of the Newquay Disclosure Schedule, (iv) as contemplated by Rover’s budget included in Schedule 6.1(b) of the Newquay Disclosure Schedule or (v) with the prior written consent of Pluto (which consent shall not be unreasonably withheld, delayed or conditioned), from and after the date hereof through the Closing, Newquay will not, and will cause Rover and, for purposes of Section 6.1(b)(vi), its other Affiliates not to, in connection with the Rover Business:

(i) amend, restate or otherwise change the Charter Documents of Rover;

(ii) (A) split, combine, redeem, reclassify, purchase or otherwise acquire, directly or indirectly, any equity interests or shares of capital stock of, or other equity or voting interest in, Rover, or make any other changes in the capital structure of Rover, (B) dissolve, adopt a plan of complete or partial liquidation, or effect a restructuring or recapitalization, with respect to Rover, (C) declare, set aside or pay any non-cash dividend or non-cash distribution to any Person with respect to Rover or (D) declare, set aside or pay any cash dividend or cash distribution, other than (x) dividends consistent with Rover’s budget included in Schedule 6.1(b) of the Newquay Disclosure Schedule (allocated pro rata for the number of months elapsing between the date of this Agreement and the Closing Date), (y) dividends required to be declared and paid in respect of the Rover Preferred Stock and (z) distributions in connection with the settlement of intercompany obligations, in each case of clauses (x) and (z), so long as paid prior to the Effective Time;

(iii) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (A) any equity interests or capital stock of, or other equity or voting interest in, Rover or (B) any equity rights in respect of, security convertible into, exchangeable for or evidencing the right to subscribe for or acquire either (x) any equity interests or shares of capital stock of, or other equity or voting interest in, Rover or (y) any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire any shares of the capital stock of, or other equity or voting interest in, Rover;

(iv) with respect to Rover, make, change or revoke any material Tax election (other than (x) with respect to income Taxes or (y) making any initial Tax elections that are made by reporting an item on a Tax Return), change an annual Tax accounting period, adopt or change any method of accounting for Tax purposes, file any material amended Tax Return, enter into, obtain or request any Tax ruling or closing agreement for Tax purposes, surrender any right to claim a refund of material Taxes, consent to any extension or waiver of the limitation period applicable to any material Tax Claim or assessment, enter into any Tax sharing, indemnification or allocation agreement (other than any such agreement entered into in the ordinary course of business the principal purpose of which is not Taxes), settle or compromise any material Tax Claim, audit, assessment or dispute, prepare or file any material Tax Return in a manner which is materially inconsistent with the past practices of Rover, as applicable, with respect to the treatment of items on such Tax Returns unless a different treatment of any item is required by applicable Requirement of Law, fail to file any material Tax Return when due, or incur any material liability for Taxes other than in the ordinary course of business;

(v) terminate, discontinue, close or suspend any material line of business of Rover;

(vi) except as required pursuant to a Rover Benefit Plan, Contract or Rover Labor Agreement, in each case, as in effect as of the date of this Agreement or as established or modified in compliance with this Agreement, or for actions that do not result in any Liability to Pluto or Rover, (A) other than changes to benefits permitted by clause (E), make or agree to make any increase in wages, salaries, compensation, pension or other fringe benefits or perquisites payable to any Rover Business Employee, except for salary and wage increases in the ordinary course of business that, in the aggregate, do not exceed 3.5% of the aggregate salaries and wages of the Rover Business Employees as of December 31, 2020, (B) grant or agree to grant any severance or termination pay or enter into any Contract to make or grant any severance or termination pay or, other than in the ordinary course of business, pay or agree to pay any bonus or other incentive compensation to any Rover Business Employee, (C) grant or agree to grant or accelerate the time of vesting or payment of any benefits or awards under an Assumed Benefit Plan, (D) loan, amend any loan, or advance money or other property to any Rover Business Employee, (E) establish, adopt, amend, modify or terminate any Rover Benefit Plan in any material respect, other than any such actions (x) taken with respect to a Rover Benefit Plan that is not an Assumed Benefit Plan, so long as such action is designed to apply uniformly to eligible Rover Business Employees and other eligible similarly situated employees of Newquay and its Affiliates or (y) in connection with routine, immaterial or ministerial amendments to health and welfare plans that do not materially increase benefits or result in a material increase in administrative costs, or (F) (x) hire or engage any new employee who would be a Rover Business Employee with an annual base salary in excess of $130,000, (y) terminate the employment or engagement of any Rover Business Employee with an annual base salary in excess of $130,000 or (z) take any other action, including any transfer of employment, that would affect whether or not an individual is identified as a Rover Direct Employee or Rover Dedicated Employee, in each case, other than (1) to replace a departed employee in the ordinary course of business, (2) terminations for cause or (3) internal transfers where such employee applied for, and was selected, in a competitive process that, in the case of an individual being removed from the Rover Business, was not targeted at Rover Business Employees;

(vii) with respect to each Additional Rover Service Employee, except as required pursuant to a Rover Labor Agreement as in effect as of the date of this Agreement or as entered into or modified in compliance with this Agreement, (A) terminate the employment of such Additional Rover Service Employee other than for cause or (B) alter the duties and responsibilities of such Additional Rover Service Employee in a manner that materially reduces his or her time spent on behalf of the Rover Business or materially affects the type of services he or she provides on behalf of the Rover Business;

(viii) except as required by the terms of any Rover Labor Agreement as in effect as of the date of this Agreement or as entered into or modified in compliance with this Agreement, (A) modify or extend any Rover Labor Agreement, or enter into any labor agreement, collective bargaining agreement or any other labor-related agreement or arrangement with any labor union, labor organization or works council representing any Rover Business Employee with respect to his or her employment with Rover, Newquay or any of its Affiliates, or (B) recognize or certify any labor union, labor organization, works council or group of employees as the bargaining representative for any Rover Business Employees;

(ix) acquire or dispose of, whether by purchase, merger, consolidation or sale, lease, pledge or other Lien of stock or assets or otherwise, in a single transaction or in a series of transactions, (A) any Equity Securities in any corporation, partnership or other Person or (B) assets comprising a business, in the case of clause (B), that is material to the Rover Business, taken as a whole;

(x) create, incur, assume or guarantee Indebtedness in excess of $10,000,000 except for (A) any Indebtedness (or any guarantees in respect of any Indebtedness) that will be repaid, discharged or otherwise satisfied in full prior to the Closing, including any borrowing under the intercompany money pool utilized by Newquay and its Subsidiaries (including Rover) pursuant to the Regulated Money Pool Agreement, dated as of November 1, 2012, by and among Newquay, Rover and certain other Affiliates of Newquay party thereto (the “Intercompany Money Pool”), (B) customer deposits or other amounts payable to customers in the ordinary course of business or (C) Indebtedness in replacement of existing Indebtedness at maturity (so long as the aggregate commitments or principal amounts thereunder shall not be increased);

(xi) enter into any Contract of the type described in Section 5.17, other than (A) Contracts entered into in the ordinary course of business, excluding Contracts related to automated metering infrastructure and Contracts with a term of two years or longer or (B) Contracts terminable on notice of 60 days or less without the payment of any premium, penalty or fee;

(xii) other than in the ordinary course of the Rover Business, amend or modify in any material respect or terminate any Contract of the type described in Section 5.17;

(xiii) settle any pending or threatened legal proceeding if such settlement exceeds $2,500,000 individually or $12,500,000 in the aggregate, except that (A) the foregoing shall not restrict Rover’s ability to enter into settlements in the ordinary course of business (including settlements of collections matters, property damage claims against third parties or property damage or personal injury claims by third parties) or in respect of any regulatory proceedings (including appeals) that would not reasonably be expected to have, individually or in the aggregate, a Rover Material Adverse Effect and (B) any amount that is reserved against in the Rover Financial Statements in respect of such legal proceeding, or that is offset by insurance proceeds received in respect of such legal proceeding, shall in each case not be counted towards the limitations set forth above;

(xiv) fail to use its reasonable best efforts to maintain, in full force without interruption, the present insurance policies or comparable insurance coverage applicable to Rover;

(xv) (A) make aggregate capital expenditures in the period between the date hereof and the Closing Date that exceed the amount of capital expenditures budgeted for the time period between the date hereof and the Closing Date (with any partial month allocated pro rata for the number of days in such month included in such period) in Rover’s budget included in Schedule 6.1(b) of the Newquay Disclosure Schedule (such amount, “Budgeted Pre-Closing Capex”), other than (x) in an amount that, in the aggregate, does not exceed the Budgeted Pre-Closing Capex by more than ten percent (10%), (y) capital expenditure that will be recoverable by Rover from customers in the ordinary course of business or (z) in connection with the repair or replacement of facilities, properties or other assets destroyed or damaged due to casualty or accident in accordance with Good Utility Practice, or (B) fail to make capital expenditures in the period between the date hereof and the Closing Date in an amount that, in the aggregate, is at least ninety percent (90%) of the Budgeted Pre-Closing Capex; or

(xvi) commit or agree, whether or not in writing, to do, or to authorize, any of the foregoing.

(c) Nothing contained in this Agreement shall give to Pluto, directly or indirectly, rights to control or direct the operation of the Rover Business prior to the Closing. Prior to the Closing, Newquay and its Affiliates shall be entitled to exercise, subject to the terms and conditions of this Agreement, complete control and supervision of the operations of the Rover Business.

Section 6.2 Access and Confidentiality.

(a) From the date hereof to the Closing, subject to any Requirement of Law and Sections 6.2(b) and 6.2(c), Newquay shall, and shall cause its Affiliates to, permit Pluto and its financial advisors, business consultants, legal counsel, accountants and other agents and representatives to have reasonable access, during regular business hours and upon reasonable advance notice for purposes reasonably related to the Transactions, to their respective properties, premises, facilities, employees and representatives and the relevant books and records; provided, however, that Newquay may restrict or otherwise prohibit access to any documents or information to the extent that (i) any Requirement of Law requires Newquay or its Affiliates to restrict or otherwise prohibit access to such documents or information, (ii) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege or other privilege applicable to such documents or information (in which event the Parties shall negotiate in good faith to seek alternative means to disclose such information as nearly as possible without affecting such attorney-client or such other privilege, including entry into a joint defense agreement) or (iii) access to a Contract to which Newquay or any of its Affiliates is a Party or otherwise bound would violate or cause a default under, or give a third party the right to terminate or accelerate the rights under, such Contract; provided, further, that such access shall be under the supervision of the designated personnel or representatives of Newquay or its Affiliates (provided that no such supervision shall restrict or limit the scope and extent of rights of a Party pursuant to this Section 6.2(a)); provided, further, that, to the extent practicable, all requests for information made pursuant to this Section 6.2(a) shall be directed to such Person or Persons as may be designated by Newquay, and Pluto shall use its reasonable best efforts not to directly contact any other officer, director, employee, agent or representative of Newquay or its Affiliates without the prior approval of such designated Person(s); provided, further, that no information or knowledge obtained by Pluto in any investigation conducted pursuant to the access contemplated by this Section 6.2(a) shall affect or be deemed to modify any representation or warranty of Newquay set forth in this Agreement or otherwise impair the rights and remedies available to the Party requesting access hereunder; provided, further, that Newquay may limit such access to the extent Newquay reasonably determines, in light of the COVID-19 virus or any COVID-19 Measures, that such access would jeopardize the health and safety of any employee or representative of Newquay or its Affiliates (in which event the Parties shall negotiate in good faith to seek alternative means to disclose such information as nearly as possible without jeopardizing the health and safety of any employee or representative of Newquay or its Affiliates, including by converting any such information to digital format). In the event that Newquay does not provide access or information in reliance on the preceding sentence, it shall use its reasonable best efforts to communicate the applicable information to Pluto in a way that would not violate the applicable Requirement of Law or Contract, waive such a privilege or jeopardize the health and safety of any employee or representative of Newquay or its Affiliates. Any investigation conducted pursuant to the access contemplated by this Section 6.2(a) shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of Newquay or any of its Affiliates or create a risk of damage or destruction to any property or assets of Newquay or any of its Affiliates. Any access to the properties of Newquay or any of its Affiliates shall be subject to its reasonable security measures and insurance requirements and shall not include the right to perform invasive testing (including a so-called “Phase 2”) without Newquay’s prior written consent. The terms and conditions of the Confidentiality Agreement shall apply to any information obtained by Pluto or any of its financial advisors, business consultants, legal counsel, accountants and other agents and representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 6.2(a).

(b) From and after the Closing until the date that is seven years following the Closing Date, except in connection with the activities contemplated by the Transition Services Agreement as provided therein, neither Party shall, and shall cause its respective Affiliates (including, in the case of Pluto, Rover) and its Affiliates’ personnel (including each of their accountants, legal advisers and other professional advisers) not to, disclose to any other Person or otherwise use any Confidential Information of the other Party; provided that a Party (or any of its Affiliates) may disclose Confidential Information (i) to the extent required pursuant to the Requirements of Law, in any report, statement, testimony or other submission to any Governmental Authority or (ii) in order to comply with any Requirement of Law, or in response to any summons, subpoena or other legal process or formal or informal investigative demand issued to Pluto or Newquay or any of their respective Affiliates, as the case may be, in the course of any litigation, investigation or administrative proceeding; provided, further, that if either Party or its Affiliates is, based on the advice of counsel to such Party, required by Requirements of Law to disclose any Confidential Information, such Party shall (A) to the extent such action would not violate or conflict with Requirements of Law, promptly notify the other Party of such Requirement of Law so that the non-disclosing Party may, at its sole expense, seek an appropriate protective order and/or waive in writing the disclosing Party’s compliance with the provisions of this Agreement and (B) if, in the absence of a protective order or the receipt of a waiver hereunder, such Party or any of its Affiliates is nonetheless, in the opinion of counsel to such Party, compelled to disclose such Confidential Information, such Party, after notice to the non-disclosing Party (unless such notice would violate or conflict with Requirements of Law), may disclose such Confidential Information to the extent so required, in the opinion of counsel, by Requirements of Law. If requested by the other Party, the Party disclosing such information shall (x) exercise reasonable best efforts, at the non-disclosing Party’s sole expense, to obtain reliable assurances that the Confidential Information so disclosed will be accorded confidential treatment or (y) cooperate with any attempt by the non-disclosing Party to obtain reliable assurances that the Confidential Information so disclosed will be accorded confidential treatment. Each Party agrees, and shall cause its Affiliates, to protect the Confidential Information by using the same degree of care, but no less than a reasonable degree of care, to prevent the unauthorized disclosure of such as each Party uses to protect its own confidential information of a like nature. Neither Party, any of its Affiliates or their respective personnel (including each of its respective Affiliates’ accountants, legal advisers and other professional advisers) shall be liable for the disclosure of Confidential Information as expressly permitted by this Section 6.2(b).

(c) All Confidential Information provided or obtained in connection with the Transactions (including pursuant to Section 6.2(a)) will be held in accordance with the letter agreements between Newquay Topco and Pluto, dated December 1, 2020 and January 12, 2021, respectively (together, the “Confidentiality Agreement”); provided that, in the event of a conflict or inconsistency between the terms of this Agreement and the Confidentiality Agreement, the terms of this Agreement will govern.

(d) From and after the Closing, until the date that is twelve months following the Closing Date, upon Pluto’s request with respect to specified pre-Closing books and records reasonably necessary for the operation of the Rover Business by Pluto following the Closing the delivery of which is not otherwise provided for in the Transition Services Agreement, Newquay shall use reasonable best efforts to deliver the requested books and records of Rover to Pluto as promptly as reasonably practicable following any such request; provided that any books and records at any Rover Real Property as of the Closing (and not removed from such property by

Newquay or its Affiliates) shall be deemed to have been delivered as of the Closing (it being agreed that Newquay may retain a copy thereof, at its own expense, subject to its confidentiality obligations in accordance with this Section 6.2). From and after the Closing until the date that is seven years following the Closing Date, subject to any Requirement of Law, Newquay will allow Pluto and its representatives to have reasonable access, during regular business hours and upon reasonable advance notice, to examine and make copies, at Pluto’s own expense, of any relevant books and records that were retained by Newquay or its Affiliates for any purpose reasonably related to the Rover Business, including in connection with (i) the preparation of Pluto’s accounting records, or with any audits conducted by Pluto, (ii) any third party suit, claim, action, proceeding or investigation relating to the Rover Business or (iii) any regulatory filing or matter; provided that (A) Pluto shall reimburse Newquay promptly for all reasonable and necessary out-of-pocket costs and expenses incurred by Newquay, in connection with any such request and (B) Newquay shall not be required to permit the foregoing activities that would (w) result in the disclosure of any trade secrets of third parties, or any trade secrets of Newquay or of any of its Affiliates unrelated to the Transactions or (x) violate any obligations of Newquay or its Affiliates to any third party with respect to confidentiality or (y) reasonably be expected to have the effect of causing the waiver of any attorney-client privilege based upon the advice of counsel or (z) violate or cause a default under, or give a third party the right to terminate or accelerate the rights under, any Contract to which Newquay or any of its Affiliates is a Party or otherwise bound; provided, further, that Newquay may limit such access to the extent Newquay reasonably determines, in light of the COVID-19 virus or any COVID-19 Measures, that such access would jeopardize the health and safety of any employee or representative of Newquay or its Affiliates.

(e) From and after the Closing until the date that is seven years following the Closing Date, subject to any Requirement of Law, Pluto will allow Newquay and its representatives to have reasonable access, during regular business hours and upon reasonable advance notice, to examine and make copies, at Newquay’s own expense, of any relevant books and records held by Pluto or its Affiliates for any purpose reasonably related to the Rover Business, including in connection with (i) the preparation of Newquay’s accounting records, or with any audits conducted by Newquay, (ii) any third party suit, claim, action, proceeding or investigation relating to the Rover Business or (iii) any regulatory filing or matter; provided that (A) Newquay shall reimburse Pluto promptly for all reasonable and necessary out-of-pocket costs and expenses incurred by Pluto, in connection with any such request and (B) Pluto shall not be required to permit the foregoing activities that would (w) result in the disclosure of any trade secrets of third parties, or any trade secrets of Pluto or of any of its Affiliates unrelated to the Transactions or (x) violate any obligations of Pluto or its Affiliates to any third party with respect to confidentiality or (y) reasonably be expected to have the effect of causing the waiver of any attorney-client privilege based upon the advice of counsel or (z) violate or cause a default under, or give a third party the right to terminate or accelerate the rights under, any Contract to which Pluto or any of its Affiliates is a Party or otherwise bound; provided, further, that Pluto may limit such access to the extent Pluto reasonably determines, in light of the COVID-19 virus or any COVID-19 Measures, that such access would jeopardize the health and safety of any employee or representative of Pluto or its Affiliates.

(f) Notwithstanding the foregoing provisions of Section 6.2(d) and Section 6.2(e), the provisions of Article VIII shall govern the preservation, retention and sharing of Tax Returns and Tax work papers.

Section 6.3 Regulatory Approvals; Efforts; Consents.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each Party shall cooperate and promptly prepare and file all necessary documentation to effect all necessary applications, notices, petitions and filings, and shall use reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things in order to, (i) obtain all approvals and authorizations of all Governmental Authorities necessary or advisable to consummate and make effective, in the most expeditious manner reasonably practicable, the Transactions, including the Required Statutory Approvals, (ii) make all registrations, filings and submissions, and thereafter, make any other required registrations, filings or submissions, and pay any fees due in connection therewith, with any Governmental Authority necessary in connection with the consummation of the Transactions, (iii) defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, (iv) seek to have lifted or rescinded any injunction or restraining order which may adversely affect the ability of the Parties to consummate the Transactions, in each case until the issuance of a final, non-appealable order with respect thereto, and (v) execute and deliver any additional agreements or instruments reasonably necessary to consummate the Transactions.

(b) In furtherance of the obligations set forth in Section 6.3(a) and otherwise subject to the terms of this Section 6.3, each of the Parties shall make or cause to be made, as promptly as reasonably practicable after the date of this Agreement and in any event within sixty (60) days after the date of this Agreement, which may be extended by mutual agreement of the Parties, all necessary filings with Governmental Authorities related to the Transactions, including (i) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions to be made by Pluto, (ii) an appropriate joint filing of a Petition pursuant to R.I.G.L. Section 39-3-24 and Section 39-3-25 with respect to the Transactions to be made by the Parties, (iii) an appropriate filing of a Petition for Waiver of Jurisdiction pursuant to G.L. c. 164, §96 (c) with respect to the Transactions to be made by Newquay, (iv) a joint application for FERC authorization under section 203 of the Federal Power Act consistent with the requirements of 18 C.F.R. Part 33 to be made by the Parties and (v) to the extent required, filings with the Federal Communications Commission (the “FCC”) under the Communications Laws; provided that any such filings required under the Communications Laws shall be made on a date to be mutually agreed by the Parties reasonably selected to obtain any required approvals under the Communications Laws prior to Closing. Each of the Parties shall supply as promptly as reasonably practicable (and in any case within any applicable time period set by the applicable Governmental Authority) any additional information and documentary material that may be requested by the Federal Trade Commission (the “FTC”), the Department of Justice Antitrust Division (the “DOJ”), the Rhode Island Division, the MDPU, FERC or the applicable Governmental Authority with respect to any other approval or authorization necessary or advisable to consummate and make effective the Transactions.

(c) In furtherance of the obligations set forth in Section 6.3(a) and Section 6.3(b) and otherwise subject to the terms of this Section 6.3, (i) Pluto will use its reasonable best efforts to take (and to cause its Subsidiaries and Affiliates to take) promptly any and all steps reasonably necessary, proper or advisable to obtain all approvals and authorizations of all Governmental Authorities necessary or advisable to consummate and make effective the

Transactions, including the Pluto Required Statutory Approvals, so as to enable the Parties to close the Transactions as promptly as reasonably practicable, including, if necessary, by proposing, negotiating, committing to and implementing, by way of settlement, stipulation, operational restriction, consent decree, hold separate order, divestiture, undertaking or otherwise, all terms, conditions, Liabilities, commitments, sanctions or undertakings required by applicable Governmental Authorities in respect of Pluto or any of its Affiliates and (ii) Newquay will use reasonable best efforts to take (and to cause its Subsidiaries and Affiliates to take) promptly any and all steps reasonably necessary, proper or advisable to obtain the Massachusetts Approval so as to enable the Parties to close the Transactions as promptly as reasonably practicable, including, if necessary, by proposing, negotiating, committing to and implementing, by way of settlement, stipulation, operational restriction, consent decree, hold separate order, divestiture, undertaking or otherwise, all terms, conditions, Liabilities, commitments, sanctions or undertakings required by applicable Governmental Authorities in respect of Newquay or any of its Affiliates.

(d) Notwithstanding anything contained in this Agreement (including the obligations set forth in Section 6.3(a), Section 6.3(b) and Section 6.3(c)), (i) neither Pluto nor any of its Affiliates shall be required to, and Newquay and its Affiliates shall not be permitted to without Pluto’s prior written approval, in connection with obtaining any Pluto Required Statutory Approvals, agree or consent to or accept any terms, conditions, liabilities, obligations, commitments, sanctions or undertakings (including settlements, stipulations, operational restrictions, hold separate orders, divestitures or otherwise) as a condition to obtaining the Pluto Required Statutory Approvals that would, individually or in the aggregate, have or reasonably be expected to have a Rover Burdensome Effect and (ii) neither Newquay nor any of its Affiliates shall be required to, and Pluto and its Affiliates shall not be permitted to without Newquay’s prior written approval, in connection with obtaining the Massachusetts Approval, agree or consent to or accept any terms, conditions, liabilities, obligations, commitments, sanctions or undertakings (including settlements, stipulations, operational restrictions, hold separate orders, divestitures or otherwise) as a condition to obtaining the Massachusetts Approval that would, individually or in the aggregate, have or reasonably be expected to have a Newquay Burdensome Effect. Nothing contained in this Agreement (including the obligations set forth in Section 6.3(a), Section 6.3(b) and Section 6.3(c)) shall require (x) Pluto or any of its Affiliates to agree or consent to or accept any terms, conditions, liabilities, obligations, commitments, sanctions or undertakings (including settlements, stipulations, operational restrictions, hold separate orders, divestitures or otherwise) in connection with obtaining the Pluto Required Statutory Approvals to take any action or agree to any commitment that is not conditioned on the Closing or (y) Newquay or any of its Affiliates to agree or consent to or accept any terms, conditions, liabilities, obligations, commitments, sanctions or undertakings (including settlements, stipulations, operational restrictions, hold separate orders, divestitures or otherwise) in connection with obtaining the Massachusetts Approval to take any action or agree to any commitment that is not conditioned on the Closing. Newquay shall consult in good faith with Pluto and consider in good faith the views of Pluto with respect to the Massachusetts Approval, and Newquay shall not be permitted to without Pluto’s prior written approval, in connection with obtaining the Massachusetts Approval, agree or consent to or accept any terms, conditions, liabilities, obligations, commitments, sanctions or undertakings (including settlements, stipulations, operational restrictions, hold separate orders, divestitures or otherwise) as a condition to obtaining the Massachusetts Approval that would, individually or in the aggregate, have or reasonably be expected to have an adverse effect on Rover in any material respect.

(e) Notwithstanding anything to the contrary in this Agreement, neither Party shall, nor shall it agree to, directly or indirectly through one or more of its Affiliates, (i) acquire or make any investment in any Person or any division or assets thereof, or enter into any other business combination or similar transaction that would reasonably be expected to prevent, materially impair or materially delay the ability of the Parties to consummate the Transactions or (ii) take any other action with the intent to prevent, materially impair or materially delay the ability of the Parties to consummate the Transactions. Any act by an Affiliate of a Party that would be a violation of this Section 6.3(e) if taken by such Party shall be a breach of this Section 6.3(e) by such Party.

(f) Unless prohibited by Requirements of Law or by the applicable Governmental Authority, (i) to the extent reasonably practicable, neither Newquay nor Pluto (nor their respective Representatives on their behalf) shall participate in or attend any meeting, or engage in any substantive discussion with any Governmental Authority (including any member of any Governmental Authority’s staff) in respect of this Agreement or the Transactions (including with respect to any of the actions referred to in Section 6.3(a) or Section 6.3(b)) without providing prior notice of any such meeting or discussion to the other and allowing the other Party to attend such a meeting or discussion (subject to appropriate confidentiality restrictions), (ii) in the event a Party is prohibited by Requirements of Law or by the applicable Governmental Authority from participating in or attending any such meeting or engaging in any such discussion, the other Party shall keep such Party reasonably and promptly apprised with respect thereto, (iii) the Parties shall cooperate in the filing of any substantive memoranda, white papers, filings, correspondence or other written communications explaining or defending this Agreement or the Transactions, articulating any regulatory or competitive argument or responding to requests or objections made by any Governmental Authority or intervenor and allow the other Party a reasonable opportunity to comment thereon prior to submission and take account in good faith any such comments, and (iv) to the extent reasonably practicable, each Party shall promptly provide the other Party copies of all correspondence, filings and communications between it and its Subsidiaries and Affiliates and their respective representatives, on the one hand, and any Governmental Authority (including any member of any Governmental Authority’s staff), on the other hand, with respect to this Agreement or the Transactions; provided that (x) neither Party shall be under an obligation to disclose confidential information with respect to the Party or its Affiliates to the other Party and (y) the obligations in this sentence do not extend to meetings or discussions by the Parties with applicable Governmental Authorities that are not arranged or held in connection with the Transactions, notwithstanding the fact that the Transactions or the Required Statutory Approvals may be discussed in such meetings or discussions. Newquay and Pluto shall jointly (A) control the strategy for obtaining any Required Statutory Approvals and (B) coordinate the overall development of the positions to be taken and the regulatory actions to be requested in any filing with a Governmental Authority in connection with the Transactions and the Required Statutory Approvals and in connection with any investigation or other inquiry or litigation by or before, or any negotiations with, a Governmental Authority relating to the Transactions and the Required Statutory Approvals; provided that if the Parties are unable to agree with respect to strategy, positions or other regulatory actions for obtaining the Required Statutory Approvals or other regulatory matters incidental to the Transactions, (1) Pluto shall, acting reasonably and in good faith, direct and control all aspects of the Parties’ efforts to obtain the Pluto Required Statutory Approvals with respect to the matter in dispute and (2) Newquay shall, acting reasonably and in good faith, direct and control all aspects of the Parties’ efforts to obtain the Massachusetts Approval with respect to the matter in dispute. For the avoidance of doubt, this Section 6.3(f) shall not apply to Tax matters except for those Tax matters reasonably anticipated to affect the receipt of any Required Statutory Approvals.

(g) Newquay shall, and shall cause Rover to, reasonably cooperate with Pluto to obtain any consents required from third parties in connection with the consummation of the transactions contemplated by this Agreement under Rover Material Contracts or Permits of Rover at or prior to the Closing. Unless prohibited by Requirements of Law or by the applicable Governmental Authority, each Party shall promptly notify the other Party of any notice or other communication from any Person alleging that such Person’s approval, authorization, consent or Permit is or may be required in connection with the Transactions. Notwithstanding anything to the contrary contained herein, neither Newquay nor Pluto, nor any of their respective Affiliates, shall have any obligation to make any payments or incur any Liability to obtain any consents of third parties contemplated by this Section 6.3(g).

Section 6.4 Further Assurances. After the Closing Date, each of Pluto and Newquay shall (a) execute and deliver at the reasonable request of the other Party such additional documents and instruments as may be reasonably required to give effect to this Agreement and the Transactions and (b) provide whatever documents or other evidence of ownership as may be reasonably requested by Pluto to confirm its ownership of the Rover Equity Interest. The Parties agree that each of them shall cause each of their respective Affiliates to comply with any such Affiliate’s obligations under this Agreement.

Section 6.5 Delivery of Certain Information. Between the date hereof and the Closing Date, Newquay shall provide, or cause to be provided, to Pluto, (a) promptly following the end of each calendar month after the date hereof (but in no event later than three (3) Business Days after the date available to Newquay or one of its Affiliates), copies of the monthly financial information for the Rover Business in the form customarily prepared by management for internal use and (b) promptly following the end of each calendar quarter after the date hereof (but in no event later than three (3) Business Days after the date available to Newquay or one of its Affiliates), true and complete copies of quarterly unaudited financial statements for the Rover Business.

Section 6.6 Guaranties; Letters of Credit; Affiliate Contracts; Intercompany Receivables and Payables.

(a) Except as provided otherwise in this Agreement, Pluto shall use its reasonable best efforts to cause one or more of its Affiliates to be substituted in all respects for Newquay or any of its Affiliates (other than Rover), effective as of the Closing, in respect of all obligations of Newquay or its Affiliates (other than Rover) under each of the guaranties, bonding arrangements, “keep wells,” net worth maintenance agreements, letters of credit and letters of comfort furnished by Newquay or its Affiliates (other than Rover) for the benefit of Rover (the “Newquay Guaranties”). The Newquay Guaranties as of the date of this Agreement are set forth in Schedule 6.6(a) of the Newquay Disclosure Schedule. Newquay shall give Pluto prompt notice of any material additional Newquay Guaranties executed after the date of this Agreement, which such Newquay Guaranties shall not, without Pluto’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned), be entered into outside of the ordinary course of business or be materially inconsistent in nature and scope with the Newquay Guaranties set forth on Schedule 6.6(a) of the Newquay Disclosure Schedule. To the extent Pluto is unable to effect such a substitution with respect to any Newquay Guaranty after using its reasonable best efforts to do so (including continuing such reasonable best efforts after the Closing), Pluto shall reimburse and hold harmless Newquay and its Affiliates (other than Rover) with respect to the obligations covered by each of Newquay Guaranties for which Pluto does not effect such substitution and shall pay, or cause to be paid, any amounts due thereunder on demand, such that neither Newquay nor its Affiliates (other than Rover) shall from and after the Closing incur any cost, liability or expense whatsoever arising from or in connection with Newquay Guaranties.

(b) Except as set forth in Schedule 6.6(b) of the Newquay Disclosure Schedule or as otherwise contemplated by this Agreement, Newquay shall, and shall cause its Affiliates to, immediately prior to the Closing, execute and deliver such releases, termination agreements and discharges as are necessary to, and shall, to the extent applicable, use reasonable best efforts to obtain FERC authorization to, terminate all Contracts (including any “service level agreements”) between Newquay or any Affiliate (other than Rover), on the one hand, and Rover, on the other hand, such that from and after the Closing, except with respect to any such Contract where FERC authorization for termination has not yet been obtained, neither Newquay or such Affiliate, on the one hand, nor Rover, on the other hand, shall have any further rights or liabilities under such Contracts.

(c) Except as otherwise contemplated by this Agreement, Newquay shall, and shall cause its Affiliates to, enter into one or more arrangements between Rover, on the one hand, and Newquay and its Affiliates (other than Rover), on the other hand, to apply, effective as of the Closing, reasonable arms’ length third-party terms (including payment terms) as mutually agreed between Newquay and Pluto (such terms, the “Third-Party Terms”) to (i) any amounts owing from Newquay or any of its Affiliates (other than Rover) to Rover as of the Effective Time (“Rover Intercompany Receivables”) and (ii) any amounts owing from Rover to Newquay or any of its Affiliates (other than Rover) as of the Effective Time (“Rover Intercompany Payables”), including, for the avoidance of doubt, any Rover Intercompany Receivables or any Rover Intercompany Payables under the Intercompany Money Pool. The Parties hereby acknowledge and agree that (x) Newquay and its Affiliates shall not be required to terminate, cancel, settle or otherwise eliminate any Rover Intercompany Receivables or Rover Intercompany Payables as of the Closing, (y) all Rover Intercompany Receivables and Rover Intercompany Payables shall be settled following the Closing in the ordinary course of business between Rover and Newquay or the applicable Affiliate of Newquay (other than Rover) in accordance with the Third-Party Terms and (z) all Rover Intercompany Receivables and Rover Intercompany Payables shall be reflected in the calculation of Rover Closing Cash, Rover Closing Indebtedness or Rover Closing Net Working Capital, as applicable, prepared in accordance with Schedule 2.2.

Section 6.7 Use of Certain Names.

(a) As soon as reasonably practicable, but in any event within sixty (60) days following the Closing, Pluto shall, and shall cause Rover to, cease using as company or business names, trademarks, brand names or branding, the words, marks, brand names and branding set forth in Schedule 6.7(a) of the Newquay Disclosure Schedule (collectively, the “Newquay Marks”), and any words or expressions similar thereto or constituting an abbreviation or extension thereof or that would, in each case, raise a reasonable likelihood of confusion with Newquay Marks, including eliminating Newquay Marks from the material Rover Real Property and the material assets of Rover, and disposing of any unused stationery and literature in the possession or control of Rover bearing Newquay Marks. Pluto acknowledges that Newquay Marks are owned exclusively by Newquay, and, except to the extent expressly permitted by this Section 6.7(a), from and after the Closing Date, Pluto shall not, and shall cause Rover and its Affiliates not to, use Newquay Marks or other Intellectual Property belonging to Newquay that have not been expressly transferred or licensed to Rover, and Pluto acknowledges that it, its Affiliates and Rover have no rights whatsoever to use or apply to register Newquay Marks.

(b) Notwithstanding the foregoing, Newquay and its Affiliates shall have the perpetual right to use the transferred Trademarks or Rover solely (i) in a non-trademark manner to describe the fact that Newquay previously owned Rover, (ii) as required by applicable Requirements of Law, and (iii) in a manner consistent with “fair use”.

Section 6.8 Transition Services Agreement. Each of Pluto and Newquay shall negotiate and cooperate in good faith and use its reasonable best efforts to identify and agree to the Services (as defined in the Transition Services Agreement) to be provided under the Transition Services Agreement by the date that is 60 days after the date hereof, in order to permit the operation of the Rover Business by Pluto following the Closing in a manner substantially consistent with the operation of the Rover Business by Newquay prior to the Closing. Any such Services identified and agreed by Pluto and Newquay shall be incorporated into the schedules to the Transition Services Agreement attached as Exhibit A hereto prior to the execution thereof.

Section 6.9 Rover Employee Matters.

(a) (i) Following the date of this Agreement, Newquay and Pluto shall cooperate to identify the “Additional Rover Service Employees” in accordance with the terms set forth on Schedule 6.9(a)(iii) of the Newquay Disclosure Schedule, with the number of such employees equal to the Additional Rover Service Employee Limit (as defined and set forth on Schedule 6.9(a)(iii) of the Newquay Disclosure Schedule). For the avoidance of doubt, no individual who is identified as an Additional Rover Service Employee shall be considered as such or as a Rover Business Employee for purposes of this Agreement until Newquay and Pluto have agreed in writing to such identification in accordance with Schedule 6.9(a)(iii) of the Newquay Disclosure Schedule.

(ii) On or prior to the Closing, Newquay shall, and shall cause Rover to, take such steps as are required to transfer the employment of each Newquay Retained Employee and each Rover Direct Employee who is a Long-Term Disability Rover Employee from Rover to Newquay or one of its Affiliates (other than Rover).

(iii) Sixty (60) days prior to the anticipated Closing Date, Pluto shall provide a list (the “Offer List”) to Newquay of the Additional Rover Service Employees to whom Pluto intends to make an offer of employment pursuant to this Section 6.9(a)(iii), which Offer List shall consist of a number of Additional Rover Service Employees equal to the Offer Threshold (as defined and set forth on Schedule 6.9(a)(iii) of the Newquay Disclosure Schedule). If Newquay objects to the inclusion of any Additional Rover Service Employee on the Offer List, then Newquay and Pluto shall cooperate to determine an appropriate course of action with respect to such Additional Rover Service Employee that takes into account the needs of the Rover Business, Newquay’s retained businesses, the services to be provided under the Transition Services Agreement and any Requirements of Law, which course of action may consist of, among other things, selecting a mutually agreeable alternative employee, treating such Additional Rover Service Employee as a Delayed Transfer Employee or amending the Transition Services Agreement and the services to be provided thereunder, and the Offer List shall be appropriately updated. Thirty (30) days prior to the anticipated Closing Date, subject to the provisions of Section 6.9(a)(iv), Pluto or one of its Affiliates shall offer employment, effective at 12:01 A.M., local time, on the Closing Date, to (A) the Rover Dedicated Employees (other than any Long-Term Disability Rover Employees) and (B) the Additional Rover Service Employees on the Offer List, in each case, on terms and conditions consistent with this Section 6.9. Each such offer shall (x) be for a comparable position, (y) be sufficient to avoid common law severance obligations or any severance obligations under any Rover Benefit Plan or Rover Labor Agreement, provided that the relevant Rover Benefit Plan or Rover Labor Agreement has been disclosed to Pluto, and (z) otherwise comply in all respects with applicable Requirements of Law (including with respect to compensation and benefits). Solely for purposes of making offers pursuant to this Section 6.9(a)(iii), Pluto shall have access to Rover Dedicated Employees and Additional Rover Service Employees or, if more practicable, the relevant management personnel to such Rover Dedicated Employee and Additional Rover Service Employee, at times and in a manner reasonably agreed between Pluto and Newquay. Newquay shall not, and shall cause its Affiliates not to, make a competing offer of employment to any Rover Business Employee who receive an offer of employment from Pluto or one of its Affiliates in accordance with this Section 6.9(a)(iii).

(iv) Notwithstanding the foregoing to the contrary, Pluto may delay the transfer of any Rover Dedicated Employees and Additional Rover Service Employees (such employees, “Delayed Transfer Employees”) with the mutual agreement of Newquay, such agreement not to be unreasonably withheld, to a date that is no later than the TSA End Date (such date, a “Delayed Transfer Date”), and in such case, Pluto and its Affiliates shall offer employment to each Delayed Transfer Employee no later than thirty (30) days prior to the applicable Delayed Transfer Date and otherwise on terms and conditions consistent with Section 6.9(a)(iii). In the event any Delayed Transfer Employee terminates employment prior to the Delayed Transfer Date, Newquay and Pluto shall cooperate and use reasonable best efforts to identify a suitable internal replacement. Newquay and Pluto shall reasonably cooperate to the extent necessary to give proper effect to the other provisions of this Agreement in connection with any Delayed Transfer Employee.

(v) Subject to Requirements of Law, with respect to any Long-Term Disability Rover Employee who returns to active employment with Newquay and its Affiliates within one hundred and eighty (180) days following the Closing Date or such later time as required by the terms of any applicable Rover Labor Agreement, Pluto or its applicable Affiliate shall offer employment to such Long-Term Disability Rover Employee on the earliest practicable date following the return of such individual to active employment with Newquay and its Affiliates and otherwise on terms and conditions consistent with Section 6.9(a)(iii). Newquay shall promptly notify Pluto of any Rover Business Employee becoming a Long-Term Disability Rover Employee and his or her return to active status.

(vi) In addition, during the Transition Period of the Transition Services Agreement, and subject to Newquay or its Affiliates’ consent, which shall not be unreasonably withheld, taking into account the needs of the Rover Business, Newquay’s retained businesses, the services to be provided under the Transition Services Agreement and any Requirements of Law, Pluto or one of its Affiliates may (but shall not be required to) offer employment to one or more of the TSA Employees on terms and conditions consistent with Section 6.9(a)(iii).

(vii) To the extent reasonably determined to be necessary, Newquay and Pluto shall cooperate to amend the Transition Services Agreement and modify the scope of services or service period of any Transition Services (as defined in the Transition Services Agreement) set forth on Exhibit A thereto to reflect (A) the transfer of Additional Rover Service Employees or TSA Employees, as applicable, and (B) the agreement to treat any Rover Business Employee as a Delayed Transfer Employee and the ultimate transfer of such Delayed Transfer Employee.

(viii) In the case of any Delayed Transfer Employee, Long-Term Disability Rover Employee or TSA Employee who becomes a Transferred Employee on or after the day following the Closing Date, all references in this Section 6.9 (except where explicitly stated to the contrary and except with respect to Sections 6.9(c), 6.9(i) and 6.9(j)) to the “Closing” or the “Closing Date” shall be deemed to be references to the day on which such individual becomes a Transferred Employee. Notwithstanding the foregoing, for purposes of Sections 6.9(i) and (j), for Delayed Transfer Employees, Long-Term Disability Rover Employees and TSA Employees, all references to the “Closing” or the “Closing Date” shall be deemed to be references to the next January 1 following the date that a Delayed Transfer Employee, Long-Term Disability Rover Employee or TSA Employee becomes a Transferred Employee; provided, however that each Retiree Benefit Transfer Employee shall become eligible to participate in the applicable Rover pension plan under the Rover Pension Plan Trust or Rover RW Plan as of the date such Retiree Benefit Transfer Employee becomes a Transferred Employee; and provided further that each Retiree Benefit Transfer Employee shall not accrue benefits under the applicable Newquay Pension Plan following the Delayed Transfer Date.

(b) (i) With respect to each Rover Dedicated Employee, Pluto or its Affiliates shall bear all the Liabilities relating to, and shall indemnify and hold harmless Newquay and its Affiliates from and against, all Severance Obligations with respect to such Rover Dedicated Employee directly or indirectly arising out of or in connection with Newquay and its Affiliates terminating the employment of such Rover Dedicated Employee following the failure of Pluto or its Affiliates to make an offer of employment that complies with the terms and conditions of this Agreement to such Rover Dedicated Employee. “Severance Obligations” means all statutory or contractual severance or other severance payments or benefits pursuant to a Rover Benefit Plan previously disclosed to Pluto, including any such payments or benefits payable pursuant to a Rover Benefit Plan or Rover Labor Agreement, including any pro-rata bonus (but excluding long-term incentive award vesting and any other legally mandated payment obligations) and any compensation payable during a mandatory termination notice period in connection with the termination of employment of the applicable Rover Business Employee.

(ii) With respect to each Additional Rover Service Employee, Pluto or its Affiliates shall bear solely those Liabilities relating to, and shall indemnify and hold harmless Newquay and its Affiliates from and against, a portion, which portion shall be equal to the Weighted-Average Severance Percentage, of all Severance Obligations with respect to such Additional Rover Service Employee directly or indirectly arising out of or in connection with Newquay and its Affiliates terminating the employment of such Additional Rover Service Employee following the failure of Pluto or its Affiliates to make an offer of employment that complies with the terms and conditions of this Agreement to such Additional Rover Service Employee. Newquay and its Affiliates shall bear all the Liabilities relating to, and shall indemnify and hold harmless Pluto and its Affiliates from and against all Severance Obligations with respect to such Additional Rover Severance Employee in excess of such portion. Schedule 6.9(b)(ii) of the Newquay Disclosure Schedule provides an example that illustrates the intended operation of this Section 6.9(b)(ii).

(iii) The “Weighted-Average Severance Percentage” shall mean a percentage equal to (A) one-hundred (100) multiplied by (B) a fraction, the numerator of which is the Weighted-Average Numerator and the denominator of which is the total number of Additional Rover Service Employees for whom Pluto or its Affiliates failed to make an offer of employment that complies with the terms and conditions of this Agreement.

(iv) The “Weighted-Average Numerator” shall equal the sum of (A) the Offer Threshold minus the total number of Additional Rover Service Employees for whom Pluto or its Affiliates made an offer of employment that complies with the terms and conditions of this Agreement (provided that the amount in this clause (A) shall not be less than zero) and (B) the product of (x) one-half and (y) (I) the Additional Rover Service Employee Limit minus (II) the greater of (1) the Offer Threshold and (2) the total number of Additional Rover Service Employees for whom Pluto or its Affiliates made an offer of employment that complies with the terms and conditions of this Agreement.

(v) Notwithstanding anything else in this Agreement to the contrary, for purposes of calculating the Weighted-Average Severance Percentage, any Additional Rover Service Employee who is a Delayed Transfer Employee shall be considered an Additional Rover Service Employee for whom Pluto or its Affiliates made an offer of employment that complies with the terms and conditions of this Agreement. In the event that Pluto or its Affiliates fails to make an offer of employment that complies with the terms and conditions of this Agreement to such Delayed Transfer Employee (or his or her replacement, if applicable), then the Weighted-Average Severance Percentage shall be recalculated treating such Delayed Transfer Employee as an Additional Rover Service Employees for whom Pluto or its Affiliates failed to make an offer of employment that complies with the terms and conditions of this Agreement, and Pluto or its applicable Affiliate shall promptly reimburse Newquay or its applicable Affiliate for any Severance Obligations that are the responsibility of Pluto based on such recalculated Weighted-Average Severance Percentage that were previously borne by Newquay and its Affiliates.

(c) Except as otherwise required by Requirement of Law or the terms of any Rover Labor Agreement, for the period commencing on the Closing Date and ending twelve (12) months thereafter, Pluto shall provide or cause to be provided to each Transferred Employee (i) a base salary or wage rate that is no less favorable than the base salary or wage rate provided by Newquay or any of its Affiliates (including Rover) to such Transferred Employee immediately prior to the Closing, (ii) annual cash incentive opportunities that are no less favorable than those provided by Newquay or any of its Affiliates (including Rover) to such Transferred Employee immediately prior to the Closing, (iii) employee benefits (excluding long-term incentives and benefits under equity-based plans) that are substantially comparable in the aggregate to those provided by Newquay or any of its Affiliates (including Rover) to such Transferred Employee immediately prior to the Closing (which employee benefits may be provided under the Continuing Pluto Plans and/or pursuant to the Transition Services Agreement as mutually agreed between Pluto and Newquay) and (iv) without limiting the foregoing clause (iii), severance benefits that are no less favorable than those provided by Newquay or any of its Affiliates (including Rover) to such Transferred Employee immediately prior to the Closing, as previously disclosed to Pluto. Notwithstanding the foregoing, Transferred Employees who are subject to a Rover Labor Agreement shall be governed by the terms of the applicable Rover Labor Agreement and Pluto shall provide or cause to be provided to each such Transferred Employee the compensation and benefits required under the terms of the applicable Rover Labor Agreement, subject to effects bargaining as contemplated by Section 6.9(f).

(d) Except as otherwise required by Requirement of Law, for all purposes, including eligibility, vesting and (other than with respect to defined benefit pension plans or subsidized retirement benefit arrangements) benefit accrual purposes, under the employee benefit plans of Pluto and its Affiliates, if any, that are offered and provide benefits to Transferred Employees after the Closing Date (the “Continuing Pluto Plans”), each Transferred Employee shall be credited with his or her years of service with Newquay and its Affiliates (including Rover) and any of their respective predecessors prior to the Closing Date to the same extent as such employee was entitled prior to the Closing Date to credit for such service under any similar Rover Benefit Plan, except to the extent such credit would result in a duplication of benefits. For purposes of each Continuing Pluto Plan, if any, providing medical, dental, pharmaceutical or vision benefits to any Transferred Employee, Pluto shall use its commercially reasonable efforts to (i) waive any pre-existing condition exclusion, actively-at-work requirement and waiting period under such Continuing Pluto Plan, to the extent such pre-existing condition exclusion, actively-at-work requirement or waiting period was satisfied or did not apply to such employee under the comparable Rover Benefit Plan prior to the Closing Date and (ii) provide such Transferred Employee and his or her covered dependents with credit for all eligible expenses incurred by such Transferred Employee and his or her covered dependents under the comparable

Rover Benefit Plans during the portion of the plan year ending on the date such Transferred Employee’s participation in the corresponding Continuing Pluto Plan begins for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Transferred Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Continuing Pluto Plan subject to all applicable terms and conditions relating to such benefits or amounts.

(e) As of the Closing Date, the Transferred Employees shall cease active participation in all Rover Benefit Plans other than any Assumed Benefit Plan, which shall be treated in accordance with the provisions set forth in Sections 6.9(g), 6.9(h), 6.9(i), 6.9(j) and 6.9(k). As of the Closing Date, Pluto shall assume and honor, or shall cause a Subsidiary of Pluto (including Rover) to assume or retain and honor, in accordance with their terms (including terms related to amendment and termination), each Assumed Benefit Plan, and Pluto shall assume and honor, or shall cause a Subsidiary of Pluto (including Rover) to assume or retain and honor all Liabilities attributable to the Rover Business in respect of each Assumed Benefit Plan.

(f) Effective as of the Closing Date, Pluto shall cause Rover to take any actions necessary to adopt and assume the Rover Labor Agreements so that, effective immediately following the Closing, Rover shall assume and be liable for all obligations of Newquay and its Affiliates under the Rover Labor Agreements with respect to the Rover Business Employees and Rover Business Former Employees, provided, however, that with respect to the Rover Labor Agreements, Newquay and Pluto shall, and shall cause their Affiliates to take the actions set forth on Schedule 6.9(f)(i) of the Newquay Disclosure Schedule within the timeframes set forth on such schedule and Newquay shall, and shall cause its Affiliates to, undertake any and all such bargaining obligations (including “effects” bargaining obligations) in compliance with Schedule 6.9(f)(ii) of the Newquay Disclosure Schedule, (ii) reasonably cooperate with Pluto with respect to any such bargaining, including by notifying Pluto in advance of the dates, times and locations of any bargaining sessions or other meetings with collective bargaining representatives and promptly sharing with Pluto all material information, developments, notices and filings with respect to the bargaining sessions and (iii) use commercially reasonable efforts to complete such bargaining as promptly as reasonably practicable prior to the Closing Date, including by committing labor personnel and resources as reasonably necessary to do so; provided, however, that if Newquay or its Affiliates and the relevant collective bargaining representative(s) reach a legal impasse after negotiating in good faith in accordance with any applicable Requirement of Law with respect to the Rover Labor Agreements, upon Pluto’s request, Newquay and its Affiliates shall use their commercially reasonable efforts to engage a mediator to resolve, prior to the Closing Date, any outstanding bargaining issues causing such impasse with the relevant collective bargaining representative(s); provided further that (x) neither Newquay nor any of its Affiliates shall have any obligation to amend, modify or otherwise relinquish any rights under any collective bargaining agreement of Newquay or any of its Affiliates other than the Rover Labor Agreements or to make any payment or grant any other concession in connection with any collective bargaining agreement of Newquay or any of its Affiliates other than the Rover Labor Agreements and (y) any obligation of Newquay or any of its Affiliates pursuant to this Section 6.9(f) to reasonably cooperate or use commercially reasonable efforts shall not require Newquay and its Affiliates to take any action, or refrain from taking any action, that would materially and adversely impact its relations with any of its other collective bargaining units. Pluto shall, and shall cause its Affiliates to, agree to engage in any type of bargaining required under any applicable Requirement of Law (including “effects” bargaining) with any collective bargaining representative, from and after the Closing Date until such obligation is no longer required under any applicable Requirement of Law. Notwithstanding the foregoing, the provisions of this Section 6.9(f) and Schedules 6.9(f)(i) and (ii) of the Newquay Disclosure Schedule shall be subject to Schedule 6.9(f)(iii) of the Newquay Disclosure Schedule.

(g) Effective as of the Closing, Pluto shall, or shall cause a Subsidiary of Pluto, to assume Liability for all vacation days (regular, supplemental or banked) accrued or earned but not yet taken by each Transferred Employee as of immediately prior to the Closing (the “Rover Accrued Vacation Days”). In the event that a Transferred Employee is entitled under applicable Requirements of Law or any policy of Newquay and its Affiliates to be paid for any Rover Accrued Vacation Days in connection with the Closing, (i) Rover or, solely to the extent required by applicable Requirements of Law, Newquay or its applicable Affiliate (other than Rover), shall pay and be responsible for any required amounts to such employee and (ii) to the extent any such amounts are paid by Newquay or any of its Affiliates (other than Rover), Pluto shall promptly reimburse Newquay or its applicable Affiliate for such amounts. Effective as of the Closing, Pluto shall, and shall cause its Affiliates to, honor all the Rover Accrued Vacation Days for which payout is not made pursuant to the immediately preceding sentence; provided that, in the event Pluto is required to honor any Rover Accrued Vacation Days pursuant to the foregoing that are “purchased vacation days”, to the extent that Newquay or one of its Affiliates (other than Rover) has received payment in respect of such purchased vacation days (the aggregate of all such amounts received by Newquay and its Affiliates, the “Purchased Vacation True-Up”), then Newquay or one of its Affiliates shall make a cash payment to Pluto or its designated Affiliate equal to the Purchased Vacation True-Up.

(h) If any Rover Business Employee requires a work permit or employment pass or other legal or regulatory approval for his or her employment with Pluto or its Affiliates, Pluto shall, and shall cause its Affiliates to, use their commercially reasonable efforts to cause any such permit, pass or other approval to be obtained and in effect prior to the Closing Date. Notwithstanding the foregoing, to the extent permitted by applicable Requirements of Law and any applicable Rover Labor Agreement, in the event an applicable permit, pass or approval for a Rover Business Employee is not in place with Pluto or its applicable Affiliate as of the Closing Date, such Rover Business Employee shall be treated as a Long-Term Disability Rover Employee, except that such Rover Business Employee’s employment shall become effective as soon as practicable following Pluto’s obtainment of the applicable permit, pass or approval, and the Parties shall reasonably cooperate to provide for the services of such Rover Business Employee to be made available exclusively to Pluto through an employee secondment, services or similar arrangement (in each case to the extent permissible under the Requirements of Law) under which Pluto shall be responsible for all the economic costs of such individual’s compensation and benefits including any increased compensation payable under any Rover Benefit Plan as a result of such individual’s continued service with Newquay and its Affiliates for such service period until the applicable work permit can be obtained; provided, however, that Pluto shall, and shall cause its Affiliates to, continue to use their commercially reasonable efforts to obtain the applicable work permit. In addition to the foregoing, with respect to each Rover Business Employee who is a foreign national working in the United States in non-immigrant visa status, to the extent permitted under applicable Requirements of Law, Pluto shall employ such

Rover Business Employee under terms and conditions such that Pluto qualifies as a “successor employer” under applicable United States immigration laws effective as of the Closing for immigration-related purposes only, and Pluto shall not by reason of any such election be deemed to have otherwise assumed any Liabilities (other than with respect to the immigration-related liabilities and responsibilities associated with the applicable visa petitions) or to be a successor for any other purpose except to the extent otherwise set forth in this Agreement.

(i) (i) With respect to each defined benefit pension plan, program, agreement or arrangement listed as an Assumed Benefit Plan in Schedule 5.13 of the Newquay Disclosure Schedule that is intended to be qualified under Section 401(a) of the Code and that is sponsored or maintained by Newquay or any of its Affiliates and in which any Rover Direct Employee, Rover Dedicated Employee, Additional Rover Service Employee who is on the Offer List, TSA Employee, in each case, who becomes a Transferred Employee, and Rover Business Former Employee (collectively, the “Retiree Benefit Transfer Employees”) participates as of immediately prior to the Closing, whether on an active or inactive basis (each, a “Newquay Pension Plan”), Pluto shall use commercially reasonable efforts to have in effect or shall cause to be in effect on, or as soon as administratively practicable following, the Closing Date a defined benefit pension plan that is intended to be qualified under Section 401(a) of the Code (each, a “Rover Pension Plan”) and a related trust that is intended to be exempt from tax under Section 501(a) of the Code (each, a “Rover Pension Plan Trust”). Pluto shall establish and maintain each Rover Pension Plan for the benefit of the Retiree Benefit Transfer Employees who participated in the corresponding Newquay Pension Plan as of immediately prior to the Closing, and shall cause each such individual to become a participant in such Rover Pension Plan as of the Closing Date.

(ii) As of the Closing Date, Pluto shall cause each Rover Pension Plan to assume all Liabilities and obligations of Newquay and its Affiliates for the benefits accrued by the Retiree Benefit Transfer Employees under the applicable Newquay Pension Plan as of immediately prior to the Closing (such benefits, collectively, the “Accrued Rover DB Benefits”); provided that, for the period between the Closing and the applicable Pension Transfer Date (as defined below), Newquay and its Affiliates shall, to the extent permitted by Requirements of Law, continue to make all required employer contributions to such Newquay Pension Plan and all scheduled benefit payments to such individuals and their applicable beneficiaries in respect of the Accrued Rover DB Benefits in accordance with the terms of such Newquay Pension Plan, as in effect immediately prior to the Closing, and the Requirements of Law.

(iii) Pluto shall cause each Rover Pension Plan and each Rover Pension Plan Trust (and any successors to such plan and/or trust) to (A) provide that, with respect to assets transferred to such Rover Pension Plan from the applicable Newquay Pension Plan in accordance with this Section 6.9(i), such assets shall be held by the applicable Rover Pension Plan Trust for the exclusive benefit of the participants in such Rover Pension Plan; (B) provide that the Accrued Rover DB Benefits may not be decreased by amendment or otherwise and (C) have terms and features (including employer contribution provisions and elections in respect of form of payment of Accrued Rover DB Benefits, but excluding benefit accrual provisions) that are substantially identical to the applicable Newquay Pension Plan, such that each Newquay Pension Plan is substantially replaced by a corresponding Rover Pension Plan.

(iv) As soon as practicable following the Closing, Newquay and its Affiliates shall procure that the trustee of a Newquay Pension Plan shall transfer to the trustee of the corresponding Rover Pension Plan assets equal to (A) the amount required to be transferred pursuant to Section 414(l) of the Code and Section 4044 of ERISA, determined as if the Newquay Pension Plan were terminated immediately prior to the Closing (which, for the avoidance of doubt, may be, if applicable, the “de minimis” amount pursuant to Treasury Regulation Section 1.414(l)-1(h)) using the same actuarial assumptions and methodology used by Newquay to prepare the most recent financial statements relating to such Newquay Pension Plan, as they may be updated from time to time in Newquay’s reasonable discretion, (for the avoidance of doubt, such actuarial assumptions and methodology need not include the safe harbor assumptions specified in Section 414(l) of the Code or Section 4044 of ERISA), subject to any requirements under such Sections of the Code and ERISA (each such required amount, a “Section 4044 Amount”); adjusted by (B) for the period between the Closing and the date such assets are transferred (each, a “Pension Transfer Date”), an interest increment or debit on the applicable Section 4044 Amount at the rate equal to the actual rate of return earned by the related trust or segregated subaccount, as applicable, holding such assets to be transferred as part of the applicable Section 4044 Amount, as determined by the applicable trustee, through the end of the calendar month preceding the Pension Transfer Date; minus (C) any benefit payments that are made from the applicable Newquay Pension Plan to the Retiree Benefit Transfer Employees in respect of the applicable Accrued Rover DB Benefits for the period between the Closing and the applicable Pension Transfer Date; minus (D) any reasonable costs or expenses incurred by Newquay and its Affiliates in respect of the applicable Accrued Rover DB Benefits for the period between the Closing and the applicable Pension Transfer Date. If requested by Pluto, such assets shall be transferred in the form of cash or, to the extent that Newquay is unable to effect such transfer entirely in cash after using commercially reasonable efforts (consistent with ERISA fiduciary obligations) to do so, other assets that are reasonably representative of such Newquay Pension Plan’s investment portfolio as a whole as of the Pension Transfer Date; provided, however, Newquay shall not be obligated to convert assets into cash to the extent that such conversion would result in a significant reduction in the value of such assets or the remaining assets with respect to such Newquay Pension Plan. Notwithstanding the foregoing, Newquay shall have no obligation to cause any such transfer until such time as Newquay has been provided evidence reasonably satisfactory to Newquay that the applicable Rover Pension Plan satisfies the requirements for a U.S. tax qualified plan under Section 401(a) of the Code and that the applicable Rover Pension Plan Trust is exempt from Tax under Section 501(a) of the Code, and the Parties have received all other applicable approvals from all applicable Governmental Authorities. For purposes of this Section 6.9(i)(iv), to the extent permitted by Requirements of Law, the fair market value of the assets of the Newquay Pension Plans shall be based on actual market values as of the Closing.

(v) In connection with each Pension Transfer Date, Newquay shall calculate (A) the applicable amount required to be transferred under clause (iv) above on such Pension Transfer Date minus (B) the amount that would have transferred under clause (iv) above on such Pension Transfer Date if the Section 4044 Amount was equal to (x) the aggregate value of the assets held in the trust related to the applicable Newquay Pension Plan as of immediately prior to the Closing multiplied by (y) a fraction, the numerator of which is the aggregate projected benefit obligation of the applicable Accrued Rover DB Benefits and the denominator of which is the aggregate projected benefit obligation of all Liabilities and obligations for the benefits accrued under the applicable Newquay Pension Plan as of immediately prior to the Closing, in each case, calculated in accordance with GAAP and using the same actuarial assumptions and methodology used by Newquay to prepare its most recent audited financial statements prior to the Closing Date, as such assumptions and methodologies may be updated by Newquay as reasonably necessary solely to the extent such updates are consistent with updates made by Newquay with respect to the pension plans maintained by Newquay or its Affiliates and with the prior written consent of Pluto (which consent shall not be unreasonably withheld, delayed or conditioned) (each such amount, a “Pension True-Up Amount”). If the applicable Pension True-Up Amount is positive, Pluto shall pay such amount to Newquay or its designee, and if the applicable Pension True-Up Amount is negative, Newquay shall pay the absolute value of such amount to Pluto or its designee, in each case, no later than the applicable Pension Transfer Date.

(vi) All Section 4044 Amounts and Pension True-Up Amounts shall be determined by an enrolled actuary designated by Newquay, and Newquay shall provide an actuary designated by Pluto with information reasonably necessary to also calculate such Section 4044 Amounts and Pension True-Up Amounts and to verify that such calculations with respect to the Section 4044 Amounts have been performed in a manner consistent with Section 414(l) of the Code and Section 4044 of ERISA. Within thirty (30) calendar days following receipt by Pluto’s actuary of Newquay’s actuary’s calculation of a Section 4044 Amount and Pension True-Up Amount and the information described in the preceding sentence, Pluto shall notify Newquay in writing if there is a good faith dispute between Newquay’s actuary and Pluto’s actuary as to whether Newquay’s calculation of such Section 4044 Amount or Pension True-Up Amount is in violation of applicable Requirements of Law or contains errors of a mathematical nature. If Pluto does not notify Newquay of any such good faith dispute within such thirty (30) calendar day period, the determination of Newquay’s actuary shall become conclusive, final and binding. If any such dispute remains unresolved for thirty (30) calendar days following Newquay’s receipt of such written notification from Pluto (or within such longer period as Newquay and Pluto shall mutually agree), Newquay and Pluto shall (in writing) select and appoint a third independent actuary mutually acceptable to Newquay and Pluto (the cost of which shall be borne equally by Newquay and Pluto), who shall make a conclusive, final and binding determination of the applicable Section 4044 Amount and Pension True-Up Amount in accordance with applicable Requirements of Law. Each of Newquay and Pluto shall be responsible for the cost of its own actuary. Newquay’s actuary shall be responsible for any required actuarial certification under Section 414(l) of the Code.

(vii) Newquay and Pluto shall reasonably cooperate to make any and all filings and submissions to the appropriate Governmental Authorities required to be made by Newquay or Pluto in effectuating the provisions of this Section 6.9(i), including (A) IRS Forms 5310-A in respect of the transfers of assets and (B) in the event that the Transactions constitute a “reportable event” (within the meaning of Section 4043 of ERISA) for which the thirty (30)-day notice has not been waived, timely notification of the Pension Benefit Guaranty Corporation and filing of all reports required in connection therewith.

(viii) Provided that Newquay has provided to Pluto the information described in the last sentence of this clause (viii) regarding elections made by the Retiree Benefit Transfer Employees under the Newquay Pension Plan, Pluto shall cause each Rover Pension Plan to recognize and maintain all existing elections, including, but not limited to, beneficiary designations, payment forms and other rights of alternate payees under qualified domestic relation orders as were in effect under the corresponding Newquay Pension Plan, unless and until changed or modified in accordance with the terms of the applicable plan or otherwise in accordance with applicable Requirements of Law. To the extent applicable, the provisions of this Section 6.9(i) shall apply to the eligible dependents of the Retiree Benefit Transfer Employees. As soon as administratively practicable following the Closing, Newquay shall provide to Pluto copies of all such beneficiary designations, payment forms and all other documents, files and other information that Pluto may need to administer each Rover Pension Plan in accordance with the terms of this Agreement, and, once provided, Newquay shall update any such information as reasonably appropriate.

(ix) With respect to the Rover Business Employees and TSA Employees who are anticipated to be Transferred Employees and who participate in a defined benefit pension plan maintained by Newquay and its Affiliates that is not a Newquay Pension Plan (an “Additional Pension Plan”), Newquay and Pluto shall cooperate to determine the appropriate treatment of such plans, including whether or not they should be treated as Assumed Benefit Plans for purposes of this Section 6.9(i). If Newquay and Pluto cannot reach a mutually acceptable agreement regarding such treatment, then Newquay may, acting reasonably, replace the Rover Business Employees and TSA Employees who participate in Additional Pension Plans with alternative employees of Newquay and its Affiliates who do not participate in such plans. For the avoidance of doubt, Pluto and its Affiliates are not required pursuant to the terms of this Agreement to make offers of employment to any employee who participates in an Additional Pension Plan, subject to the severance obligations in Section 6.9(b).

(j) (i) With respect to each retiree health or welfare plan that is sponsored or maintained by Newquay or its Affiliates and in which any Retiree Benefit Transfer Employee participates as of immediately prior to the Closing, whether on an active or inactive basis (each, a “Newquay RW Plan”), Pluto shall use commercially reasonable efforts to have in effect or shall cause to be in effect on, or as soon as administratively practicable following, the Closing Date one or more retiree health or welfare plans (each, a “Rover RW Plan”) that have material terms and features that are substantially identical to the corresponding Newquay RW Plan, such that the benefits provided under the Newquay RW Plan are substantially replicated. As of the Closing Date, Pluto shall cause each Rover RW Plan to assume all Liabilities and obligations of Newquay and its Affiliates for the benefits accrued by the Retiree Benefit Transfer Employees under the applicable Newquay RW Plan as of immediately prior to the Closing (the “Rover Business RW Benefits”); provided that, for the period between the Closing and the applicable RW Transfer Date (as defined below), Newquay or its Affiliates shall, to the extent permitted by Requirements of Law, continue to make and credit all required participant and employer contributions to the Newquay RW Plans and make all benefit payments in respect of the Rover Business RW Benefits in accordance with the terms of the Newquay RW Plans, as in effect immediately prior to the Closing, and the Requirements of Law.

(ii) As soon as practicable following the Closing, with respect to each subaccount within a trust holding assets that are intended, in whole or in part, to satisfy the Rover Business RW Benefits (or with respect to the entire trust if such trust is not divided into subaccounts), Newquay and its Affiliates shall procure that the applicable trustee shall transfer to the trustee of the corresponding Rover RW Plan the following assets (each, an “RW Transfer Amount”): (A) the applicable Closing Date RW Amount (as defined below); adjusted by (B) for the period between the Closing and the date such assets are transferred (each, a “RW Transfer Date”), an interest increment or debit on the applicable Closing Date RW Amount at the rate of return earned by the applicable subaccount or trust, as applicable, holding such Closing Date RW Amount, as determined by the applicable trustee, through the end of the calendar month preceding the applicable RW Transfer Date; plus (C) an amount equal to any contributions made to such subaccount or trust by or on behalf of Retiree Benefit Transfer Employees during the period between the Closing and the applicable RW Transfer Date; minus (D) any payments that are made from such subaccount or trust, as applicable, in respect of the applicable Rover Business RW Benefits for the period between the Closing and the applicable RW Transfer Date; minus (E) any reasonable costs or expenses incurred by Newquay and its Affiliates in respect of the applicable Rover Business RW Benefits for the period between the Closing and the applicable RW Transfer Date. If requested, such assets shall be transferred in the form of cash or, to the extent that Newquay is unable to effect such transfer entirely in cash after using commercially reasonable efforts (consistent with ERISA fiduciary obligations) to do so, other assets that are reasonably representative of the investment portfolio of the applicable subaccount (or the entire trust as a whole if such trust is not divided into subaccounts) as of the RW Transfer Date; provided, however, Newquay shall not be obligated to convert assets into cash to the extent that such conversion would result in a significant reduction in the value of such assets or the remaining assets with respect to such subaccount (or the entire trust as a whole if such trust is not divided into subaccounts).

(iii) With respect to each subaccount within a trust holding assets that are intended, in whole or in part, to satisfy the Rover Business RW Benefits (or with respect to the entire trust if such trust is not divided into subaccounts), the applicable “Closing Date RW Amount” shall mean an amount equal to (A) the aggregate value of the assets held in such subaccount or trust, as applicable, multiplied by (B) a fraction, the numerator of which is (x) the aggregate projected benefit obligation of the applicable Rover Business RW Benefits and the denominator of which is (y) the aggregate projected benefit obligation of all postretirement benefits that are intended to be satisfied by assets held in such subaccount or trust, as applicable, in the case of each of (x) and (y), calculated in accordance with GAAP and determined as of the Closing Date.

(iv) All Closing Date RW Amounts shall be determined by an enrolled actuary designated by Newquay, and Newquay shall provide an actuary designated by Pluto with information reasonably necessary to also calculate such Closing Date RW Amounts and to verify that such calculations with respect to the Closing Date RW Amounts have been performed in a manner consistent with GAAP. Within thirty (30) calendar days following receipt by Pluto’s actuary of Newquay’s actuary’s calculation of a Closing Date RW Amount and the information described in the preceding sentence, Pluto shall notify Newquay in writing if there is a good faith dispute between Newquay’s actuary and Pluto’s actuary as to whether Newquay’s calculation of such Closing Date RW Amount is in violation of applicable Requirements of Law or contains errors of a mathematical nature. If Pluto does not notify Newquay of any such good faith dispute within such thirty (30) calendar day period, the determination of Newquay’s actuary shall become conclusive, final and binding. If any such dispute remains unresolved for thirty (30) calendar days following Newquay’s receipt of such written notification from Pluto (or within such longer period as Newquay and Pluto shall mutually agree), Newquay and Pluto shall (in writing) select and appoint a third independent actuary mutually acceptable to Newquay and Pluto (the cost of which shall be borne equally by Newquay and Pluto), who shall make a conclusive, final and binding determination of the applicable Closing Date RW Amount in accordance with applicable Requirements of Law. Each of Newquay and Pluto shall be responsible for the cost of its own actuary.

(v) Notwithstanding anything herein to the contrary, if an RW Transfer Amount is negative, then, within five (5) Business Days after the applicable Closing Date RW Amount becomes final and binding, Pluto shall pay to Newquay the absolute value of such RW Transfer Amount. If, following an RW Transfer Date, Newquay or any of its Affiliates is required to pay any amounts in respect of the applicable Rover Business RW Benefits, Pluto or its applicable Affiliate shall reimburse Newquay or its applicable Affiliate for such amounts within five (5) Business Days of Newquay notifying Pluto of such payment; provided that reasonably acceptable documentation of such payment is provided by Newquay to Pluto.

(vi) As soon as administratively practicable following the Closing, Newquay shall provide to Pluto copies of all participant elections, payment forms and all other documents, files and other information that Pluto may need to administer each Rover RW Plan in accordance with the terms of this Agreement, and, once provided, Newquay shall update any such information as reasonably appropriate.

(k) As soon as practicable after the Closing, Pluto shall cause a tax-qualified qualified defined contribution retirement plan of Pluto with a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (the “Pluto 401(k) Plan”) to accept “direct rollovers” (as described in Section 401(a)(31) of the Code and including the in-kind rollover of notes evidencing participant loans) of the account balances of each Transferred Employee from the applicable Rover Benefit Plan that is a tax-qualified defined contribution retirement plan with a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (the “Newquay 401(k) Plan”) if such direct rollover is elected in accordance with applicable Requirements of Law and the terms of the Newquay 401(k) Plan by such Transferred Employee. Newquay and Pluto shall cooperate in good faith to take commercially reasonable actions needed to permit each Transferred Employee with an outstanding loan balance under the Newquay 401(k) Plan as of the Closing Date to continue to make scheduled loan payments to the Newquay 401(k) Plan after the Closing Date, pending the distribution and in-kind rollover of the notes evidencing such loans from the Newquay 401(k) Plan to the Pluto 401(k) Plan so as to prevent, to the extent reasonably possible, a deemed distribution or loan offset with respect to such outstanding loans.

(l) Nothing in this Section 6.9 shall be treated as an amendment of, an undertaking to amend or terminate, or a limitation on the ability of Pluto or its Affiliates to amend or terminate any employee benefit plan (including Assumed Benefit Plans). Nothing herein shall require Pluto or its Affiliates to continue to employ the services of any particular individual after the Closing Date. Without limiting the generality of Section 11.9, the provisions of this Section 6.9 are for the sole benefit of the Parties and nothing herein, express or implied, is intended or shall be construed to confer upon or give any Person (including for the avoidance of doubt, any Rover Business Employee or Rover Business Former Employee), other than the Parties and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (including with respect to the matters provided for in this Section 6.9) under or by reason of any provision of this Agreement.

Section 6.10 Public Announcements. The mutual announcement of the Agreement and the Transactions immediately following the execution of this Agreement shall be as agreed by Pluto and Newquay. Newquay and Pluto will consult with each other before issuing, and will provide each other reasonable opportunity to review, comment upon and concur with, any other press release or otherwise making any public statements with respect to this Agreement or the Transactions, and shall not issue any such press release or make any such written public statement prior to obtaining the other Party’s written approval (which approval shall not be unreasonably withheld, conditioned or delayed), except (a) as the Parties or their respective Affiliates may be required, at the advice of counsel, to do by Requirement of Law, court order or by obligations pursuant to any listing agreement with any applicable securities exchange (in which case such Party will, to the extent practicable, promptly inform the other Party in writing in advance of such compelled disclosure), and (b) as is consistent with previous press releases, public disclosures or public statements made jointly by the Parties or otherwise in a manner consistent with this Section 6.10; provided that, in each such case, to the extent practicable, the Party intending to make such release shall use its reasonable best efforts consistent with Requirement of Law to consult with the other Party in advance of such release with respect to the text thereof.

Section 6.11 Alternative Transactions.

(a) From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement, Newquay shall not, directly or indirectly, solicit, negotiate with, provide any nonpublic information regarding Rover to, enter into any Contract with, or in any manner encourage, any proposal of, any Person (other than Pluto and its Affiliates) relating to a potential acquisition of all or a material portion of the equity interests of Rover or all or a material portion of the assets of the Rover Business, whether by merger, sale of stock, sale of assets or otherwise (collectively, “Rover Acquisition Proposals”). Notwithstanding the foregoing, nothing in this Section 6.11(a) is intended to restrict or limit Newquay or any of

Newquay’s Affiliates from entering into, engaging in or consummating any transaction not involving Rover or its business or assets. Newquay shall immediately cease all communications with any such Person that may be ongoing with respect to a Rover Acquisition Proposal as of the date hereof and request that each such Person promptly return or destroy all confidential information furnished to such Person by or on behalf of Newquay in connection with any such Rover Acquisition Proposal.

(b) Notwithstanding any provision of this Agreement to the contrary, including this Section 6.11, nothing in this Agreement is intended to restrict or limit Newquay from entering into, engaging in or consummating any transaction involving the acquisition or transfer (including by scheme of arrangement) of all or any portion of the equity interests of Newquay Topco or all or any portion of the assets of Newquay, provided, that any asset transaction transferring only a portion of Newquay’s assets shall not include the Rover Equity Interest.

Section 6.12 Insurance. Pluto and Rover acknowledge that, except as provided in this Section 6.12, (a) all insurance policies maintained by Newquay or any of its Affiliates (other than Rover) for the benefit of Rover or the Rover Business, including, for the avoidance of doubt, any self-insurance or captive insurance or reinsurance policy or program (the “Insurance Policies”) are part of the corporate insurance program maintained by Newquay, and such coverage shall not be available or transferred to Rover or Pluto, (b) from and after the Closing, Rover and the Rover Business shall cease to be insured by the Insurance Policies, and (c) from and after the Closing, Pluto shall be responsible for securing all insurance it deems appropriate for its operation of Rover and the Rover Business. From and after the Closing, Newquay and its Affiliates shall have no obligation to Pluto or Rover with respect to or under any of the Insurance Policies; provided that, from and after the Closing, Newquay and its Affiliates shall not take any measure or fail to take any measure to eliminate or reduce coverage available to Rover or the Rover Business under the Insurance Policies other than the reduction of policy limits due to claims paid in the ordinary course, and Newquay and its Affiliates shall use reasonable best efforts to (i) direct any carriers under the occurrence-based Insurance Policies (other than any occurrence-based Insurance Policy that is a self-insurance or captive insurance or reinsurance policy or program) (“Occurrence Based Policies”) to make any applicable or potentially applicable insurance coverage under the Occurrence Based Policies available to Rover or the Rover Business for claims arising out of any actual or alleged occurrences occurring at or prior to the Closing relating to Rover or the Rover Business and (ii) direct any carriers under any claims-made Insurance Policies (other than any claims-made Insurance Policy that is a self-insurance or captive insurance or reinsurance policy or program) (“Claims Made Policies”) to make any applicable or potentially applicable insurance coverage under the Claims Made Policies available to Rover and the Rover Business for claims made prior to or after the Closing that arise out of any actual or alleged act, omission, circumstance, event or incident occurring at or prior to the Closing relating to Rover or the Rover Business, in each case, to the extent permitted under such Claims Made Policies; provided, further, that (x) all deductibles, claims handling fees or any other amounts payable under any such Occurrence Based Policies or Claims Made Policies shall be shared equitably between Pluto and Rover, on the one hand, and Newquay, on the other hand, in respect of claims made by or on behalf of Pluto or Rover against the Insurance Policies pursuant to this Section 6.12, in the same proportion as the coverage they receive under such Occurrence Based Policies or Claims Made Policies, and (y) Pluto shall, or shall cause Rover to, reimburse Newquay in respect of any documented reasonable costs or expenses associated with any deductibles, claims handling fees or other amounts incurred by Newquay or any Affiliate of Newquay and attributable to Pluto or Rover pursuant to the foregoing clause (x). Following the Closing Date, upon Pluto’s or Rover’s reasonable request, and at Pluto’s cost and expense, Newquay and its Affiliates shall reasonably cooperate with and assist Pluto and Rover in issuing notices of such claims under the Occurrence Based Policies or Claims Made Policies, presenting such claims for payment and collecting insurance proceeds under the Insurance Policies. For the avoidance of doubt, neither Pluto nor any of its Affiliates (including, from and after the Closing, Rover) shall be entitled to receive any amounts under this Section 6.12 that would constitute a duplicative payment of amounts recovered as a purchase price adjustment pursuant to Article I or Article III.

Section 6.13 Designated Regulatory Proceedings. Notwithstanding any provision of this Agreement to the contrary, Newquay shall, and shall cause Rover and National Grid USA Service Company, Inc. to, consult in good faith with Pluto and consider in good faith the views of Pluto with respect to each of the regulatory proceedings set forth in Schedule 6.13 of the Newquay Disclosure Schedule and any subsequent regulatory proceedings regarding the regulatory proceedings set forth in Schedule 6.13 of the Newquay Disclosure Schedule (collectively, the “Designated Regulatory Proceedings”), including in connection with (a) the scheduling and conducting of all formal meetings with any Rover Utility Regulator on any Designated Regulatory Proceeding, (b) the making of all applications and filings with, and obtaining any consents, approvals or authorizations from, any Rover Utility Regulator for any Designated Regulatory Proceeding and (c) the resolution of any investigation or other inquiry by any Rover Utility Regulator in respect of any Designated Regulatory Proceeding.

Section 6.14 Pluto Topco Guarantee. Pluto Topco shall cause Pluto to comply with all of Pluto’s agreements, covenants and obligations under this Agreement and hereby unconditionally and irrevocably guarantees to Newquay the full and complete performance of all of Pluto’s agreements, covenants and obligations under this Agreement on a timely basis, including the due and punctual payment by Pluto of Pluto’s payment obligations and liabilities under this Agreement (the “Guaranteed Obligations”). The foregoing sentence is an absolute, unconditional and continuing guarantee of the full and punctual discharge and performance of the Guaranteed Obligations. If Pluto defaults in the discharge and performance of all or any portion of its payment obligations under this Agreement, the obligations of Pluto Topco hereunder shall become immediately due and payable. Parent hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against Pluto, protest, notice and all demands whatsoever in connection with the performance of its obligations set forth in this Section 6.14 or elsewhere in this Agreement.

Section 6.15 FCC Licenses. Prior to the Closing, Newquay shall use its reasonable best efforts to, or to cause its Affiliates to, transfer or assign, in whole or in part, to Rover each license, permit or other authorization issued or granted by the Federal Communications Commission (or any successor thereto) to Newquay or an Affiliate of Newquay that is necessary to conduct the Rover Business in all material respects in the manner in which it is currently conducted (each, an “FCC License”), effective as of the Closing. In the event that any FCC License has not been transferred or assigned, in whole or in part, to Rover as of the Closing, the Parties hereby acknowledge and agree that access to the applicable spectrum licensed under any such FCC License that is not so transferred or assigned shall be provided under the Transition Services Agreement in accordance with the terms thereof.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1 Conditions of Both Parties to Closing. The respective obligation of each Party to effect the transactions contemplated hereby is subject to the satisfaction or, to the extent permitted by Requirement of Law, waiver, in whole or in part, by Newquay and Pluto at or prior to the Closing of the following conditions:

(a) No (i) temporary restraining order or preliminary or permanent injunction or other order by any Governmental Authority of competent jurisdiction preventing consummation of the Transactions, or (ii) Requirement of Law prohibiting, materially restraining or making illegal the consummation of the Transactions (collectively, “Transaction Restraints”) shall be in effect.

(b) (i) the Required Statutory Approvals shall have been obtained, and such approvals shall have become Final Orders, and (ii) the waiting periods (and any extensions thereof) under the HSR Act applicable to the Transactions shall have expired or been terminated or the necessary clearance or approval thereunder shall have been received.

(c) The “Closing” (as defined in the Island Sale Purchase Agreement) shall have occurred or shall be occurring concurrently with the Closing.

Section 7.2 Conditions to Obligations of Newquay to Close. Newquay’s obligation to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver, prior to or at the Closing, of each of the following conditions:

(a) (i) Each of the representations and warranties of Pluto set forth in this Agreement (other than the representations and warranties contained in Section 4.1, Section 4.2, Section 4.5 and Section 4.6 (the “Pluto Designated Representations”)) shall be true and correct as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that, in each case, representations and warranties that speak as of a specified date shall have been true and correct only on such date) except for such failures to be true and correct (when taken together and disregarding all qualifications and exceptions contained therein as to “materiality”) that has not had or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Pluto’s ability to perform its obligations under this Agreement or to consummate the Transactions.

(ii) Each of the Pluto Designated Representations qualified by “materiality” shall be true and correct and each of the Pluto Designated Representations not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that, in each case, representations and warranties that speak as of a specified date shall have been true and correct only on such date).

(b) Pluto shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.

(c) Newquay shall have received at the Closing a certificate dated the Closing Date, which certificate shall be validly executed on behalf of Pluto by an appropriate executive officer of Pluto, certifying that the conditions specified in Section 7.2(a) and Section 7.2(b) have been satisfied.

(d) The Final Orders granting the Massachusetts Approval shall not impose terms or conditions that, individually or in the aggregate, would reasonably be expected to have a Newquay Burdensome Effect.

Section 7.3 Conditions to Obligations of Pluto to Close. Pluto’s obligation to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver, prior to or at the Closing, of each of the following conditions:

(a) (i) Each of the representations and warranties of Newquay set forth in this Agreement (other than the representations and warranties contained in Section 5.1, Section 5.2, Section 5.5 and Section 5.22 (the “Newquay Designated Representations”)) shall be true and correct as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that, in each case, representations and warranties that speak as of a specified date shall have been true and correct only on such date) except for such failures to be true and correct (when taken together and disregarding all qualifications and exceptions contained therein as to “materiality” or “Rover Material Adverse Effect”) that have not had or would not reasonably be expected to have, individually or in the aggregate, a Rover Material Adverse Effect.

(ii) The representations and warranties of Newquay set forth in the Newquay Designated Representations qualified by “materiality” or “Rover Material Adverse Effect” shall be true and correct and each of the Newquay Designated Representations not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that, in each case, representations and warranties that speak as of a specified date shall have been true and correct only on such date).

(b) Newquay shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.

(c) After the date of this Agreement no Change that, individually or in the aggregate, has had or would reasonably be expected to have a Rover Material Adverse Effect shall have occurred and be continuing.

(d) Pluto shall have received at the Closing a certificate dated the Closing Date, which certificate shall be validly executed on behalf of Newquay by an appropriate executive officer of Newquay, certifying that the conditions specified in Section 7.3(a), Section 7.3(b) and Section 7.3(c) have been satisfied.

(e) The Final Orders granting the Required Statutory Approvals shall not impose terms or conditions that, individually or in the aggregate, would reasonably be expected to have a Rover Burdensome Effect.

ARTICLE VIII

TAX MATTERS

Section 8.1 Allocation of Taxes and Indemnification.

(a) From and after the Closing Date, Pluto shall pay to Newquay the amount required to indemnify, defend, save and hold harmless Newquay Indemnified Parties from and against any and all (i) Taxes that are attributable to Rover with respect to any taxable period ending after the Closing Date, and for the portion of any Straddle Period beginning after the Closing Date (as determined under Section 8.1(c)); (ii) Taxes based upon, attributable to or resulting from any failure or failures to be true of, or inaccuracy in, any representation or warranty made in this Agreement; (iii) Taxes arising from or attributable to any breach or non-fulfillment of any covenant or agreement made by Pluto or any of their Affiliates in this Agreement; (iv) any Transfer Taxes payable by Pluto under Section 8.4; and (v) any costs and expenses, including reasonable out-of-pocket legal or accounting fees and expenses, attributable to any item described in (i) to (iv) (including, subject to Section 8.1(e), the contest of any Tax liability in connection therewith); provided, however, that Pluto shall not be liable, and Newquay Indemnified Parties shall not seek indemnification, for any Taxes or Losses to the extent recovery for such Taxes or Losses would constitute a duplicative payment of amounts recovered as a purchase price adjustment pursuant to Article I or Article III.

(b) From and after the Closing Date, Newquay shall pay to Pluto the amount required to indemnify, defend, save and hold harmless the Pluto Indemnified Parties from and against any and all (i) Taxes imposed on Rover that are attributable to any taxable period ending on or before the Closing Date, and for the portion of any Straddle Period ending on (and including) the Closing Date (as determined under Section 8.1(c)); (ii) Losses based upon, attributable to or resulting from any failure or failures to be true of, or inaccuracy in, any representation or warranty made in Section 5.11; (iii) Taxes based upon, attributable to or resulting from any failure or failures to be true of, or inaccuracy in, any representation or warranty made in this Agreement, other than representations or warranties made in Section 5.11 (which, for the avoidance of doubt, is addressed in clause (ii) above); (iv) Taxes arising from or attributable to any breach or non-fulfillment of any covenant or agreement made by Newquay or any of their Affiliates in this Agreement; (v) Taxes imposed on Rover as a result of Rover being a transferee or successor pursuant to applicable Requirement of Law, in either case where the liability of Rover is attributable to an event or transaction occurring before the Closing; (vi) amounts required to be paid by or imposed on Rover pursuant to any Tax allocation, Tax sharing, Tax indemnification or similar agreement or arrangement (other than indemnification or reimbursement provisions in any such agreement or arrangement entered into in the ordinary course of business, the principal subject of which does not relate to Taxes) to which Rover is a party or is otherwise subject, in either case, on or prior to the Closing Date; (vii) any Taxes imposed pursuant to U.S. Treasury Regulation Section 1.1502-6 (or any comparable provision under state, local or non-U.S. Requirements of Law or regulation imposing joint or several liability upon members of a consolidated, combined, affiliated, unitary or other group for Tax purposes) for which Rover may be liable because of membership in the affiliated group, within the meaning of Section 1504(a) of the Code, of which Newquay is the common parent (the “Newquay Affiliated Group”) or any consolidated group, combined, affiliated or unitary group (other than the Newquay Affiliated Group) at any time on or prior to the Closing Date; (viii) any Losses in connection with an over-accrual or over-statement of any Tax asset to the extent such Tax asset was specifically reserved for, clearly set forth and verifiable as an asset on the Rover Final Closing Statement; and (ix) any costs and expenses, including reasonable, out-of-pocket legal or accounting fees and expenses, attributable to any item described in clauses (i) to (viii) (including, subject to Section 8.1(e), the contest of any Tax liability in connection therewith); provided, however, that Newquay shall not be liable, and the Pluto Indemnified Parties shall not seek indemnification, for any Taxes or Losses to the extent (A) such Taxes or Losses were specifically reserved for, clearly set forth and verifiable as a liability on the Rover Final Closing Statement, or (B) such Taxes or Losses are attributable to any transaction or action of Pluto or any of its Affiliates that occurs after the Closing on the Closing Date (other than an ordinary course transaction or an action contemplated by this Agreement or taken at the written request of Newquay, including any transactions resulting from any Rover Election, the Taxes resulting from which shall be borne solely by Newquay).

(c) Straddle Period Tax Allocation. For purposes of this Article VIII, in the case of Taxes that are payable with respect to a taxable period that begins on or before the Closing Date and ends after the Closing Date (a “Straddle Period”), the portion of any such Tax that is allocable to the portion of the period ending on and including the Closing Date shall be:

(i) in the case of Taxes that are either (x) based upon or related to income, profits, gains or receipts, or (y) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount that would be payable if the taxable year ended with (and included) the Closing Date;

(ii) in the case of Taxes imposed on a periodic basis with respect to the assets of Rover or otherwise measured by the level of any item not described in clause (i), deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire period; and

(iii) in the case of Taxes in the form of interest or penalties, all such Taxes to the extent relating to a Tax for a taxable period ending on or before the Closing Date whether such items are incurred, accrued, assessed or similarly charged on, before or after the Closing Date.

(d) Whenever in accordance with this Article VIII Newquay shall be required to pay to Pluto an amount pursuant to Section 8.1(b), or Pluto shall be required to pay to Newquay an amount pursuant to Section 8.1(a), such payments shall be made by the later of (i) thirty (30) days after such payments are requested or (ii) five (5) days before the requesting Party is required to pay the related Tax liability under applicable Requirements of Law.

(e) Tax Controversies.

(i) If a claim for Taxes, including notice of a pending audit, shall be made by any Governmental Authority in writing, which, if successful, might result in an indemnity payment to the Party receiving such notice pursuant to this Section 8.1 (a “Tax Claim”), the Party receiving such notice shall notify the other Party promptly in writing of the Tax Claim. Such notice shall specify in reasonable detail the basis for such Tax Claim and shall include a copy of the relevant portion of any correspondence received from the Governmental Authority. Failure by the Party seeking indemnification to give prompt notice of a Tax Claim shall not relieve the other Party of liability under this Agreement except to the extent that such other Party demonstrates that its position is materially prejudiced as a result thereof (as determined by a court of competent jurisdiction).

(ii) Subject to Section 8.1(e)(iv) and Section 8.1(e)(v), Newquay shall control the defense of any Tax Claim with respect to Rover that relates to any taxable period which ends on or before the Closing Date. Notwithstanding the foregoing, in the event that Newquay has not assumed the defense of any Tax Claim which it is entitled to control pursuant to the preceding sentence by providing written notice of its intent to assume the defense of such claim to Pluto within thirty (30) days of the receipt of the notice required under Section 8.1(e)(i), Pluto may defend the same in such manner as it may deem appropriate (acting reasonably and in good faith as if it were the only party in interest in connection with such Tax Claim), including settling such Tax Claim; provided, however, that Pluto shall not settle such Tax Claim without the prior written consent of Newquay, which consent shall not be unreasonably withheld, delayed or conditioned. For the avoidance of doubt, Newquay shall be responsible, in accordance with Section 8.1(b), for any costs and expenses, including reasonable out of pocket legal and accounting fees and expenses, incurred by Pluto or any of its Affiliates in defending a Tax Claim that Newquay elects not to control pursuant to this Section 8.1(e)(ii).

(iii) Subject to Section 8.1(e)(iv) and Section 8.1(e)(v), with respect to any Tax Claim for a Straddle Period, (A) each of Newquay and Pluto may participate in the Tax Claim, (B) such Tax Claim shall be contested and defended by the Party which would bear the burden of the greater portion of the sum of any adjustment and any corresponding adjustments that reasonably may be anticipated (as determined under Section 8.1(c)); provided that such Tax Claim shall not be settled without the prior written consent of the other Party, which consent shall not be unreasonably withheld, delayed or conditioned.

(iv) Except as provided in Section 8.1(e)(v), the Party that is controlling the Tax Claim pursuant to Section 8.1(e)(ii) or Section 8.1(e)(iii) (the “Controlling Party”) shall (A) provide the other Party (the “Non-Controlling Party”) with notice reasonably in advance of, and the Non-Controlling Party shall have the right, at its expense, to participate in such Tax Claim to the extent allowed pursuant to the Requirements of Law including the right to attend any meetings with a Governmental Authority (including meetings with examiners) or hearings or proceedings before any Governmental Authority to the extent they relate to such Tax Claim, and (B) reasonably consult with the Non-Controlling Party before taking any significant action (including submitting written materials) in connection with such Tax Claim, including giving the Non-Controlling Party the opportunity to comment on such written materials prior to their submission.

(v) Notwithstanding any other provision of this Agreement to the contrary, (A) neither Newquay nor any of its Affiliates shall be entitled to participate in any Tax Claim relating to any consolidated, combined, affiliated or unitary Tax Return which includes Pluto or any of its Affiliates and (B) neither Pluto nor any of its Affiliates shall be entitled to participate in any Tax Claim relating to any consolidated, combined, affiliated or unitary Tax Return which includes Newquay or any of its Affiliates.

Section 8.2 Tax Returns and Refunds.

(a) Rover Tax Returns. Newquay shall prepare or cause to be prepared all Tax Returns required to be filed by Rover for any taxable period which ends on or before the Closing Date that are due after the Closing Date (giving effect to any valid extensions of the due date for filing any such Tax Returns); provided, that Newquay shall prepare or cause to be prepared all such Tax Returns (other than Tax Returns of a Newquay Affiliated Group or other consolidated group, combined, affiliated or unitary group of which Rover is a member), to the extent permitted by Requirements of Law, in a manner consistent with past practice. Pluto shall timely file or cause to be timely filed any Tax Return required to be filed by Rover after the Closing Date that is prepared by Newquay pursuant to the preceding sentence. Pluto shall prepare or cause to be prepared and timely file or cause to be filed all Tax Returns required to be filed by Rover for taxable periods ending after the Closing Date and all required Tax Returns for subsequent taxable periods. All such Tax Returns that relate to Straddle Periods shall be prepared and all elections with respect to such Tax Returns that relate to Straddle Periods shall be made, to the extent permitted by Requirements of Law, in a manner consistent with past practice. Before filing any Tax Return with respect to any Straddle Period, Pluto shall provide Newquay with a copy of such Tax Return at least ten (10) days prior to the last date for timely filing such Tax Return (giving effect to any valid extensions thereof) accompanied by a statement calculating in reasonable detail Newquay’s indemnification obligation, if any, pursuant to Section 8.1(b). To the extent that Newquay, its Affiliates or Rover has paid prior to the Closing Date to a Governmental Authority an amount in excess of Newquay’s share of Taxes for a Straddle Period pursuant to Section 8.1(b), Pluto shall pay to Newquay the amount of such excess within ten (10) days of filing such Straddle Period Tax Return. Notwithstanding anything in this Agreement to the contrary, Newquay shall have no indemnification obligation pursuant to Section 8.1(b) with respect to any Taxes covered by such Tax Return unless and until Newquay has received such Tax Return and such statement. If for any reason Newquay does not agree with Pluto’s calculation of its indemnification obligation, Newquay and Pluto shall consult and cooperate to resolve in good faith any such disagreements. In the event the Parties are unable to resolve any dispute within five (5) days following the delivery of such Tax Return to Newquay, the Parties shall consult and cooperate to resolve their dispute by submitting such dispute to the Accountant, which shall attempt to resolve any issue before the due date of such Tax Return, in order that such Tax Return may be timely filed. The scope of the Accountant’s review shall be limited to disputed items. If the Accountant does not resolve any differences between Newquay and Pluto with respect to such Tax Return at least two (2) days prior to the due date therefor, such Tax Return shall be filed as prepared by Pluto, and Pluto shall subsequently amend the Tax Return to reflect the Accountant’s resolution within ten (10) days of the date of such resolution.

Each of Newquay and Pluto shall bear the fees and expenses of the Accountant in inverse proportion as they may prevail on the matters resolved by the Accountant, which proportionate allocation will also be determined by the Accountant and included in the Accountant’s report. For the avoidance of doubt, the preparation and filing of any Tax Return of Rover that does not relate to a taxable period ending on or before the Closing Date or a Straddle Period shall be exclusively within the control of Pluto. Without the prior written consent of Newquay (which consent shall not be unreasonably withheld, delayed or conditioned), Pluto shall not, and shall not permit any of its Affiliates to, except to the extent required by applicable Requirements of Law or a Determination in connection with a Tax Claim contested in accordance with Section 8.1(e), amend any Tax Returns or make or change any Tax elections (other than making the Rover Elections) or accounting methods with respect to the Transactions, in each case with respect to Rover and relating to a taxable period ending on or before the Closing Date or the portion of any Straddle Period ending on (and including) the Closing Date (as determined under Section 8.1(c)).

(b) Rover Refunds. Any refunds or credits of Taxes of Rover plus any interest received with respect thereto from the applicable Governmental Authority for any taxable period ending on or before the Closing Date (including refunds or credits arising by reason of amended Tax Returns filed after the Closing Date) shall be for the account of Newquay and shall be paid by Pluto or any of its Affiliates to Newquay within ten (10) days after Pluto or any of its Affiliates receives such refund or after the relevant Tax Return is filed in which the credit is applied against Pluto’s or any of its Affiliates’ liability for Taxes. Notwithstanding the foregoing, any refunds or credits of Taxes of Rover for any taxable period ending on or before the Closing Date that are attributable to (i) carrybacks of losses or credits from a taxable period beginning after the Closing Date or (ii) any Tax asset to the extent such Tax asset was specifically reserved for, clearly set forth and verifiable as an asset on the Rover Final Closing Statement, shall be for the account of Pluto. In the event a refund of or credit for Taxes paid by Pluto to Newquay is subsequently denied by a Governmental Authority, Newquay shall promptly repay such refund or an amount equal to such credit (including interest) to Pluto. Any refunds or credits of Taxes of Rover plus any interest received with respect thereto from the applicable Governmental Authority for any taxable period beginning after the Closing Date shall be for the account of Pluto. Any refunds or credits of Taxes of Rover for any Straddle Period shall be apportioned between Pluto and Newquay in the same manner as the liability for such Taxes is apportioned pursuant to Section 8.1. For purposes of this Section 8.2(b), any reduction in Tax liability for a period beginning after the Closing Date shall be treated as a refund for a taxable period ending on or before the Closing Date if such Tax reduction is provided in lieu of such a refund.

(c) Newquay Refund Request Procedures. At Newquay’s request and expense and subject to Pluto’s written consent, which consent shall not be unreasonably withheld, delayed or conditioned, Pluto shall, or shall cause its relevant Affiliates to, file for and obtain any refunds or credits to which Newquay is entitled under this Article VIII. In connection therewith, (i) Pluto shall permit Newquay to control the prosecution of any such refund claim that relates to refunds or credits to which Newquay or any of its Affiliates is entitled under this Article VIII and, where agreed by Pluto and Newquay, shall, or shall cause its relevant Affiliates to, authorize by appropriate powers of attorney such Persons as Newquay shall designate to represent such Affiliates with respect to such refund claim and (ii) Pluto shall, or shall cause its relevant Affiliates to, forward to Newquay any such refund within ten (10) days after the refund is received (or reimburse Newquay and any of its Affiliates for any such credit within ten (10) days after the relevant Tax Return is filed in which the credit is applied against any of such relevant Affiliates’ liability for Taxes). In the event such refund of or credit for Taxes is subsequently denied by a Governmental Authority, Newquay shall promptly repay such refund or an amount equal to such credit (including interest) to Pluto.

Section 8.3 Section 338 Election.

(a) With respect to the sale and acquisition of Rover pursuant to this Agreement, Newquay shall, or shall cause one or more of its Affiliates to, join with Pluto or one or more of its Affiliates in making a timely, effective and irrevocable election under Section 338(h)(10) of the Code (and any corresponding elections under any applicable state and local Requirements of Law) with respect to the purchase and sale of the issued and outstanding shares of capital stock of Rover (each a “Rover Election” and collectively, the “Rover Elections”). At least ten (10) days prior to the Closing Date, Pluto and Newquay shall agree on the form and content of the Forms 8023 on which each such Rover Election shall be made, and at or prior to the Closing, Newquay shall deliver to Pluto and Pluto shall deliver to Newquay properly executed and mutually agreed upon Forms 8023 with respect to Rover containing information then available, which Pluto shall file or cause to be filed with the IRS as soon as reasonably practicable after the Closing. The Parties shall cooperate to prepare and timely file, or cause to be prepared and timely filed, the IRS forms required to be filed in connection with each Rover Election pursuant to this Section 8.3(a), including IRS Forms 8023 and Forms 8883 and any other required forms or schedules thereto and any similar forms necessary to effectuate the Rover Elections under applicable state and local Requirements of Law (collectively, the “Section 338(h)(10) Forms”). Pluto shall provide Newquay with final copies of any such Section 338(h)(10) Forms filed by Pluto and other documentation confirming their filing not later than fifteen (15) days after such forms are filed.

(b) Within forty-five (45) days following the date that the Rover Adjustment Amount is finally determined pursuant to Section 3.2, Pluto shall provide or cause to be provided to Newquay (A) an allocation, for Tax purposes, of the total consideration paid to Newquay by Pluto and its Affiliates pursuant to this Agreement for the Rover Equity Interest among Rover’s assets in accordance with Sections 338 and 1060 of the Code (the “Rover Allocation Schedule”), and (B) a complete set of draft IRS Forms 8883 (and any comparable forms required to be filed under state or local Requirements of Law with respect to Taxes) and any additional data or materials required to be attached to Form 8883 pursuant to the U.S. Treasury Regulations promulgated under Section 338 of the Code. The Rover Allocation Schedule shall be deemed final unless, within sixty (60) days after delivery thereof, Newquay notifies Pluto in writing that Newquay objects to the draft Rover Allocation Schedule, in which case Pluto and Newquay shall negotiate in good faith to resolve any such dispute with respect to the draft Rover Allocation Schedule. Any disputes that Pluto and Newquay are unable to resolve shall be resolved by the Accountant pursuant to Section 8.7.

(c) Each of Pluto and Newquay shall, and shall cause its respective Affiliates to, take all actions necessary and appropriate to effect the Rover Elections in accordance with the provisions of Section 338 of the Code and any applicable U.S. Treasury Regulations (and any comparable provisions of state or local Requirements of Law with respect to Taxes) or any successor provisions, including (as applicable) signing and timely filing the Section 338(h)(10) Forms and any additional forms. To the extent permissible pursuant to the Requirements of Law, each of Pluto and Newquay shall, and shall cause its respective Affiliates to, cooperate in the preparation and timely filing of any (i) corrections, amendments or supplements to the Section 338(h)(10) Forms (including Form 8023 and Form 8883) and (ii) state or local forms or reports that are necessary or appropriate for purposes of complying with the requirements for making any state or local election that is comparable to the Rover Election.

(d) Each of Pluto and Newquay shall, and shall cause its respective Affiliates to, report the sale and acquisition, respectively, of the stock of Rover pursuant to this Agreement consistent with the Rover Elections made pursuant to Section 8.3(a), the Rover Allocation Schedule (as finally agreed pursuant to Section 8.3(b)) and any Section 338(h)(10) Forms and shall take no position to the contrary thereto in any Tax Return, or in any proceeding before any Governmental Authority or otherwise.

(e) Neither Pluto, Newquay nor any of their respective Affiliates shall take any action to modify any of the forms or reports (including any corrections, amendments or supplements thereto) that are required for the making of a Rover Election and any comparable elections under state or local Requirements of Law with respect to Taxes after their execution or to modify or revoke any Rover Election following the filing of the Forms 8023 without the prior written consent of Pluto and Newquay, as the case may be, which consent shall not be unreasonably withheld, delayed or conditioned.

Section 8.4 Transfer Taxes. Pluto shall be responsible for and shall pay one hundred percent (100%) of all documentary, sales, use, registration, value added, transfer, stamp, registration and similar Taxes, fees and costs (including interest, penalties and additions to any such Taxes) imposed on or payable in connection with its purchase of the Rover Equity Interest pursuant to this Agreement (“Transfer Taxes”). Pluto shall prepare and timely file, or cause to be prepared and timely filed, any Tax Returns and other necessary documentation required to be filed with respect to any such Transfer Taxes, and shall timely pay or cause to be timely paid all Transfer Taxes shown as due thereon. Pluto shall provide to Newquay a true copy of each such Tax Return as filed and evidence of the timely filing thereof. Pluto and Newquay shall, and shall cause their respective Affiliates to, reasonably cooperate in reducing the amount of any Transfer Taxes or obtaining exemptions therefrom.

Section 8.5 Tax Sharing Agreements. Any and all existing agreements relating to the allocation or sharing of Taxes, other than this Agreement, the Transition Services Agreement and any such contract or agreement entered into in the ordinary course of business and for which Taxes are not the principal subject matter (the “Tax Sharing Agreements”) between Rover, on the one hand, and Newquay or any of its Affiliates, on the other hand, shall, in each case, be terminated as of the Closing Date solely with respect to Rover. After the Closing Date, Rover shall not have any further rights or obligations under any such Tax Sharing Agreement.

Section 8.6 Characterization of Indemnification Payments. To the extent permitted pursuant to the Requirements of Law, any payments made pursuant to Section 3.2 and any indemnification payments made under this Article VIII or Article X shall be treated for all Tax purposes as adjustments to the aggregate purchase price for the Rover Equity Interest.

Section 8.7 Resolution of All Tax Related Disputes. Except as otherwise provided in this Article VIII, with respect to any dispute or disagreement between the Parties relating to Taxes, the Parties shall cooperate in good faith to resolve such dispute between them; but if the Parties are unable to resolve such dispute, the Parties shall submit the dispute to the Accountant for resolution, which resolution shall be final, conclusive and binding on the Parties. Notwithstanding anything in this Agreement to the contrary, the fees and expenses relating to any dispute as to the amount of Taxes owed by either of the Parties shall be paid by Newquay, on the one hand, and Pluto, on the other hand, in proportion to each Party’s respective liability for the portion of the Taxes in dispute, as determined by the Accountant.

Section 8.8 Cooperation, Exchange of Information and Record Retention.

(a) Newquay and Pluto shall provide each other, and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives to provide each other, with such cooperation and information relating to Rover (including cooperation with respect to any audit), as any of them reasonably may request of another, including in (i) preparing and filing any Tax Return, amended Tax Return or claim for refund, including maintaining and making available to each other all records necessary in connection with Taxes; (ii) resolving all disputes and audits with respect to all taxable periods relating to Taxes; (iii) contesting or compromising any Tax Claim; (iv) determining a Tax liability or a right to a refund of Taxes; (v) participating in or conducting any audit or other proceeding in respect of Taxes; and (vi) connection with all other matters covered in this Article VIII. Each such Party shall make its employees available on a mutually convenient basis to provide explanations of any documents or information provided hereunder. To the extent reasonably requested by Newquay, Pluto shall cause Rover to authorize by appropriate powers of attorney such Persons as Newquay shall designate to represent Rover with respect to subclauses (i)-(vi) of this Section 8.8(a).

(b) Newquay and Pluto recognize that Newquay and its Affiliates will need access, from time to time, after the Closing Date, to certain accounting and Tax records and information held by Rover to the extent such records and information pertain to events occurring on or prior to the Closing Date; therefore, Newquay and Pluto agree that from and after the Closing Date, Pluto and its Affiliates shall (A) retain and maintain all such records including all Tax Returns, schedules and work papers, records and other documents in their possession relating to Tax matters of Rover for taxable periods ending on or prior to the Closing Date and for each Straddle Period for the longer of (x) the seven-year period beginning on the Closing Date or (y) the full period of the applicable statute of limitations, excluding any extension thereof and (B) allow the agents and representatives of Newquay and its Affiliates, upon reasonable notice and at mutually convenient times to inspect, review and make copies of such records (at the expense of Newquay) as Pluto and Newquay may deem reasonably necessary or appropriate from time to time. Pluto agrees that it shall provide Newquay with written notice thirty (30) calendar days prior to transferring, destroying or discarding the last copy of any such materials and Newquay shall have the right, at its expense, to copy or take any such materials; provided that Newquay provides written notice stating its intent to copy or take such materials no later than twenty (20) days after having received notice that such materials are being transferred, destroyed or discarded. Any information obtained under this Section 8.8(b) shall be kept confidential except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

(c) Notwithstanding any other provision of this Agreement or the Transition Services Agreement, (i) neither Pluto nor any of its Affiliates shall be entitled to any information relating to, or a copy of, any consolidated, combined, affiliated or unitary Tax Return which includes Newquay or any of its Affiliates and (ii) neither Newquay nor any of its Affiliates shall be entitled to any information relating to, or a copy of, any consolidated, combined, affiliated or unitary Tax Return which includes Pluto or any of its Affiliates; provided, however, that Pluto shall be entitled to a copy of a pro forma Tax Return for Rover.

Section 8.9 Survival of Tax Provisions. Any claim to be made pursuant to Article VIII must be made before sixty (60) days after the expiration (giving effect to any valid extensions, waivers and tolling periods) of the applicable statutes of limitations relating to the Taxes at issue or, solely with respect to a claim for a refund or credit of Taxes (or an adjustment with respect thereto), the later of (i) sixty (60) days after the expiration (giving effect to any valid extensions, waivers and tolling periods) of the applicable statute of limitations relating to the Taxes at issue or (ii) one year after the Party making the claim becomes aware of sufficient facts relating to such refund or credit or adjustment to seek indemnification or reimbursement under this Article VIII.

Section 8.10 Exclusivity. Notwithstanding anything to the contrary in this Agreement, Article VIII shall govern (a) the retention of records with respect to Rover and (b) indemnification claims, in each case with respect to Taxes and the procedures relating thereto. For the avoidance of doubt, except as expressly provided in this Article VIII or Article X, the provisions of Article X (other than Section 10.5(c) and Section 10.7) shall not apply.

ARTICLE IX

TERMINATION

Section 9.1 Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing:

(a) by the mutual written consent of Newquay and Pluto;

(b) by either Newquay or Pluto in the event (i) any Governmental Authority has denied a Required Statutory Approval and such denial has become final and nonappealable, or (ii) any Requirement of Law or Final Order permanently restraining, enjoining or otherwise prohibiting the consummation of the Transactions shall no longer be subject to rehearings or appeals; provided that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any Party that has breached in any material respect its obligations set forth in this Agreement;

(c) by either Newquay or Pluto in the event that the transactions contemplated by this Agreement are not consummated by March 17, 2022 (as such date may be extended pursuant to the succeeding proviso, the “Outside Date”); provided, that (i) the Outside Date shall be automatically extended without any action required by any Party by three (3) months if (A) the conditions to the Closing set forth in Section 7.1(b) or Section 7.1(c) have not been satisfied, and (B) all other conditions to the Closing set forth in Article VII have been satisfied or waived (or are capable of being satisfied at the Closing if the Closing were then to occur) and (ii) the Outside Date shall be automatically extended without any action required by any Party by an additional three (3) months if (A) the conditions to the Closing set forth in Section 7.1(b) (with respect to the Massachusetts Approval only) have not been satisfied, and (B) all other conditions to the Closing set forth in Article VII have been satisfied or waived (or are capable of being satisfied at the Closing if the Closing were then to occur); and provided, further, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to any Party that has breached in any material respect its obligations set forth in this Agreement in any manner that shall have materially contributed to or resulted in the failure of the Closing to occur on or prior to the Outside Date (as may have been extended);

(d) by Pluto in the event that there shall have been a breach by Newquay of any of its covenants or agreements or any of the representations or warranties set forth in this Agreement, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.1 or Section 7.3, and which is not cured within the earlier of (i) forty-five (45) days following written notice to Newquay, or (ii) one (1) day prior to the Outside Date, provided, that, such cure period shall not apply if such breach by its nature or timing cannot be cured within such time period (provided, further, that, Pluto is not then in breach, in any material respect, of any of its covenants or agreements contained in this Agreement);

(e) by Newquay in the event that there shall have been a breach by Pluto of any of its covenants or agreements or any of the representations or warranties set forth in this Agreement, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.1 or Section 7.2, and which is not cured within the earlier of (i) forty-five (45) days following written notice to Pluto, or (ii) one (1) day prior to the Outside Date, provided, that, such cure period shall not apply if such breach by its nature or timing cannot be cured within such time period (provided further that, Newquay is not then in breach, in any material respect, of any of its covenants or agreements contained in this Agreement); or

(f) by either Newquay or Pluto in the event that the Island Sale Purchase Agreement has been terminated in accordance with its terms.

The Party desiring to terminate this Agreement pursuant to this Section 9.1 shall give written notice of such termination to the other Party, specifying the provision or provisions hereof pursuant to which such termination is effected.

Section 9.2 Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, no Party (or any of its Affiliates or their respective directors, officers, employees, representatives or agents) will have any liability or further obligation to any other Party to this Agreement, except that (i) the obligations set forth in Section 6.2(c), this Section 9.2 and Section 11.10 shall survive such termination and (ii) subject to the provisions of this Section 9.2, no such termination shall relieve the breaching Party from liability for damages resulting from any material breach by such Party of this Agreement prior to such termination that is a consequence of an act or failure to act undertaken by the breaching Party with actual knowledge that the action so taken or omitted to be taken would constitute a breach of this Agreement.

ARTICLE X

INDEMNIFICATION

Section 10.1 Survival of Representations and Warranties and Covenants.

(a) Except for the representations and warranties in Section 5.11, the survival of which is governed exclusively by Section 8.9, the representations and warranties set forth in this Agreement and the right to commence any claim with respect thereto shall survive until the date that is eighteen (18) months following the Closing Date; provided that (i) the Pluto Designated Representations and the Newquay Designated Representations shall survive until the date that is sixty (60) days after the date on which the applicable statute of limitations period expires. Any covenant, agreement or obligation that by its terms is to be performed prior to or at the Closing and the right to commence any claim with respect thereto shall survive until the date that is eighteen (18) months following the Closing Date. However, in the event written notice of any claim for indemnification under Section 10.2 or Section 10.3 shall have been given in accordance herewith within the applicable survival period setting forth in reasonable detail the nature of such claim (including a reasonable specification of the legal and factual basis for such claim), the representations and warranties or covenants that are the subject of such indemnification claim shall survive with respect to such claim until such time as such claim is fully and finally resolved.

(b) This Section 10.1 shall not limit any covenant or agreement of the Parties contained in this Agreement which by its terms contemplates performance after the Closing, which shall survive in accordance with its terms and shall not extend the applicability of any covenant or agreement of the Parties contained in this Agreement which by its terms relates only to a period between the date hereof and the Closing; provided that nothing herein shall restrict a Party’s right to commence any claim with respect to such covenant or agreement following the Closing, subject to the limitations set forth in Section 10.1(a).

Section 10.2 Indemnification of Newquay. Subject to the terms of Article VIII and this Article X, from and after the Closing, Pluto shall indemnify, defend, save and hold harmless Newquay and its Affiliates and each of their respective officers, directors, employees, agents, representatives, successors and assigns (collectively, the “Newquay Indemnified Parties”), from and against any and all:

(a) Losses to the extent resulting from or arising out of any breach by Pluto of any representation or warranty in this Agreement or any certificate related thereto; and

(b) Losses to the extent resulting from or arising out of the failure by Pluto to perform any of its covenants or agreements contained in this Agreement.

Section 10.3 Indemnification of Pluto. Subject to the terms of Article VIII and this Article X, from and after the Closing, Newquay shall indemnify, defend, save and hold harmless Pluto and its Affiliates and each of their respective officers, directors, employees, agents, representatives, successors and assigns (collectively, the “Pluto Indemnified Parties” and together with Newquay Indemnified Parties, the “Indemnified Parties,” and each, an “Indemnified Party”) from and against any and all:

(a) Losses to the extent resulting from or arising out of any breach by Newquay of any representation or warranty in this Agreement (other than the representations and warranties contained in Section 5.11, which shall be governed exclusively by Section 8.1(b)) or any certificate related thereto; and

(b) Losses to the extent resulting from or arising out of the failure by Newquay to perform any of its covenants or agreements contained in this Agreement.

Section 10.4 Claims.

(a) Third-Party Claims. Upon receipt by an Indemnified Party of notice of any action, suit, proceedings, claim, demand or assessment (other than a Tax Claim) made or brought by an unaffiliated third party (a “Third-Party Claim”) with respect to a matter for which such Indemnified Party is indemnified under this Article X which has or is reasonably expected to give rise to a claim for Losses, the Indemnified Party shall as soon as practicable, in the case of a Newquay Indemnified Party, notify Pluto and in the case of a Pluto Indemnified Party, notify Newquay (Pluto or Newquay, as the case may be, the “Indemnifying Party”), in writing, indicating the nature of such Third-Party Claim and the basis therefor; provided, however, that any delay or failure by the Indemnified Party to give notice to the Indemnifying Party shall relieve the Indemnifying Party of its obligations hereunder only to the extent, if at all, that it is prejudiced by reason of such delay or failure. Such written notice shall (i) describe such Third-Party Claim in reasonable detail including the sections of this Agreement which form the basis for such Third-Party Claim; provided that the failure to identify a particular section in such notice shall not preclude the Indemnified Party from subsequently identifying such section as a basis for such claim, (ii) attach copies of all substantive written evidence thereof and (iii) if possible, set forth an estimate of the amount of Losses that have been or may be sustained by an Indemnified Party; provided that such estimate shall not be binding or used in place of the actual amount of Losses subject to this Article X. The Indemnifying Party shall have sixty (60) days after receipt of notice to elect, at its option, to assume and control the defense of, at its own expense and by its own counsel, any such Third-Party Claim and shall be entitled to assert any and all defenses available to the Indemnified Party to the fullest extent permitted under Requirements of Law. If the Indemnifying Party shall undertake to defend any such Third-Party Claim, it shall promptly, but in any event within sixty (60) days of the receipt of notice from the Indemnified Party of such Third-Party Claim, notify the Indemnified Party of its intention to do so, and the Indemnified Party agrees to cooperate fully with the Indemnifying Party and its counsel in the defense against, any such Third-Party Claim; provided, however, that the Indemnifying Party shall not settle, compromise or discharge, or admit any liability with respect to, any such Third-Party Claim without the prior written consent of the Indemnified Party (which consent will not be unreasonably withheld or delayed), unless the relief consists solely of money Losses to be paid by the Indemnifying Party and includes a provision whereby the plaintiff or claimant in the matter releases the Indemnified Parties from all liability with respect thereto. Notwithstanding an election to assume the defense of such action or proceeding at its own expense, provided that the Indemnified Party shall have the right to employ separate counsel and to participate in the defense of such action or proceeding, and the Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel if (A) the Indemnified Party shall have determined in good faith that an actual or potential conflict of interest makes representation by the same counsel or the counsel selected by the Indemnifying Party inappropriate or (B) the Indemnifying Party shall have authorized the Indemnified Party to employ separate counsel at the Indemnifying Party’s expense. In any event, the Indemnified Party and the Indemnifying Party and their counsel shall cooperate in the defense of any Third-Party Claim subject to this Article X, keep such Persons informed of all developments relating to any such Third-Party Claims and provide copies of all relevant correspondence and documentation relating thereto. All costs and expenses incurred in connection with the Indemnified Party’s cooperation shall be borne by the Indemnifying Party; provided that the cost of any counsel of the Indemnified Party shall be borne by the Indemnifying Party only as set forth in this Section 10.4(a). If the Indemnifying Party receiving such notice of a Third-Party Claim does not elect to defend such Third-Party Claim or does not defend such Third-Party Claim in good faith, the Indemnified Party shall have the right, in addition to any other right or remedy it may have hereunder, at the Indemnifying Party’s expense, to defend such Third-Party Claim; provided, however, that the Indemnified Party shall not settle, compromise or discharge, or admit any liability with respect to, any such Third-Party Claim without the written consent of the Indemnifying Party (which consent will not be unreasonably withheld or delayed).

(b) Direct Claims. In the event any Indemnified Party has a claim with respect to a matter for which such Indemnified Party is indemnified under this Article X that does not involve a Third-Party Claim being asserted against or sought to be collected from such Indemnified Party (a “Direct Claim”), the Indemnified Party shall as soon as practicable notify the Indemnifying Party in writing, indicating the nature of such Direct Claim and the basis therefor; provided, however, that any delay or failure by the Indemnified Party to give notice to the Indemnifying Party shall relieve the Indemnifying Party of its obligations hereunder only to the extent, if at all, that it is prejudiced by reason of such delay or failure. Such written notice shall (i) describe such Direct Claim in reasonable detail including the sections of this Agreement which form the basis for such Direct Claim; provided that the failure to identify a particular section in such notice shall not preclude the Indemnified Party from subsequently identifying such section as a basis for such claim, (ii) attach copies of all substantive written evidence thereof and (iii) if possible, set forth an estimate of the amount of Losses that have been or may be sustained by an Indemnified Party; provided that such estimate shall not be binding or used in place of the actual amount of Losses subject to this Article X. The Indemnifying Party shall have sixty (60) days after its receipt of such notice to respond in writing to such Direct Claim. During such sixty (60)-day period, the Indemnified Party shall allow the Indemnifying Party and its Representatives to investigate the matter or circumstance alleged to give rise to the Direct Claim, and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including reasonable access to the books, records and personnel of such Indemnified Party, if applicable) as the Indemnifying Party or any of its Representatives may reasonably request. If the Indemnifying Party does not respond within sixty (60) days of the receipt of notice from the Indemnified Party of such Direct Claim (or if in its response it disputes such Direct Claim), the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 10.5 Limitations; Payments.

(a) Notwithstanding anything contained in this Agreement to the contrary, Newquay shall not, other than with respect to any breach of any Newquay Designated Representation, be (i) liable for any amounts for which the Pluto Indemnified Parties are otherwise entitled to indemnification pursuant to Section 10.3(a) or Section 8.1(b)(iii) unless (A) a claim is timely asserted during the survival period specified in Section 10.1(a) or Section 8.9, as applicable, (B) the amount of Losses with respect to the particular act, circumstance, development, event, fact, occurrence or omission giving rise to such Losses exceeds $3,500,000 (aggregating all such Losses arising from substantially identical facts) and (C) the aggregate amount of all Losses for which the Pluto Indemnified Parties are entitled to indemnification pursuant to Section 10.3(a) or Section 8.1(b)(iii) (for the avoidance of doubt, excluding Losses that do not exceed the amount set forth in clause (B) above) exceeds, on a cumulative basis, $35,000,000 (the “Newquay Threshold”), and then only the extent of such excess) and (ii) required to make indemnification payments pursuant to Section 10.3(a) or Section 8.1(b)(iii) to the extent indemnification payments thereunder would exceed in the aggregate $400,000,000 (the “Newquay Indemnification Cap”). Notwithstanding anything contained in this Agreement to the contrary, and without limiting the foregoing (including Newquay Indemnification Cap), the maximum amount of indemnifiable Losses that may be recovered from Newquay for any amounts due under Section 10.3 and Section 8.1(b)(iii) shall be $3,770,000,000 (the “Newquay Total Cap”). For the avoidance of doubt, the Newquay Threshold, the Newquay Indemnification Cap and the Newquay Total Cap shall not apply to any remedies provided in Article VIII other than as provided in this Section 10.5(a).

(b) Notwithstanding anything contained in this Agreement to the contrary, in the event that any fact, event or circumstance which results in an adjustment to the purchase price pursuant to Article I or Article III would also constitute a breach or inaccuracy of any of a Party’s representations, warranties, covenants or agreements under this Agreement or otherwise result in a Loss to the other Party, such Party shall have no obligation to indemnify any Newquay Indemnified Party or Pluto Indemnified Party, as applicable, with respect to such breach or inaccuracy to the extent that (i) recovery for any such Loss would constitute a duplicative payment of amounts recovered as a purchase price adjustment pursuant to Article I or Article III or (ii) such Loss was reflected as a liability on the Rover Final Closing Statement, as applicable, for which there was a purchase price adjustment pursuant to Article I or Article III.

(c) Notwithstanding anything contained in this Agreement to the contrary, for purposes of (i) the determination of whether there was a breach of a representation or warranty as of any particular date and (ii) the existence or amount of any Losses in respect of any such breach, any materiality, Rover Material Adverse Effect standard or qualification contained in or otherwise applicable to such representation or warranty shall be disregarded; provided that this Section 10.5(c) shall not apply to the representations and warranties set forth in Section 5.6(a)(ii).

(d) Notwithstanding anything contained in this Agreement to the contrary, no Party shall have any liability pursuant to Section 10.2 or Section 10.3 for any special, indirect, consequential or punitive damages relating to a breach or alleged breach of this Agreement; provided, however, that any amounts payable to third parties pursuant to a Third-Party Claim shall not be deemed special, indirect, consequential or punitive damages.

Section 10.6 Insurance. Notwithstanding anything contained in this Agreement to the contrary, Losses shall be net of any insurance or other prior or subsequent recoveries actually received by the Indemnified Party or its Affiliates in connection with the facts giving rise to the claim for indemnification. If an Indemnified Party shall have used its reasonable best efforts to recover any amounts recoverable under insurance policies and shall not have recovered the applicable Losses, the Indemnifying Party shall be liable for the amount by which such Losses exceeds the amounts actually recovered.

Section 10.7 Remedies Exclusive. Except as otherwise specifically provided herein, and except in the case of fraud with respect to the representations and warranties contained in this Agreement, the remedies provided in Article VIII and this Article X shall be the exclusive monetary remedies (including equitable remedies that involve monetary payment, such as restitution or disgorgement, but excluding specific performance to enforce any payment or performance due hereunder) of the Parties from and after the Closing in connection with any breach of a representation or warranty, or non-performance, partial or total, of any covenant or agreement contained herein.

Section 10.8 Mitigation. Each Indemnified Party shall use its reasonable best efforts to mitigate any claim or liability that an Indemnified Party asserts or may assert under this Article X. In the event that an Indemnified Party shall fail to make such reasonable best efforts to mitigate any such claim or liability, then notwithstanding anything contained in this Agreement to the contrary, neither Pluto nor Newquay, as the case may be, shall be required to indemnify any Indemnified Party for that portion of any Losses that would reasonably be expected to have been avoided if the Indemnified Party had made such efforts.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Construction; Absence of Presumption.

(a) For the purposes of this Agreement: (i) words (including capitalized terms defined herein) in the singular shall be held to include the plural and vice versa and words (including capitalized terms defined herein) of one gender shall be held to include the other gender as the context requires; (ii) the terms “hereof”, “herein”, “hereunder” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Exhibits) and not to any particular provision of this Agreement, and Article, Section, paragraph and Exhibit references are to the Articles, Sections, paragraphs and Exhibits to this Agreement, unless otherwise specified; (iii) the word “including” and words of similar import when used in this Agreement means “including without limitation”; (iv) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified; (v) the word “or” shall not be deemed to be exclusive, unless otherwise specified; (vi) the phrase “taxable year” includes, where the context permits, an accounting period; (vii) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (viii) except as otherwise expressly provided, any information “made available” by a Party to the other Party shall include (A) with respect to information “made available” to Pluto, only that information contained in such documents posted to the applicable Intralinks dataroom by or on behalf of Newquay and (B) with respect to information “made available” to Newquay, only that information delivered electronically to Newquay or its Representatives, in each case of clause (A) and clause (B), no later than 12:00 p.m. New York City time on the date hereof; (ix) any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein; (x) the word “will” shall be construed to have the same meaning and effect as the word “shall”; and (xi) “$” shall refer to United States dollars.

(b) The Parties hereby acknowledge that each Party and its counsel have participated jointly in the negotiation and drafting of this Agreement, have reviewed and revised this Agreement and that no rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall be employed in the interpretation of this Agreement (including all of the Exhibits hereto) or any amendments hereto or thereto.

(c) The Parties hereby acknowledge and agree that to the extent that there is a conflict with respect to any Tax matters between any (i) general provision of this Agreement and (ii) provision specifically relating to Tax matters, the terms of the specific Tax provision shall control.

Section 11.2 Headings. The Article and Section headings contained in this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

Section 11.3 Notices. Except as otherwise provided in this Agreement, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and, in the case of delivery in person or by overnight courier, shall be deemed to have been duly given upon receipt) by delivery in person or overnight courier to the respective Parties at the following addresses, delivery by electronic mail transmission to the respective Parties at the following email addresses, or at such other address or email address for a Party as shall be specified in a notice given in accordance with this Section 11.3; provided, however, that delivery by electronic mail transmission shall be deemed to have been duly given upon receipt only if promptly confirmed by reply electronic mail transmission or telephone:

(a)	If to Pluto or Pluto Topco:

PPL Corporation

Two North Ninth Street

Allentown, PA 18101

Attn: Jennifer McDonough

Email: jlmcdonough@pplweb.com

With a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

1440 New York Avenue, N.W.

Washington, DC 20005

Attn:	Pankaj Sinha

  Richard Oliver

Email:	psinha@skadden.com

  rioliver@skadden.com

(b)	If to Newquay:

National Grid USA

40 Sylvan Road

Waltham, MA 02451

Attn: Keri Sweet-Zavaglia

Email: Keri.Sweet-Zavaglia@nationalgrid.com

With a copy to:

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

Attn:	Mark I. Greene

  G.J. Ligelis Jr.

Email:	MGreene@cravath.com

  GLigelisJr@cravath.com

Section 11.4 Governing Law. This Agreement, and all claims or causes of action (whether at law, in contract or in tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the Requirements of Law of the State of Delaware, without regard to any choice or conflict of law principles or rules (whether of the State of Delaware or any other jurisdiction) that would mandate or permit the application of the Requirements of Law of any jurisdiction other than the State of Delaware.

Section 11.5 Jurisdiction; Venue; Specific Performance; Waiver of Trial by Jury.

(a) Each Party agrees that all claims arising out of or in connection with this Agreement shall be brought in the Chancery Courts of the State of Delaware located in Wilmington, Delaware or, if under applicable Requirement of Law jurisdiction is not available in such courts, in the United States District Court for the District of Delaware. In connection with any action or proceeding in any such court, each Party (i) consents to the service of process or other papers in connection with such action or proceeding in the manner provided in Section 11.3 or in such other manner as permitted by Requirements of Law, (ii) submits with regard to any such action or proceeding, generally and unconditionally, to the personal jurisdiction of any such court, and (iii) irrevocably waives, to the fullest extent permitted by Requirements of Law, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement in such court, any claim that the suit, action or proceeding in any such court is brought in an inconvenient forum, that the venue of such suit, action or proceeding is improper, or that this Agreement, or the subject matter hereof, may not be enforced in or by such court pursuant to this Section 11.5.

(b) The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Parties acknowledge and agree that, to prevent breaches or threatened breaches by the Parties of any of their respective covenants or obligations set forth in this Agreement and to enforce specifically the terms and provisions of this Agreement, the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled in law or in equity. In connection with any request for specific performance or equitable relief by any Party, each of the other Parties waives any requirement for the security or posting of any bond in connection with such remedy.

(c) EACH PARTY HEREBY WAIVES ITS RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR THE TRANSACTIONS TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, OR ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 11.5(c).

Section 11.6 Entire Agreement. This Agreement, together with the Island Sale Purchase Agreement, the Transition Services Agreement and the Confidentiality Agreement and all Annexes and Exhibits hereto and thereto, embody the entire agreement of the Parties with respect to the subject matter hereof and supersede all prior agreements with respect thereto.

Section 11.7 Consents; Waivers; Amendments. All waivers and consents given hereunder shall be in writing. No waiver by any Party of any breach or anticipated breach of any provision hereof by any other Party shall be deemed a waiver of any other contemporaneous, preceding or succeeding breach or anticipated breach, whether or not similar. Except as provided in this Agreement, no action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance by any other Party with any representations, warranties, covenants or agreements contained in this Agreement. The failure of any Party to assert any rights under this Agreement or otherwise shall not constitute a waiver of such rights. Any amendment to this Agreement shall be in writing and signed by both Parties.

Section 11.8 Severability. If any provision of this Agreement or the application of any such provision is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted under Requirements of Law, the Parties waive any provision under Requirements of Law that renders any provision of this Agreement invalid, illegal or unenforceable in any respect. The Parties shall, to the extent lawful and practicable, use their reasonable best efforts to enter into arrangements to reinstate the intended benefits, net of the intended burdens, of any such provision held invalid, illegal or unenforceable.

Section 11.9 Successors and Assigns; No Third-Party Beneficiaries. Subject to the terms of this Section 11.9, this Agreement and all its provisions shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Nothing in this Agreement, whether expressed or implied, will confer on any Person, other than the Parties or their respective permitted successors and assigns, any rights, remedies or liabilities; provided that the provisions of Article X will inure to the benefit of the Indemnified Parties and the provisions of Section 11.12 will inure to the benefit of Newquay Counsel. No Party may assign its rights or obligations under this Agreement without the prior written consent of the other Party and any purported assignment without such consent shall be void.

Section 11.10 Expenses. Except as provided in Section 8.4, whether or not the Transactions are consummated, all expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses; provided that each of the Parties shall bear fifty percent (50%) of all filing fees of the Parties or their Affiliates related to the filings required to be made to obtain the Required Statutory Approvals, including under the HSR Act.

Section 11.11 Counterparts. This Agreement may be executed by the parties hereto in multiple counterparts which may be delivered by .pdf transmission. Each counterpart when so executed and delivered shall be deemed an original, and all such counterparts taken together shall constitute one and the same instrument.

Section 11.12 Privilege; Counsel. Herbert Smith Freehills LLP, Cravath, Swaine & Moore LLP, Morgan, Lewis & Bockius LLP, Eversheds Sutherland (US) LLP, Eversheds Sutherland (International) LLP, and Keegan Werlin LLP (each, a “Newquay Counsel”) have been engaged by Newquay to represent it in connection with this Agreement and the Transactions. Pluto (on its behalf and on behalf of its Affiliates) hereby (a) agrees that, in the event that a dispute arises after the Closing between Pluto or any of its Affiliates, on the one hand, and Newquay (or any related party to Newquay), on the other hand, each Newquay Counsel may represent Newquay (or such related party) in such dispute even though the interests of Newquay (or such related party) may be directly adverse to Pluto, Rover or any of their respective Affiliates, even though a Newquay Counsel may have represented Rover in a matter substantially related to such dispute, or may be handling ongoing matters for Pluto or Rover, and (b) waives any actual or potential conflict in connection therewith or relating thereto. Pluto (on its behalf and on behalf of its Affiliates) further agrees that, notwithstanding anything in this Agreement to the contrary, as to all communications among any Newquay Counsel and Rover or Newquay (including any of their respective directors, officers or employees or any other party related to Newquay) that relate in any way to this Agreement or the Transactions, the attorney-client privilege and the expectation of client confidence belongs to Newquay and shall be controlled by Newquay and shall not pass to or be claimed by Pluto, Rover or any of their respective Affiliates. Pluto (on its behalf and on behalf of its Affiliates) further understands and agrees that the Parties have each undertaken reasonable best efforts to prevent the disclosure of confidential or attorney-client privileged information. Notwithstanding those efforts, Pluto (on its behalf and on behalf of its Affiliates) further understands and agrees that the consummation of the Transactions may result in the inadvertent disclosure of information that may be confidential or subject to a claim of privilege and that no such Person may use or rely on any such disclosure, whether located in the records or email server of Rover or otherwise, in any action against or involving Newquay or any party related to Newquay after such Closing. Pluto (on its behalf and on behalf of its Affiliates) further understands and agrees that any disclosure of information that may be confidential or subject to a claim of privilege will not prejudice or otherwise constitute a waiver of any claim of privilege. Pluto (on its behalf and on behalf of its Affiliates) agrees to use reasonable best efforts to return promptly any inadvertently disclosed information to the appropriate Person upon becoming aware of its existence. Notwithstanding the foregoing, in the event that a dispute arises between Pluto, Rover or any of their respective Affiliates, on the one hand, and a third party other than a Party, on the other hand, after the Closing, Rover may assert the attorney-client privilege to prevent disclosure of confidential communications by any Newquay Counsel to such third party; provided, however, that Rover may not waive such privilege without the prior written consent of Newquay. Each Newquay Counsel shall be a third-party beneficiary for purposes of this Section 11.12.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be duly executed on its behalf by an authorized officer as of the date first above written.

PPL ENERGY HOLDINGS, LLC

By:	/s/ Joseph P. Bergstein, Jr.
Name: Joseph P. Bergstein, Jr.
Title: Senior Vice President

PPL CORPORATION
(solely with respect to Section 4.10 and Section 6.14)

By:	/s/ Joseph P. Bergstein, Jr.
Name: Joseph P. Bergstein, Jr.
Title: Senior Vice President and Chief Financial Officer

NATIONAL GRID USA

By:	/s/ John Pettigrew
Name: John Pettigrew
Title: Authorized Signatory

Annex A

Defined Terms

For purposes of this Agreement, unless the context requires otherwise, the following terms have the following meanings:

“Accountant” has the meaning set forth in Section 3.1(b).

“Accrued Rover DB Benefits” has the meaning set forth in Section 6.9(i)(ii).

“Additional Rover Service Employee” has the meaning set forth in Section 6.9(a).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such first Person. The term “control” (including its correlative meanings “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by Contract or otherwise).

“Affiliate Agreement” means any Contract between Rover, on the one hand, and Newquay or any of its Affiliates on the other hand; provided that any Contract among Rover, Newquay or any of its Affiliates and any third party shall not constitute an “Affiliate Agreement”.

“Agreement” means this Transaction Agreement and the Newquay Disclosure Schedule and all Annexes and Exhibits hereto, as any of them may be amended, restated or updated from time to time.

“Anti-Corruption Laws” means Requirements of Law relating to anti-bribery or anti-corruption (governmental or commercial), including laws that prohibit the corrupt payment, offer, promise, or authorization, acceptance, or agreement to accept the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Government Official, foreign government employee or commercial entity or to anyone to obtain or retain business or other improper benefit or advantage, including the U.S. Foreign Corrupt Practices Act (15 U.S.C. §§78dd-1 et seq.), the U.K. Bribery Act 2010, and all national and international laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Assumed Benefit Plan” means each (i) Rover Benefit Plan maintained exclusively by Rover or (ii) Rover Benefit Plan with respect to which Pluto or any of its Affiliates or Rover assumes any Liabilities pursuant to this Agreement, solely with respect to the portion of the Rover Benefit Plan and Liabilities thereunder allocable to the Rover Business Employees and Rover Business Former Employees participating in such Rover Benefit Plans.

“Budgeted Pre-Closing Capex” has the meaning set forth in Section 6.1(b)(xv).

Annex A-1

“Business Day” means any day other than a Saturday, Sunday or day on which banking institutions in New York, New York or London, United Kingdom are authorized or obligated pursuant to the Requirements of Law or executive order to be closed.

“Change” means a change, effect, event, circumstance or development.

“Charter Documents” means, with respect to any entity at any time, in each case as amended, modified and supplemented at that time, (i) the articles of association or certificate of formation, incorporation, partnership or organization (or the equivalent organizational documents) of that entity, (ii) the bylaws, partnership agreement or limited liability company agreement or regulations (or the equivalent governing documents) of that entity, and (iii) each document setting forth the designation, amount and relative rights, limitations and preferences of any class or series of that entity’s Equity Securities or of any rights in respect of that entity’s Equity Securities.

“Claims Made Policies” has the meaning set forth in Section 6.12.

“Closing” has the meaning set forth in Section 2.1.

“Closing Date” has the meaning set forth in Section 2.1.

“Closing Date RW Amount” has the meaning set forth in Section 6.9(j)(iii).

“Code” means the Internal Revenue Code of 1986, as amended.

“Communications Act” has the meaning set forth in Section 4.4.

“Communications Laws” has the meaning set forth in Section 4.4.

“Confidential Information,” with respect to Pluto or Newquay, as the case may be, means “Evaluation Material” (as defined in the Confidentiality Agreement).

“Confidentiality Agreement” has the meaning set forth in Section 6.2(c).

“Consent” means, with respect to any Person, any consent, approval, authorization, waiver, permit, license, grant, agreement, exemption or order of, or registration, declaration or filing with, any other Person, including any Governmental Authority, that is required in connection with (a) the execution and delivery by such Person of this Agreement or the Transition Services Agreement or (b) the consummation by such Person and its Affiliates of the Transactions.

“Continuing Pluto Plans” has the meaning set forth in Section 6.9(d).

“Contract” means, with respect to any Person, any loan agreement, indenture, letter of credit, mortgage, security agreement, pledge agreement, guarantee, lease, sublease, license or any other agreement, contract, instrument, obligation, commitment or arrangement, whether written or oral, in each case as amended, supplemented, waived or otherwise modified, to which such Person is a party or by which it is bound or any of its assets are subject.

Annex A-2

“Controlling Party” has the meaning set forth in Section 8.1(e)(iv).

“Copyrights” means all registered and unregistered copyrights, including moral rights and rights of attribution and integrity, copyrights in computer Software and the content contained on any Web site and all applications for registration for the foregoing.

“COVID-19” means SARS-CoV-2 or COVID-19, and any natural evolutions thereof or related or associated epidemics, pandemics or disease outbreaks thereof.

“COVID-19 Legislation” means the Coronavirus Aid, Relief, and Economic Security (CARES) Act of 2020, Pub. L. 116-136; the Families First Coronavirus Response Act, Pub. L. No. 116-127; the Consolidated Appropriations Act, 2021, Pub. L. No. 116-260; and any other U.S., non-U.S., state or local stimulus fund or relief programs or Laws enacted by a Governmental Authority in connection with or in response to COVID-19.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Requirement of Law, directive, guidelines or recommendations promulgated by any industry group or any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19.

“Deepwater PPA” means the Amended Power Purchase Agreement, dated as of June 30, 2010, by and between Rover d/b/a Newquay and Deepwater Wind Block Island LLC.

“Delayed Transfer Date” has the meaning set forth in Section 6.9(a)(iv).

“Delayed Transfer Employees” has the meaning set forth in Section 6.9(a)(iv).

“Designated Regulatory Proceedings” has the meaning set forth in Section 6.13.

“Determination” has the meaning set forth in Section 1313(a) of the Code or any similar state, local or non-U.S. Requirement of Law with respect to Taxes.

“Direct Claim” has the meaning set forth in Section 10.4(b).

“DOJ” has the meaning set forth in Section 6.3(b).

“Effective Time” has the meaning set forth in Section 2.1.

“Enforceability Exceptions” has the meaning set forth in Section 4.2.

“Environmental Claim” means any and all administrative, regulatory or judicial actions, suits, orders, demands, demand letters, directives, claims, investigations, proceedings or notices of noncompliance, Liability or violation (written or oral) by any Person (including any Governmental Authority) alleging potential liability (including potential responsibility or liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from circumstances forming the basis of any actual or alleged noncompliance with, violation of, or liability under, any Environmental Law or Environmental Permit.

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“Environmental Laws” means any and all Requirements of Law pertaining to: (a) the protection of the environment (including air quality, surface water, groundwater, soils, subsurface strata, drinking water, natural resources and biota) or, as it relates to exposure to hazardous or toxic materials, the protection of human health; or (b) the processing, generation, management, storage, treatment, recycling, Release, threatened Release, investigation or remediation of hazardous or toxic materials, including the Federal Resource Conservation and Recovery Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act, the Federal Clean Water Act, the Federal Clean Air Act, the Federal Occupational Safety and Health Act (as it relates solely to exposure to Hazardous Materials) and their implementing regulations as well as state analogues.

“Environmental Permits” means Permits issued or required pursuant to applicable Environmental Law.

“Equity Securities” of any Person means, as applicable (i) any and all of its shares of capital stock, membership interests or other equity interests or share capital, (ii) any warrants, Contracts or other rights or options directly or indirectly to subscribe for or to purchase any capital stock, membership interests or other equity interests or share capital of such Person, (iii) all securities or instruments, directly or indirectly, exchangeable for or convertible or exercisable into, any of the foregoing or with any profit participation features with respect to such Person, or (iv) any share appreciation rights, phantom share rights or other similar rights with respect to such Person or its business.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“FERC” means the Federal Energy Regulatory Commission (or any successor thereto).

“FCC” has the meaning set forth in Section 6.3(b).

“FCC License” has the meaning set forth in Section 6.15.

“Final Order” means action by the relevant Governmental Authority that has not been reversed, stayed, enjoined, set aside, annulled or suspended and is legally binding and effective.

“FTC” has the meaning set forth in Section 6.3(b).

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Good Utility Practice” means (a) the practices, methods and acts generally engaged in or approved by a significant portion of the electric and natural gas transmission and distribution utilities (as applicable), or (b) the practices, methods and acts, that, in the exercise of reasonable judgment in light of the facts known at the time a decision was made, would reasonably have been expected to accomplish the desired result in a manner compliant with Requirements of Law

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and consistent with reliability, safety, environmental protection, economy and expedition; provided that in the case of both clause (a) and clause (b), Good Utility Practice is not intended to be limited to the optimum practices, methods or acts, to the exclusion of all others, but rather is intended to include a spectrum of practices, methods or acts generally acceptable in the region during the relevant period in light of the circumstances.

“Government Official” means (i) any official, officer, employee or representative of, or any person acting in an official capacity for or on behalf of, any Governmental Authority, (ii) any political party or party official or candidate for political office, or (iii) any official, officer, employee, or any person acting in an official capacity for or on behalf of, any company, business, enterprise or other entity owned (in whole or in substantial part) controlled by or affiliated with a Governmental Authority.

“Governmental Authority” means any federal, national, supranational, regional, state, provincial, local, or similar government, governmental, regulatory or administrative authority, agency, department, instrumentality, board, commission, bureau or administration or any court, tribunal, or judicial or arbitral body, and any self-regulatory organization within or outside the United States, including the SEC, FERC, Rover Utility Regulators and the North American Electric Reliability Corporation.

“Hazardous Materials” means (a) any petrochemical or petroleum products or by-products, waste oil, radon gas, asbestos in any form that is or could become friable or any material containing asbestos, lead-based paint, toxic Mold, urea formaldehyde foam insulation and polychlorinated biphenyls; and (b) any chemicals, materials or substances regulated under any Environmental Law as or included in the definition of “hazardous substances,” “hazardous chemicals,” “hazardous wastes,” “hazardous materials,” “toxic substances,” “contaminants” or “pollutants” or words of similar meaning or regulatory effect.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, without duplication, (a) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness that is evidenced by a note, bond, debenture, draft or similar instrument, (c) all obligations in respect of bankers’ acceptances, solely to the extent drawn or payable, (e) letters of credit and any other agreements relating to the borrowing of money or extension of credit, solely to the extent drawn or payable and (f) finance leases (but for the avoidance of doubt, operating lease liabilities shall not be included in Indebtedness and the Deepwater PPA shall not constitute a finance lease).

“Indemnified Party” has the meaning set forth in Section 10.3.

“Indemnifying Party” has the meaning set forth in Section 10.4(a).

“Insurance Policies” has the meaning set forth in Section 6.12.

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“Intellectual Property” means all Copyrights, Patents, Trademarks, Trade Secrets, all other similar intangible assets, rights and forms of protection of a similar nature or having equivalent or similar effect in any jurisdiction (including all rights in designs) and the right to sue for past infringement of any of the foregoing.

“Intercompany Money Pool” has the meaning set forth in Section 6.1(b)(x).

“IRS” means the United States Internal Revenue Service.

“Island Sale” means the purchase of the entire issued share capital of PPL WPD Investments Limited, a limited company incorporated under the laws of the United Kingdom, by Newquay Topco or one of its Affiliates from an Affiliate of Pluto pursuant to the Island Sale Purchase Agreement.

“Island Sale Purchase Agreement” means that share purchase agreement entered into as of the date hereof, by and among PPL WPD Limited, a private limited company incorporated under the laws of England and Wales, National Grid Holdings One Plc, a public limited company organized under the laws of England and Wales, and Newquay Topco.

“Joint Venture” of a Person, means any Person that is not a Subsidiary of such first Person, in which such first Person or one or more of its Subsidiaries owns directly or indirectly any Equity Securities, other than Equity Securities held for passive investment purposes that are less than 5% of each class of the outstanding voting securities or voting capital stock of such second Person.

“Knowledge” means, with respect to Pluto, the knowledge of the individuals set forth in Annex B hereto and, with respect to Newquay, means the knowledge of the individuals set forth in Annex C hereto, which in each case shall be deemed to include the knowledge any such person would have had if he or she had made reasonable inquiry of those persons that such individual would reasonably expect to have actual knowledge of the relevant subject matter.

“Liability” means any liability, cost, expense, debt or obligation of any kind, character, or description, and whether known or unknown, accrued, matured, absolute, determined, determinable, contingent or otherwise, and regardless of when asserted or by whom.

“Liens” means any liens, pledges, charges, claims, security interests, deeds of trust, mortgages, deeds to secure debt, title retention agreements or other encumbrances.

“Long-Term Disability Rover Employee” means each Rover Business Employee who is on long-term disability as of immediately prior to the Closing Date.

“Losses” means all costs, damages, Taxes, awards, judgments, losses or costs and expenses, interest, awards, judgments and penalties that are imposed upon or otherwise incurred by an Indemnified Party (including reasonable attorneys’ and consultants’ fees and expenses) actually suffered or incurred.

“Massachusetts Approval” has the meaning set forth in Section 5.4.

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“MDPU” means the Massachusetts Department of Public Utilities.

“Mold” means any form of multicellular fungi that live on plant or animal matter in moist, indoor environments and shall include, without limitation, Cladosporium, Penicillium, Altemaria, Asperigillus, Fusarium, Trichoderma, Memnoniella, Mucor and Stachbotry’s Chartarum.

“Multiemployer Plan” has the meaning set forth in Section 5.13(d).

“Newquay” has the meaning set forth in the introductory paragraph to this Agreement.

“Newquay 401(k) Plan” has the meaning set forth in Section 6.9(k).

“Newquay Affiliated Group” has the meaning set forth in Section 8.1(b).

“Newquay Burdensome Effect” means a material adverse effect on the business, properties, financial condition or results of operations of, taken as a whole, Newquay and its Subsidiaries; provided, however, that for purposes of this definition only, Newquay and its Subsidiaries shall be deemed a consolidated group of entities of the size and scale of a hypothetical company that is 100% of the size of Rover taken as a whole as of the date of this Agreement.

“Newquay Counsel” has the meaning set forth in Section 11.12.

“Newquay Designated Representations” has the meaning set forth in Section 7.3(a)(i).

“Newquay Disclosure Schedule” means a letter delivered by Newquay to Pluto on or before the execution and delivery of this Agreement setting forth items the disclosure of which is required under this Agreement either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more of the representations, warranties, covenants or agreements contained in this Agreement; provided that the mere inclusion of an item in the Newquay Disclosure Schedule as an exception to a representation or warranty will not be deemed an admission by Newquay that such item (or any non-disclosed item or information of comparable or greater significance) represents a material exception or fact, event or circumstance or that such item has had or is expected to have a Rover Material Adverse Effect.

“Newquay ERISA Affiliate” means any trade or business, whether or not incorporated, that together with Newquay would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA.

“Newquay Guaranties” has the meaning set forth in Section 6.6(a).

“Newquay Indemnification Cap” has the meaning set forth in Section 10.5(a).

“Newquay Indemnified Parties” has the meaning set forth in Section 10.2.

“Newquay Marks” has the meaning set forth in Section 6.7(a).

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“Newquay Pension Plan” has the meaning set forth in Section 6.9(i)(i).

“Newquay Required Statutory Approvals” has the meaning set forth in Section 5.4.

“Newquay RW Plan” has the meaning set forth in Section 6.9(j)(i).

“Newquay Threshold” has the meaning set forth in Section 10.5(a).

“Newquay Topco” means National Grid plc, a public limited company organized under the laws of England and Wales and parent entity of Newquay.

“Newquay Total Cap” has the meaning set forth in Section 10.5(a).

“Non-Controlling Party” has the meaning set forth in Section 8.1(e)(iv).

“Occurrence Based Policies” has the meaning set forth in Section 6.12.

“Offer List” has the meaning set forth in Section 6.9(a)(iii).

“Offer Threshold” has the meaning set forth in Section 6.9(b)(iv).

“Outside Date” has the meaning set forth in Section 9.1(c).

“Parties” has the meaning set forth in the introductory paragraph to this Agreement.

“Patents” means all patents and patent applications, including any continuations, divisionals, continuations-in-part, renewals and reissues.

“Pension Plan” has the meaning set forth in Section 5.13(d).

“Pension Transfer Date” has the meaning set forth in Section 6.9(i)(iv).

“Pension True-Up Amount” has the meaning set forth in Section 6.9(i)(v).

“Permits” has the meaning set forth in Section 5.10.

“Permitted Equity Lien” means any Liens, restrictions on transfers or other encumbrances (a) arising pursuant to or described in this Agreement, the Charter Documents of Rover or applicable securities Requirements of Law, or (b) that may be created by or at the request of Pluto, with respect to Rover.

“Permitted Lien” means (a) any Lien for Taxes, assessments and other governmental charges which are not due and payable as of the Closing Date or are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (b) vendors’, mechanics’, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s, construction or similar Liens arising or incurred in the ordinary course of business relating to obligations which are not overdue for a period of more than ninety (90) days or that are being contested in good faith and by appropriate proceedings, (c) pledges, deposits or other Liens securing the performance of bids, trade contracts, leases or statutory

Annex A-8

obligations (including workers’ compensation, unemployment insurance or other similar social security Requirement of Law), (d) Liens the existence of which are specifically disclosed in notes to the Rover Financial Statements, (e) all easements, covenants, servitudes, permits, exceptions, restrictions, imperfections of title, charges, claims of indigenous Persons and railroad operators, rights-of-way and other similar restrictions, or zoning regulations, policies and plans enacted and permissions and consents granted, in each case, in the ordinary course of business that would not individually or in the aggregate, reasonably be expected to materially and adversely interfere with the present use of Rover’s real property, taken as a whole, (f) minor survey exceptions and matters as to Rover’s real property which would be disclosed by an accurate survey of such real property and that would not, individually or in the aggregate, reasonably be expected to materially and adversely interfere with the present use or occupancy of the real property affected thereby, (g) statutory Liens incurred or pledges, financial assurances, bonds or deposits made in favor of a Governmental Authority to secure the performance of obligations of the affected Person or any of its Subsidiaries under Environmental Laws to which any assets of the affected Person or any such Subsidiaries are subject, (h) Liens arising under any lines of credit or other credit facilities or arrangements in effect on the date of this Agreement (or any replacement facilities thereto permitted pursuant to this Agreement), (i) non-exclusive licenses to Intellectual Property granted in the ordinary course of business, and (j) with respect to the material Rover Owned Real Property, any matters disclosed in true and complete title reports, title searches and other title information made available by Rover to Pluto.

“Person” means any individual, corporation, business trust, partnership, association, limited liability company, unincorporated organization or similar organization, any Governmental Authority, fund, organized group of persons whether incorporated or not, or any receiver, trustee under Title 11 of the U.S. Code or similar official or any liquidating agent for any of the foregoing in his or her capacity as such.

“Personal Information” means, in addition to any information defined or described by a Requirement of Law as “personal information,” all information that can reasonably be used to identify an individual natural Person, or regarding an identified Person (such as name, address, telephone number, email address, financial account number, government-issued identifier, and any other data used or intended to be used to identify, contact or precisely locate a person).

“Plan” means any employment, bonus, incentive compensation, deferred compensation, long term incentive, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, holiday, paid time-off, day or dependent care, legal services, cafeteria, life, health, medical, dental, accident, disability, workmen’s compensation or other insurance, retention, severance, separation, termination, change of control or other benefit plan, agreement, practice, policy, program, scheme or arrangement of any kind, whether written or oral, including any “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA).

“Pluto” has the meaning set forth in the introductory paragraph to this Agreement.

“Pluto 401(k) Plan” has the meaning set forth in Section 6.9(k).

“Pluto Designated Representations” has the meaning set forth in Section 7.2(a)(i).

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“Pluto Indemnified Parties” has the meaning set forth in Section 10.3.

“Pluto Required Statutory Approvals” has the meaning set forth in Section 4.4.

“Pluto Topco” has the meaning set forth in the introductory paragraph to this Agreement.

“Privacy Legal Requirement” means (a) any Requirement of Law regulating the collecting, accessing, using, disclosing, transmitting, transferring, securing, sharing, storing, maintaining, retaining, deleting, disposing, modifying, protecting, privacy of, breach of, or processing of Personal Information (including the European Union Directive 95/46/EC, the European Union General Data Protection Regulation (EU) 2016/679 (GDPR), the United Kingdom Data Protection Act 2018, the European Union Directive 2002/58/EC and all other applicable national laws, regulations and secondary legislation implementing the European Union Directive 2002/58/EC including the Privacy and Electronic Communications (EC Directive) Regulations 2003 (SI 2003/2426), in each case together with any subordinate or related legislation made under any of the foregoing), (b) any obligations under all Contracts to which a Party, any of its Subsidiaries or Joint Ventures is a party or is otherwise bound that relate to Personal Information and (c) any of a Party’s, its Subsidiaries’ or Joint Ventures’ internal and publicly posted policies and representations regarding the collection, access, use, disclosure, transmission, transfer, security, sharing, storage, maintenance, retention, deletion, disposal, modification, protection, privacy, breach or processing of Personal Information.

“Release” means any spill, effluent, emission, leaking, pumping, pouring, emptying, escaping, dumping, injection, deposit, disposal, discharge, dispersal, leaching, abandoning, adding, or migration into the environment.

“Representatives” of any Person, means, as applicable, such Person’s officers, directors, employees, investment bankers, accountants, attorneys, financial advisors and other advisors, agents and representatives.

“Required Statutory Approvals” has the meaning set forth in Section 5.4.

“Requirement of Law” means, with respect to any Person, any U.S. or non-U.S. federal, state or local statute, law (including common law), ordinance, rule, administrative code, secondary legislation, administrative interpretation, regulation, order, consent, writ, injunction, directive, judgment, decree, policy, ordinance, decision, guideline or other requirement of (or agreement with) any Governmental Authority (including any memorandum of understanding or similar arrangement with any Governmental Authority), in each case binding on that Person or its property or assets.

“Retiree Benefit Transfer Employee” has the meaning set forth in Section 6.9(i)(i).

“Rhode Island Approval” has the meaning set forth in Section 4.4.

“Rhode Island Division” has the meaning set forth in Section 4.4.

“Rover” has the meaning set forth in the Recitals.

Annex A-10

“Rover Accrued Vacation Days” has the meaning set forth in Section 6.9(g).

“Rover Acquisition Proposals” has the meaning set forth in Section 6.11(a).

“Rover Adjustment Amount” means the sum of (i) Rover Closing Net Working Capital minus Rover Target Net Working Capital plus (ii) Rover Target Net Indebtedness minus Rover Closing Net Indebtedness, which Rover Adjustment Amount may be positive or negative.

“Rover Adjustment Items” has the meaning set forth in Section 2.2(a)(i).

“Rover Allocation Schedule” has the meaning set forth in Section 8.3(b).

“Rover Applicable Accounting Principles” means the accounting principles, policies and practices set out in Schedule 2.2.

“Rover Audited Balance Sheets” has the meaning set forth in Section 5.8(a).

“Rover Audited Financial Statements” has the meaning set forth in Section 5.8(a).

“Rover Audited Income Statement” has the meaning set forth in Section 5.8(a).

“Rover Benefit Plan” means each Plan (i) to which Newquay or any Newquay ERISA Affiliate has any obligation with respect to a Rover Business Employee or Rover Business Former Employee or that is sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by Newquay or any Newquay ERISA Affiliates for the benefit of any Rover Business Employee or Rover Business Former Employee or (ii) to which Rover has any obligation or that is sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by Rover, in all cases, excluding any Plans sponsored by any Governmental Authority.

“Rover Burdensome Effect” means a material adverse effect on the business, properties, financial condition or results of operations of (i) Rover, or (ii) taken as a whole, Pluto and its Subsidiaries; provided, however, that for purposes of this definition only, Pluto and its Subsidiaries shall be deemed a consolidated group of entities of the size and scale of a hypothetical company that is 100% of the size of Rover as of the date of this Agreement; provided, further, that the matters set forth in Schedule 6.3(d) of the Newquay Disclosure Schedule shall not be considered when determining whether a Rover Burdensome Effect has occurred.

“Rover Business” means the business, operations and activities of Rover as conducted by Rover as of the date of this Agreement, including the retail distribution and provision of electric and gas services to customers within Rover’s service area in the State of Rhode Island.

“Rover Business Employee” means (i) each person who is employed by Rover (a “Rover Direct Employee”), (ii) 351 individuals listed on Schedule 6.9(a)(i) of the Newquay Disclosure Schedule (as it may be updated by Newquay from time to time prior to the Closing Date to reflect any terminations of employment, transfers or new hires, in each case, not prohibited by Section 6.1(b)(vi)), which list consists of individuals (other than Rover Direct Employees) of

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Newquay and its Affiliates who (A) dedicate at least fifty percent (50%) of their working time to the Rover Business or (B) have knowledge essential to running the Rover Business (the “Rover Dedicated Employees”), and (iii) each Additional Rover Service Employee, including in each case, each such employee who as of the Closing Date is on a leave of absence (including medical leave, military leave, workers compensation leave and short-term disability or long-term disability, subject to the provisions of Section 6.9(a)(v)) or vacation; provided that each person who is set forth on Schedule 6.9(a)(ii) of the Newquay Disclosure Schedule shall not be a Rover Business Employee (a “Newquay Retained Employee”); provided further that the identification of any individual as a Rover Additional Employee shall be subject to the provisions of Schedule 6.9(a)(iv) of the Newquay Disclosure Schedule.

“Rover Business Former Employee” means any former employee of Newquay or any Affiliate of Newquay who on the last day of his or her employment with Newquay or its Affiliates was employed by Rover.

“Rover Business RW Benefits” has the meaning set forth in Section 6.9(j)(i).

“Rover Closing Cash” means amounts included on Rover’s balance sheet as of the Effective Time (without giving effect to the Transactions), as determined in accordance with, and adjusted by, the Rover Applicable Accounting Principles, for: (i) cash, bank deposits or cash equivalents (whether in hand or credited to any account with any banking, financial, lending or other similar institution or organization), (ii) liquid or easily realizable stocks, shares, bonds, treasury bills and other securities (and interest accrued on each of the foregoing), (iii) all Rover Intercompany Receivables pursuant to the Intercompany Money Pool and (iv) such other line items designated for inclusion therein pursuant to the Rover Applicable Accounting Principles.

“Rover Closing Indebtedness” means amounts included on Rover’s balance sheet as of the Effective Time (without giving effect to the Transactions), as determined in accordance with, and adjusted by, the Rover Applicable Accounting Principles, for (i) Indebtedness, (ii) all Rover Intercompany Payables pursuant to the Intercompany Money Pool and (iii) such other line items designated for inclusion therein pursuant to the Rover Applicable Accounting Principles.

“Rover Closing Net Indebtedness” means, as of the Effective Time (without giving effect to the Transactions), as determined in accordance with, and adjusted by, the Rover Applicable Accounting Principles, (a) the Rover Closing Indebtedness (stated as a positive amount), minus (b) the Rover Closing Cash.

“Rover Closing Net Working Capital” means amounts included on Rover’s balance sheet as of the Effective Time (without giving effect to the Transactions), as determined in accordance with, and adjusted by, the Rover Applicable Accounting Principles, for (i) current assets (including Rover Intercompany Receivables, other than pursuant to the Intercompany Money Pool) and regulatory assets (including the current and non-current portions thereof), minus (ii) current liabilities (including Rover Intercompany Payables, other than pursuant to the Intercompany Money Pool) and regulatory liabilities (including the current and non-current portions thereof).

“Rover Common Stock” has the meaning set forth in Section 5.5(a).

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“Rover Easement Real Property” has the meaning set forth in Section 5.18(a).

“Rover Election” has the meaning set forth in Section 8.3(a).

“Rover Equity Interest” has the meaning set forth in the recitals to this Agreement.

“Rover Estimated Closing Statement” has the meaning set forth in Section 2.2(a)(i).

“Rover Final Closing Statement” has the meaning set forth in Section 3.1(a)(i).

“Rover Financial Statements” has the meaning set forth in Section 5.8(a).

“Rover Intercompany Payables” has the meaning set forth in Section 6.6(c).

“Rover Intercompany Receivables” has the meaning set forth in Section 6.6(c).

“Rover Labor Agreement” has the meaning set forth in Section 5.14(a).

“Rover Leased Real Property” has the meaning set forth in Section 5.18(a).

“Rover Material Adverse Effect” means any Change (or Changes taken together) that, individually or in the aggregate, has had or would reasonably be expected to have, a material adverse effect on the business, properties, financial condition or results of operations of Rover; provided, however, that any Change shall not be considered when determining whether a Rover Material Adverse Effect has occurred to the extent resulting from or relating to any of the following: (a) any change generally affecting any industry in which Rover operates, including the international, national or regional electric generating, transmission or distribution industry or natural gas transmission or distribution industry; (b) any change generally affecting the international, national or regional wholesale or retail markets for electric power or natural gas; (c) any change in customer usage patterns or customer selection of third-party suppliers for electricity or natural gas; (d) any change in markets for commodities or supplies, including electric power, natural gas, or fuel and water, as applicable, used in connection with the Rover Business; (e) any change in market design and pricing; (f) any change in general regulatory or political conditions, including any engagements of hostilities, insurrections, acts of war or terrorist activities or changes imposed by a Governmental Authority associated with additional security; (g) any change or development in the international, national or regional natural gas or electric transmission or distribution systems or operations thereof; (h) any change in any Requirements of Law (including Environmental Laws) or GAAP (or authoritative interpretation thereof); (i) any change in the financial conditions or results of operations of Pluto or its Affiliates, including changes due to the credit rating of Pluto and its Affiliates; (j) any change in the financial, banking, securities or currency markets; (k) any change in general national or regional economic or financial conditions or the general economic effect of any failure or bankruptcy (or any similar event) of any financial services or banking institution or insurance company; (l) any actions requested by Pluto or required to be taken under or in accordance with this Agreement; (m) the announcement or pendency of the Transactions, including (i) any action taken by Rover to obtain any Required Statutory Approval in compliance with Section 6.3 and the result of any such action, (ii) any adverse change in supplier, employee, financing source, shareholder, regulatory, partner or similar relationships resulting therefrom, or (iii) any change

Annex A-13

that arises out of or relates to the identity of Pluto or any of its Affiliates as the acquirer of Rover; (n) any labor strike, request for representation, organizing campaign, work stoppage, slowdown, or lockout or other labor dispute; (o) any new power plant entrants and their effect on pricing or transmission; (p) any finding of fact or order contained in any FERC or Rover Utility Regulator judgment, decision, order, rulemaking, or other directive applicable to Rover, in each case either (x) issued prior to the date hereof or arising from a filing made prior to the date hereof or (y) issued on or after the date hereof or arising from a filing made after the date hereof to the extent resulting from or relating to the Transactions; (q) any change or effect arising from any requirements imposed by any Governmental Authorities as a condition to obtaining the Required Statutory Approvals, including a Rover Burdensome Effect, or any other requirements or restrictions imposed by FERC or a Rover Utility Regulator on Rover; (r) any fact, circumstance, effect, change, event or development that results from any shutdown or suspension of operations at any power plant from which Rover obtains electricity; (s) any Change the effects of which are permitted to be passed through to, or recovered from, customers in accordance with applicable Requirements of Law; (t) any failure in and of itself by Rover to meet any internal or public projection, budget, forecast, estimate or prediction in respect of revenues, earnings or other financial or operating metrics for any period (except that the underlying cause of any such decline may, to the extent not otherwise excluded by clauses (a) through (v), be considered and taken into account in determining whether there has been a Rover Material Adverse Effect); (u) any change in the credit rating of Rover; or (v) any hurricane, tornado, tsunami, flood, earthquake, snow storm, ice storm, epidemics, pandemics (including the COVID-19 virus or any COVID-19 Measures) or quarantines, acts of God, or other natural disaster or weather-related event, circumstance or development, or any escalation of the foregoing; provided, however, that any Change set forth in clauses (a), (b), (c), (d), (e), (f), (g), (h), (j), (k), (o), or (v) above shall be taken into account in determining whether a “Rover Material Adverse Effect” has occurred or would reasonably be expected to occur to the extent such Change has a disproportionate adverse effect on Rover relative to other transmission and distribution utilities in the New England region of the United States (in which case the disproportionate adverse effect shall be taken into account in determining whether a “Rover Material Adverse Effect” has occurred or would reasonably be expected to occur).

“Rover Material Contract” has the meaning set forth in Section 5.17(a).

“Rover Owned Real Property” has the meaning set forth in Section 5.18(a).

“Rover Pension Plan” has the meaning set forth in Section 6.9(h)(i).

“Rover Pension Plan Trust” has the meaning set forth in Section 6.9(h)(i).

“Rover Personnel” has the meaning set forth in Section 5.13(g).

“Rover Preferred Stock” has the meaning set forth in Section 5.5(a).

“Rover Real Property” has the meaning set forth in Section 5.18(a).

“Rover Real Property Lease” has the meaning set forth in Section 5.18(a).

“Rover RW Plan” has the meaning set forth in Section 6.9(j)(i).

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“Rover Target Net Indebtedness” means (a) $1,448,000,000 plus (b) $52,000,000 multiplied by a fraction with (i) a numerator equal to the number of calendar days elapsed between April 1, 2021 and the earlier of (A) the Closing Date and (B) March 31, 2022 and (ii) a denominator equal to 365.

“Rover Target Net Working Capital” means $109,000,000.

“Rover Unaudited Balance Sheet” has the meaning set forth in Section 5.8(a).

“Rover Unaudited Financial Statements” has the meaning set forth in Section 5.8(a).

“Rover Unaudited Income Statement” has the meaning set forth in Section 5.8(a).

“Rover Utility Regulators” means (i) the State of Rhode Island Public Utilities Commission, (ii) the Rhode Island Division and (iii) the Rhode Island Energy Facility Siting Board.

“RW Transfer Amount” has the meaning set forth in Section 6.9(j)(ii).

“RW Transfer Date” has the meaning set forth in Section 6.9(j)(ii).

“SEC” means the Securities and Exchange Commission.

“Section 338(h)(10) Forms” has the meaning set forth in Section 8.3(a).

“Section 4044 Amount” has the meaning set forth in Section 6.9(h)(iv).

“Severance Obligations” has the meaning set forth in Section 6.9(b)(i).

“Software” means computer software, including all programs, applications and databases (whether in object code, source code or other form), and all documentation related thereto.

“Straddle Period” has the meaning set forth in Section 8.1(c).

“Subsidiary” means, with respect to any Person, any other Person of which such first Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, a majority of the outstanding equity securities or securities carrying a majority of the voting power in the election of the board of directors or other governing body of such Person.

“Tax” means any federal, state, county, local, non-U.S. and other taxes, assessments, charges, duties, fees, levies, imposts or other similar charges imposed by a Governmental Authority, including all income, alternative or add-on minimum, gross receipts, sales, use, value added, transfer, gains, ad valorem, franchise, profits, license, state guarantee fund assessments, withholding, payroll, direct placement, employment, excise, severance, stamp, procurement, occupation, premium, property, real property, escheat, environmental or windfall profit tax, custom, duty or other tax, together with any interest, additions or penalties with respect thereto or with respect to any Tax Return.

“Tax Claim” has the meaning set forth in Section 8.1(e)(i).

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“Tax Return” means any return, declaration, report, document, list, claim for refund, information return or similar statement filed or required to be filed with, or supplied to or required to be supplied to any Governmental Authority with respect to any Taxes, including any schedule or other attachment thereto, and including any amendment thereof.

“Tax Sharing Agreements” has the meaning set forth in Section 8.5.

“Third-Party Claim” has the meaning set forth in Section 10.4(a).

“Third-Party Terms” has the meaning set forth in Section 6.6(c).

“Trade Secrets” means all trade secrets, know-how and other confidential information, including forms and types of financial, business, scientific, technical, economic, or engineering information, including patterns, plans, compilations, program devices, formulas, designs, prototypes, methods, techniques, processes, procedures, programs or codes, whether tangible or intangible, and whether or how stored, compiled or memorialized physically, electronically, graphically, photographically or in writing.

“Trademarks” means all registered and unregistered trademarks, service marks, trade dress, trade names, designs, logos, emblems, signs or insignia, slogans, Internet domain names, other similar designations of source or origin and general intangibles of like nature, together with all applications for registration for the foregoing and the goodwill symbolized by any of the foregoing.

“Transaction Restraint” has the meaning set forth in Section 7.1(a).

“Transactions” means the transactions contemplated by this Agreement and the Transition Services Agreement.

“Transfer Taxes” has the meaning set forth in Section 8.4.

“Transferred Employee” means each Rover Business Employee who, as of the Closing Date (or, if applicable, such later date that any Rover Business Employee commences employment with Pluto or one of its Affiliates), becomes an employee of Pluto or one of its Affiliates whether pursuant to the transfer of the Rover Equity Interest to Pluto or its Affiliates or by acceptance of an offer of employment from Pluto or one of its Affiliates pursuant to Section 6.9(a).

“Transition Services Agreement” means the Transition Services Agreement, substantially in the form of Exhibit A, to be entered into by Newquay (or one or more of its Subsidiaries) and Rover, as updated on mutually agreeable terms after the date hereof to take into account the scope of Services (as defined in the Transition Services Agreement) agreed to be provided in accordance with Section 6.8.

“TSA End Date” shall mean the last day of the Transition Period (as defined in the Transition Services Agreement).

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“TSA Employee” means each person who is employed by Newquay or any Affiliate of Newquay and provides substantial services to the Rover Business following the Closing in connection with the Transition Services set forth on Exhibit A of the Transition Services Agreement, as reasonably determined by Newquay and Pluto.

“U.S. Treasury Regulation” means the final or temporary regulations of the United States Department of the Treasury under the Code, as may be amended from time to time.

“Weighted-Average Numerator” has the meaning set forth in Section 6.9(b)(iv).

“Weighted-Average Severance Percentage” has the meaning set forth in Section 6.9(b)(iii).

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